As filed with the Securities and Exchange Commission on February 25, 2005

Registration No. 333-122602

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNICARE, INC.

OMNICARE CAPITAL TRUST II

(Exact Name of Registrant as Specified in Charter)

Delaware Delaware	5912 5912	31-1001351 16-6539077
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joel F. Gemunder

President and Chief Executive Officer

Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Morton A. Pierce, Esq. Michelle B. Rutta, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019-6092 (212) 259-8000	David C. Lopez, Esq. Cleary Gottlieb Steen & Hamilton LLP 1 Liberty Plaza New York, New York 10006 (212) 225-2000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Series B 4.00% Trust Preferred Income Equity Redeemable Securities of Omnicare Capital Trust II (the “New Trust PIERS”)	$345,000,000	$49.95	(1)	$344,655,000	(1)	$40,566
Series B 4.00% Junior Subordinated Convertible Debentures due 2033(2)	$345,000,000	—		—		—	(2)
Common Stock, $1.00 par value(3)	8,450,000(4)	—		—		—	(5)
New Trust PIERS Guarantee(6)	—	—		—		—	(6)

(1)	Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of January 31, 2005 of the maximum of 4.00% Trust Preferred Income Equity Redeemable Securities of Omnicare Capital Trust I that may be received by Omnicare, Inc. from tendering holders in the exchange offer, reduced by an exchange fee of $0.125 for every $50 in stated liquidation amount. The registration fee was paid on February 7, 2005 in connection with the filing of the Registration Statement.
(2)	Series B 4.00% Junior Subordinated Convertible Debentures due 2033 (the “new convertible debentures”) will be issued by Omnicare, Inc. to Omnicare Capital Trust II in connection with the New Trust PIERS. These new convertible debentures may be distributed, under certain circumstances, to the holders of New Trust PIERS for no additional consideration and therefore, no registration fee is required pursuant to Rule 457 of the Securities Act of 1933.
(3)	Includes the associated preferred share purchase rights issued under the Rights Agreement, dated as of May 17, 1999, between Omnicare, Inc. and First Chicago Trust Company of New York, as Rights Agent.
(4)	The number of shares of common stock referred to above is the maximum number of shares that could theoretically be issued upon conversion of the New Trust PIERS. The actual number of shares, if any, issuable upon conversion would likely be significantly lower because it will depend on the trading prices of Omnicare, Inc.’s common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends, recapitalizations or similar events.
(5)	No additional consideration shall be received for the common stock issuable upon conversion of the New Trust PIERS or pursuant to anti-dilution adjustments and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.
(6)	Includes the rights of holders of the New Trust PIERS under the new guarantee agreement entered into by Omnicare, Inc., relating to the New Trust PIERS. No additional consideration will be received for the New Trust PIERS Guarantee and therefore no registration fee is required pursuant to Rule 457 under the Securities Act of 1933.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to Completion, dated February 25, 2005

PROSPECTUS

OFFER TO EXCHANGE

Series B 4.00% Trust Preferred Income Equity Redeemable Securities (PIERS*)

of Omnicare Capital Trust II

for any and all of the outstanding

4.00% Trust Preferred Income Equity Redeemable Securities (PIERS)

of Omnicare Capital Trust I

The exchange offer expires at 12:00 midnight, New York City time, on March 7, 2005, which time and date we refer to as the expiration date, unless extended.

The Exchange Offer

Omnicare, Inc. is offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, Series B trust PIERS of Omnicare Capital Trust II for any and all of the trust PIERS of Omnicare Capital Trust I. We refer to this offer as the “exchange offer.” We refer to the trust PIERS of Omnicare Capital Trust I as the “Old Trust PIERS” and to the Series B trust PIERS of Omnicare Capital Trust II as the “New Trust PIERS.” Each New Trust PIERS will represent an undivided beneficial interest in the assets of the Omnicare Capital Trust II, which assets will consist solely of the new convertible subordinated debentures issued by Omnicare, Inc., each of which will have a principal amount at maturity of $50 and a stated maturity of June 15, 2033. The CUSIP number of the Old Trust PIERS is 68214L201.

•	Upon our completion of the exchange offer, every $50 of stated liquidation amount of Old Trust PIERS that is validly tendered and not validly withdrawn will be exchanged for $50 of stated liquidation amount of New Trust PIERS and an exchange fee of $0.125.

•	Tenders of Old Trust PIERS may be withdrawn at any time before the expiration date of the exchange offer.

•	As explained more fully in this prospectus, the exchange offer is subject to certain customary conditions, which we may waive.

The purpose of the exchange offer is to change the conversion settlement provisions of the Old Trust PIERS in response to the adoption of EITF No. 04-8 which changed the accounting rules applicable to the Old Trust PIERS and requires Omnicare to include the common stock issuable upon conversion of the Old Trust PIERS in Omnicare’s diluted shares outstanding for purposes of calculating diluted earnings per share.

The New Trust PIERS

The terms of the New Trust PIERS are substantially identical to the terms of the Old Trust PIERS, except that:

•	the New Trust PIERS are convertible into cash and, if applicable, up to an aggregate maximum of 8,450,000 shares of Omnicare common stock; and

•	the outstanding Old Trust PIERS are convertible only into Omnicare common stock (other than cash in lieu of fractional shares).

We intend to apply to list the New Trust PIERS on the New York Stock Exchange under the trading symbol “OCR PrB” and expect to receive approval, subject to official notice of issuance, by the closing of this exchange offer.

See “ Risk Factors” beginning on page 19 of this prospectus for a discussion of factors that you should consider with respect to the exchange offer.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

Dealer Manager

* “Preferred Income Equity Redeemable SecuritiesSM” and “PIERSSM” are service marks owned by Lehman Brothers Inc.

Prospectus dated                     , 2005

	Page		Page
WHERE YOU CAN FIND MORE INFORMATION	1	DESCRIPTION OF THE NEW CONVERTIBLE
DOCUMENTS INCORPORATED BY REFERENCE		DEBENTURES	65
INTO THIS PROSPECTUS	1	DESCRIPTION OF THE NEW GUARANTEE	75
FORWARD-LOOKING STATEMENTS	3	RELATIONSHIP AMONG THE NEW TRUST PIERS,
SUMMARY	5	THE NEW CONVERTIBLE DEBENTURES AND THE
RISK FACTORS	20	NEW GUARANTEE	76
USE OF PROCEEDS	34	BOOK-ENTRY ISSUANCE	78
RATIO OF EARNINGS TO FIXED CHARGES	34	DESCRIPTION OF CAPITAL STOCK	82
PRICE RANGE OF OMNICARE COMMON STOCK	35	MATERIAL UNITED STATES FEDERAL INCOME
PRICE RANGE OF THE OLD TRUST PIERS	35	TAX CONSIDERATIONS	85
DIVIDEND POLICY	36	DIRECTORS, EXECUTIVE OFFICERS AND
ACCOUNTING TREATMENT	36	ADMINISTRATIVE TRUSTEES	88
THE EXCHANGE OFFER	37	LEGAL MATTERS	90
DESCRIPTION OF OMNICARE CAPITAL TRUST II	45	EXPERTS	90
Description OF THE NEW TRUST PIERS	46

This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission, or the SEC, but have not included in, or delivered with, this prospectus. For a listing of the documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled “Documents Incorporated by Reference into this Prospectus.” This information is available without charge upon written or oral request to Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, Attention: Secretary, or made by telephone at (859) 392-3300.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the dealer manager has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “the Company,” “we,” “us” and “our” refer to Omnicare, Inc. and its consolidated subsidiaries, including the Old Trust and the New Trust, unless otherwise specified or the context otherwise requires. References in this prospectus to “Omnicare” refer to Omnicare, Inc. and do not include any of its subsidiaries, unless otherwise specified or the context otherwise requires. References in this prospectus to “the New Trust” refer to Omnicare Capital Trust II, and references in this prospectus to “the Old Trust” refer to Omnicare Capital Trust I.

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WHERE YOU CAN FIND MORE INFORMATION

Omnicare files annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, with the SEC. You may read and copy any document Omnicare files at the following public reference room maintained by the SEC:

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Omnicare’s filings also are available on the SEC’s website at http://www.sec.gov.

Copies of these reports, proxy statements and other information also can be inspected at the following address:

New York Stock Exchange

20 Broad Street

New York, New York 10005

DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in any document Omnicare subsequently files with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus. Likewise, any statement in this prospectus or any document which is incorporated or deemed to be incorporated by reference herein will be deemed to have been modified or superseded to the extent that any statement contained in any document that Omnicare subsequently files with the SEC that is incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. We are incorporating by reference the following documents that Omnicare has previously filed with the SEC (other than information in such documents that is deemed not to be filed):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed March 15, 2004, including the portions of our proxy statement and related supplement incorporated by reference therein;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed May 10, 2004;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed August 9, 2004;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed November 9, 2004;

(e)	Current Report on Form 8-K, filed May 24, 2004;

(f)	Current Report on Form 8-K, filed December 1, 2004; and

(g)	Description of Omnicare common stock set forth in our Registration Statement on Form 8-A, filed November 25, 1981.

Any further filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the expiration or termination of the exchange offer made hereby also will be incorporated by reference in this prospectus (other than information in such documents that is deemed not to be filed).

You may request a copy of Omnicare’s filings by writing or telephoning us at the following address:

Omnicare, Inc.

Attention: Secretary

100 East RiverCenter Boulevard

Covington, Kentucky 41011

(859) 392-3300

Descriptions in this prospectus or in any document incorporated by reference herein or therein of contracts or other documents are not necessarily complete, and in each instance, reference is made to the copies of these contracts or other documents filed as exhibits to, or incorporated by reference into, the prospectus.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains certain “forward-looking statements” that broadly involve our current expectations and forecasts. These forward-looking statements are made on the basis of management’s views and assumptions regarding business performance as of the time the statements are made. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this prospectus (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Forward-looking statements in this prospectus include, but are not limited to, the following: expectations concerning our financial performance, results of operations, sales, earnings or business outlook; trends in the long-term healthcare and contract research industries generally; expectations concerning our ability to leverage our core business; anticipated growth in alternative institutional markets such as correctional facilities, mental health and personal care or supportive living facilities; expectations concerning continued relative stability in the operating environment in the long-term care industry; the ability to leverage our contract research organization, or CRO, business and our core pharmacy business as anticipated; volatility in the CRO business; anticipated business performance of the CRO business; expectations in the CRO business resulting from streamlining and globalization efforts, our unique capabilities in the geriatric market and strength of presence in the drug development marketplace; trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; our ability to utilize our expertise in geriatric pharmaceutical care and pharmaceutical cost management and our database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; the effectiveness of our growth strategy in allowing us to maximize cash flow, maintain a strong financial position, enhance the efficiency of our operations and continue to develop our franchise in the geriatric pharmaceutical market; the ability of expansion in our core business to provide us greater ability to leverage our clinical services and information business, thereby enhancing cost advantages in the institutional pharmacy market; and expectations concerning opportunities for future growth. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond our control, include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare and contract research industries; competition in the pharmaceutical, long-term care and contract research industries; the impact of consolidation in the pharmaceutical and long-term care industries; trends in long-term care occupancy rates and demographics; the ability to attract new clients and service contracts and retain existing clients and service contracts; trends for the continued growth of our businesses; expectations concerning the development and performance of our informatics business; the effectiveness of our formulary compliance program; trends in drug pricing, including the impact and pace of pharmaceutical price increases; delays and reductions in reimbursement by the government and other payors to customers and to us as a result of pressures on federal and state budgets or for other reasons; the overall financial condition of our customers; our ability to assess and react to the financial condition of our customers; the effectiveness of our pharmaceutical purchasing programs and its ability to obtain discounts and manage pharmaceutical costs; the ability of vendors and business partners to continue to provide products and services to us; the continued successful integration of acquired companies and the ability to realize anticipated sales, economies of scale, cost synergies and profitability; the continued availability of suitable acquisition candidates; pricing and other competitive factors in the industry; increases or decreases in reimbursement rates and the impact of other cost control measures; the impact on our sales, profits and margins resulting from market trends in the use of newer branded drugs versus generic drugs; the number and usage of generic drugs and price competition in the drug marketplace; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the demand for our products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the ability to benefit from streamlining and globalization efforts at the CRO; trends concerning CRO backlog; the effectiveness of our implementation and expansion of our clinical and other service programs; the effect of new legislation, government regulations, and/or executive orders, including those relating to reimbursement and drug pricing policies and changes in the interpretation and application of such policies; the impact of the Medicare drug benefit and its implementing regulations; legislation and regulations affecting payment and reimbursement rates for skilled nursing facilities; trends in federal and state budgets and their impact on Medicaid reimbursement rates; government budgetary pressures and shifting priorities; our ability to adjust to federal and state budget shortfalls; efforts by payors to control costs; our failure or the failure of the long-term care facilities we serve to obtain or maintain required regulatory approvals or licenses; loss or delay of contracts pertaining to the CRO business for regulatory or other reasons; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates pertaining to employee benefit plans and stock-based compensation; events or circumstances which result in an impairment of goodwill; market conditions; the outcome of audit, compliance, administrative or investigatory reviews; volatility in the market for Omnicare common stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare’s reports and filings with the SEC. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUMMARY

This section contains basic information about us and this exchange offer. Because it is a summary, it does not contain all of the information that you should consider before making an investment decision. You should carefully read this entire prospectus and the other documents we refer to or incorporate by reference before making an investment decision.

Omnicare

We are a leading geriatric pharmaceutical services company. We are the nation’s largest provider of pharmaceuticals and related pharmacy services to long-term healthcare institutions. Our client facilities include skilled nursing facilities, assisted living facilities, retirement centers, hospitals and other institutional healthcare facilities. We provide our pharmacy services to long-term care facilities, comprising approximately 1,071,000 beds in 47 states at September 30, 2004. We purchase, repackage and dispense pharmaceuticals, both prescription and non-prescription, and provide computerized medical record keeping and third-party billing for residents in those facilities. We also provide consultant pharmacist services, including evaluating monthly patient drug therapy, monitoring the drug distribution system within the nursing facility, assisting in compliance with state and federal regulations and providing proprietary clinical and health management programs. In addition, we provide ancillary services, such as administering medications and nutrition intravenously and furnishing dialysis and respiratory services, medical supplies and clinical care planning and financial software information systems to our client facilities. In addition, we provide operational software and support systems to long-term care pharmacy providers across the United States. We also provide comprehensive product development and research services for the pharmaceutical, biotechnology, medical device and diagnostic industries in 30 countries at September 30, 2004. For the year ended December 31, 2003, we generated total revenue of approximately $3.5 billion and operating income of approximately $388 million.

Our Business

Our primary line of business is the distribution of pharmaceuticals, related pharmacy consulting and other ancillary services, data management services and medical supplies to skilled nursing facilities, assisted living facilities and other providers of healthcare services. We serve this market through our network of pharmacies. We currently have 180 pharmacies. Our pharmacies are dedicated to serving skilled nursing, assisted living and other institutional healthcare facilities and are strategically located throughout the United States. We typically service long-term care facilities within a 150-mile radius of our pharmacy locations and maintain a 24-hour, seven-day per week, on-call pharmacist service for emergency dispensing and delivery and for consultations with the facility’s staff or attending physicians. We utilize a unit-of-use distribution system. This means that our prescriptions are packaged for dispensing in individual doses. This differs from prescriptions filled by retail pharmacies, which typically are dispensed in vials or other bulk packaging requiring measurement of each dose by or for the patient. Our delivery system is intended to improve control over pharmaceutical distribution and patient compliance with drug therapy by increasing the accuracy and timeliness of drug administration. In conjunction with our delivery system, our record keeping/documentation system is designed to result in greater efficiency in nursing time, improved control and reduced waste in client facilities, and lower error rates in both dispensing and administration. We also furnish intravenous administration of medication and nutrition therapy and dialysis and respiratory services, medical supplies and clinical care planning and software support systems. We believe we distinguish ourselves from many of our competitors by also providing proprietary clinical programs. For example, we have developed a ranking of drugs based on their relative clinical effectiveness for the elderly and by cost to the payor. We use these rankings, which we call the Omnicare Geriatric Pharmaceutical Care Guidelines, or Omnicare Guidelines, to more effectively manage patient care and costs. In addition, we provide health and outcomes management programs for the large base of elderly residents of the long-term care facilities we serve.

We also provide contract research organization, or CRO, services. Our CRO business is a leading international provider of comprehensive product development and research services to pharmaceutical, biotechnology, medical device and diagnostics companies. At September 30, 2004, our CRO business operated in 30 countries. Our CRO business provides support for the design of regulatory strategy and clinical development of pharmaceuticals by offering comprehensive and fully integrated project management, clinical monitoring, quality assurance, data management, medical writing and regulatory support for our clients’ drug development programs.

Our principal executive offices are located at 100 East RiverCenter Boulevard, Covington, Kentucky 41011, and our telephone number is (859) 392-3300. Our corporate website address is http://www.omnicare.com. Information contained on our website is not part of this prospectus.

Recent Operating Results

On February 24, 2005, we announced our unaudited financial results for the three months and fiscal year ended December 31, 2004. For the three months ended December 31, 2004, earnings per diluted share was $.52, compared to $.57 for the prior year three month period, net income was $56.2 million, compared to $61.6 million for the prior period, net sales were $1,073.1 million, compared to $947.6 million for the prior period and earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $122.3 million, compared to $126.7 million for the prior period. For the fiscal year ended December 31, 2004, earnings per diluted share was $2.17, compared to $1.89 for the 2003 fiscal year, net income was $236.0 million, compared to $194.4 million for 2003, net sales were $4,119.9 million, compared to $3,499.2 million for 2003 and EBITDA was $498.7 million compared to $440.6 million for 2003.

Cash flow from operations for the fourth quarter ended December 31, 2004 was $35.7 million compared with a net use of cash of $17.6 million in the fourth quarter of 2003. The fourth quarter of 2004 included $29.9 million in advance purchases of pharmaceuticals (pre-buys) as compared with $86.1 million in pre-buys in the comparable 2003 quarter. Cash flow from operations for fiscal year 2004 was $168.9 million as compared with $174.1 million in 2003. Cash flow for fiscal year 2004 was impacted by a reduction of $44.0 million related to a change in payment terms under a new contract with the Company’s drug wholesaler. Furthermore, cash flow for fiscal years 2004 and 2003 was unfavorably impacted by the reduction in an acquired company’s payable to its previous drug wholesaler for approximately $18 million and $15 million, respectively.

Results for the three months ended December 31, 2004 included a special charge totaling $2.2 million pretax ($1.4 million after tax or $.01 per diluted share), and results for the year ended December 31, 2004 included special charges totaling $7.4 million pretax ($4.6 million after tax or $.04 per diluted share) in connection with prior period Medicaid audits in certain states. Fiscal year 2003 results included a total charge of $12.7 million pretax ($7.9 million after tax or $.07 per diluted share) to interest expense relating to our early redemption of $345 million of 5% convertible subordinated debentures.

The Emerging Issues Task Force of the Financial Accounting Standard Board issued EITF No. 04-8, effective for periods ending after December 15, 2004. EITF No. 04-8 requires the shares underlying contingently convertible debt instruments to be included in diluted earnings per share computations using the “if-converted” accounting method, regardless of whether the market price trigger has been met. Accordingly, diluted earnings per share have been retroactively restated for all prior periods back to the issuance of the Old Trust PIERS in June 2003. The effect of the adoption of EITF No. 04-8 for the periods presented was to reduce the diluted earnings per share for each of the fourth quarters of 2004 and 2003 by $.02, and by $.09 and $.04 for fiscal years 2004 and 2003, respectively.

A reconciliation of EBITDA to net cash flows from operating activities follows (in millions). We believe that certain investors find EBITDA to be a useful tool for measuring a company’s ability to service its debt, which is also the primary purpose for which management uses this financial measure. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. generally accepted accounting principles, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Our calculation of EBITDA may differ from the calculation of EBITDA by others.

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
EBITDA	$122,290	$126,691	$498,732	$440,603
Subtract:
Interest expense, net of investment income	(17,930)	(15,121)	(67,237)	(77,134)
Income taxes	(33,706)	(35,265)	(139,188)	(116,081)
Changes in assets and liabilities, net of effects from acquisition of businesses	(50,363)	(125,886)	(226,715)	(165,442)
Add:
Provision for doubtful accounts	11,688	10,004	45,112	44,680
Deferred tax provision	3,681	21,929	58,154	43,685
Write-off of debt issuance costs	—	—	—	3,755

Net cash flows from operating activities	$35,660	$(17,648)	$168,858	$174,066

The Exchange Offer

Purpose of the Exchange Offer

The purpose of the exchange offer is to change the conversion settlement provisions of the Old Trust PIERS. We are making this change in response to the adoption by the Emerging Issues Task Force (“EITF”), of the Financial Accounting Standards Board (“FASB”) of EITF No. 04-8 which, effective December 15, 2004, changed the accounting rules applicable to the Old Trust PIERS and requires Omnicare to include the common stock issuable upon conversion of the Old Trust PIERS in Omnicare’s diluted shares outstanding for purposes of calculating diluted earnings per share. By committing to pay up to the stated liquidation amount of the New Trust PIERS to be converted in cash upon conversion, Omnicare will be able to account for the New Trust PIERS under the treasury stock method, which is expected to be less dilutive to earnings per share than the “if-converted” method prescribed by EITF 04-8 and, therefore, is expected to result in Omnicare reporting higher earnings per share following consummation of the exchange offer than if the exchange offer did not occur. The effect of the adoption of EITF No. 04-8 was to reduce Omnicare’s diluted earnings per share for fiscal years 2003 and 2004 by $.04 and $.09, respectively, reflecting the retroactive restatement of periods following the issuance of the Old Trust PIERS using the “if-converted” accounting method. For a more detailed description of this change, see the sections of this prospectus entitled “Summary—Principal Differences Between the Old Trust PIERS and the New Trust PIERS” and “Summary—Recent Operating Results.”

The Exchange Offer

Omnicare is offering to exchange $50 in stated liquidation amount of New Trust PIERS and an exchange fee of $0.125 for every $50 in stated liquidation amount of Old Trust PIERS accepted for exchange. Each New Trust PIERS will represent an undivided beneficial interest in the assets of the New Trust, which assets will consist solely of the new convertible subordinated debentures issued by Omnicare. Each new convertible subordinated debenture will have a principal amount at maturity of $50.

Deciding Whether to Participate in the Exchange Offer

Neither Omnicare’s board of directors nor any other person is making any recommendation as to whether you should choose to tender and exchange your Old Trust PIERS for the New Trust PIERS and no one has been authorized to make such a recommendation. You must make your own decision as to whether to tender your Old Trust PIERS, and, if so, the stated liquidation amount of your Old Trust PIERS to tender. You should read this prospectus and the letter of transmittal and consult with your advisors, if any, to make that decision based on your own financial position and requirements.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions. See “The Exchange Offer — Conditions to the Exchange Offer.”

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on March 7, 2005, which time and date we refer to as the expiration date, unless extended or earlier terminated by us. We may extend the expiration date for any reason. We also may elect to provide a “subsequent offering period” for the exchange offer. A subsequent offering period, if we include one, will be an additional period beginning after we have accepted for exchange Old Trust PIERS tendered during the exchange offer, during which shareholders may tender Old Trust PIERS not previously tendered in the exchange offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Exchange Offer — Expiration Date; Extensions; Amendments.” If we decide to extend the exchange offer or provide for a subsequent offering period, we will announce that decision by press release or other permitted means no later than 9:00 a.m. on the business day after the scheduled expiration of the exchange offer.

Withdrawal Rights

Tenders of Old Trust PIERS may be withdrawn in writing at any time prior to the expiration date. If you change your mind, you may retender your Old Trust PIERS by again following the exchange offer procedures before the exchange offer expires. If we decide to provide a subsequent offering period, we will accept Old Trust PIERS tendered during that period immediately upon tender and, thus, holders will not be able to withdraw Old Trust PIERS tendered during a subsequent offering period. See “The Exchange Offer — Withdrawal of Tenders.”

Procedures for Exchange

If you own Old Trust PIERS held through a broker or other third party, or in “street name,” you will need to follow the instructions in the letter of transmittal on how to instruct your broker or such other holder to tender the Old Trust PIERS on your behalf as well as instruct your broker or such other holder to submit a letter of transmittal and the other agreements and documents described in this prospectus. We will determine in our sole discretion whether any Old Trust PIERS have been validly tendered. Old Trust PIERS may be tendered by electronic transmission of acceptance through (i) The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer or (ii) by delivery of a signed letter of transmittal pursuant to the instructions described therein.

If you decide to tender Old Trust PIERS in the exchange offer, you may withdraw them at any time prior to the expiration date.

If prior to the satisfaction of the conditions to this offer, any validly tendered Old Trust PIERS are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Trust PIERS are validly withdrawn, such withdrawn Old Trust PIERS will be returned without expense to the tendering holder or such Old Trust PIERS will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Trust PIERS, in either case, promptly after the expiration or termination of the exchange offer.

Please carefully follow the instructions contained in this prospectus and in the letter of transmittal on how to exchange your Old Trust PIERS for New Trust PIERS.

Acceptance of Old Trust PIERS

We will accept all Old Trust PIERS validly tendered and not withdrawn as of the expiration date, as such date may be extended, or immediately upon the tender of any Old Trust PIERS during any subsequent offering period and will issue the New Trust PIERS promptly after the expiration date, as such date may be extended, or immediately upon the tender of any Old Trust PIERS during any subsequent offering period, upon the terms and subject to the conditions in this prospectus and the letter of transmittal. We will issue New Trust PIERS in exchange for Old Trust PIERS only after the exchange agent has received a timely agent’s message from DTC or a properly completed and executed letter of transmittal. Our oral or written notice of acceptance to the exchange agent will be considered our acceptance of all validly tendered Old Trust PIERS in the exchange offer.

Amendment of the Exchange Offer

We reserve the right not to accept any of the Old Trust PIERS tendered, and to otherwise interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which Old Trust PIERS may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Old Trust PIERS that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled.

Fees and Expenses of the Exchange Offer

We estimate that the approximate total cost of the exchange offer, including the exchange fee, assuming all of the Old Trust PIERS are exchanged for New Trust PIERS, will be approximately $2.1 million. We expect to pay exchange fees and other fees and expenses incurred in connection with the exchange offer from our working capital.

Consequences of Not Exchanging Old Trust PIERS

The liquidity and trading market for Old Trust PIERS not tendered in the exchange offer could be adversely affected to the extent a significant number of the Old Trust PIERS are tendered and accepted in the exchange offer.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the exchange offer and of the ownership and disposition of the New Trust PIERS are unclear. We intend to take the position that the exchange of Old Trust PIERS for New Trust PIERS does not constitute a significant modification of the Old Trust PIERS for U.S. federal income tax purposes. Consistent with that position, the New Trust PIERS should be treated as a continuation of the Old Trust PIERS and, apart from the receipt of the exchange fee, there should be no U.S. federal income tax consequences to a U.S. holder that exchanges outstanding Old Trust PIERS for New Trust PIERS pursuant to the exchange offer. If, contrary to our position, the exchange constitutes a significant modification for U.S. federal income tax purposes, the tax consequences to you could materially differ. For example, in such circumstance you may be required to recognize all or a portion of any gain that you realize in the exchange and to accrue interest on the New Trust PIERS at a different rate than on the Old Trust PIERS.

Please see “Material United States Federal Income Tax Considerations” for more information on the tax consequences of the exchange offer.

Old Trust PIERS Not Tendered or Accepted for Exchange

Any Old Trust PIERS not accepted for exchange will be returned without expense to you promptly after the expiration or termination of this exchange offer. If you do not exchange your Old Trust PIERS in this exchange offer, or if your Old Trust PIERS are not accepted for exchange, you will continue to hold your Old Trust PIERS and will be entitled to all the rights and subject to all the limitations applicable to the Old Trust PIERS.

Absence of Dissenters’ Rights	Holders of the Old Trust PIERS do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Dealer Manager	Lehman Brothers Inc. is the dealer manager for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Exchange Agent	JPMorgan Chase Bank, N.A. is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Information Agent	D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Principal Differences between the Old Trust PIERS and the New Trust PIERS

The principal differences between the Old Trust PIERS and New Trust PIERS are illustrated in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the documents governing the Old Trust PIERS and the New Trust PIERS, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the New Trust PIERS, see “Description of the New Trust PIERS.”

	Old Trust PIERS	New Trust PIERS
Settlement Upon Conversion	Upon conversion of Old Trust PIERS, we will deliver shares of Omnicare common stock.	Upon conversion of New Trust PIERS, the holder will receive cash and, if applicable, shares of Omnicare common stock in an amount calculated as follows:

• a cash amount equal to the lesser of (i) the aggregate stated liquidation amount of the

Old Trust PIERS	New Trust PIERS
New Trust PIERS to be converted or (ii) the
applicable stock price (as defined below)
multiplied by the conversion ratio then in
effect (multiplied by the aggregate stated
liquidation amount of the New Trust PIERS
to be converted divided by 50); and

• if the product of the applicable stock price
and the conversion ratio then in effect
(multiplied by the aggregate stated
liquidation amount of the New Trust PIERS
to be converted divided by 50) exceeds the
aggregate stated liquidation amount of the
New Trust PIERS to be converted, a
number of shares of Omnicare common
stock equal to (i) the aggregate stated
liquidation amount of the New Trust PIERS
to be converted divided by $50 and
multiplied by (ii)(a) the conversion ratio
then in effect minus (b) $50 divided by the
applicable stock price.

For example, assuming that (i) the initial conversion ratio remains at 1.2248, (ii) the applicable stock price (as defined below) is $55.00 per share and (iii) you surrender for conversion $1,000 in aggregate stated liquidation amount of New Trust PIERS, you would receive six shares of Omnicare common stock and a cash amount of $1,017.28, representing the sum of the aggregate stated liquidation amount of your New Trust PIERS surrendered for conversion plus cash in lieu of fractional shares.

The “applicable stock price” means, in respect of a conversion date, the average closing sale price of Omnicare common stock over the 20 trading-day period (the “cash settlement averaging period”) beginning on the trading day following the property trustee’s receipt of a holder’s conversion notice (assuming the holder has satisfied all conversion requirements, including the valid delivery of the conversion notice (the “conversion requirements”)), provided, however:

• if a holder submits its conversion notice during the period beginning 25 trading days

	Old Trust PIERS	New Trust PIERS
preceding the maturity date and ending one
trading day preceding the maturity date,
then the cash settlement averaging period
will be the 20 trading-day period ending on
the second trading day preceding the
maturity date; and

•      if the New Trust PIERS have been called for redemption as of the time the conversion requirements are satisfied, then the cash settlement averaging period will be the 20 trading-day period ending on the second trading day preceding the redemption date.

Accounting Treatment	As result of certain new accounting rules, the “if converted” method, under which the full number of shares of Omnicare common stock underlying the Old Trust PIERS will be deemed to be outstanding for the purpose of calculating diluted earnings per share (if dilutive), whether or not the Old Trust PIERS may be converted pursuant to their terms.

Treasury stock method, under which the number of shares of Omnicare common stock deemed to be outstanding for the purpose of calculating diluted earnings per shares will not include shares of Omnicare common stock underlying the New Trust PIERS other than the shares, if any, that we would be required to deliver upon conversion to satisfy our conversion obligations as described herein.

We will record the New Trust PIERS in our accounting records at the same carrying value as the Old Trust PIERS. This carrying value is the aggregate stated liquidation amount of the Old Trust PIERS, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The third-party costs of the exchange offer will be expensed as incurred while the exchange fee paid to holders will be deferred and amortized as additional debt issue costs.

As a result of the conversion settlement provisions of the New Trust PIERS, holders will receive all or a significant portion of the settlement upon conversion in cash. We cannot assure you that we will have sufficient cash to make the required cash payments upon the conversion of the New Trust PIERS. In addition, the source of funds for such cash payments will be Omnicare’s related cash payments on the new convertible debentures to the New Trust, which, in turn, are dependent on our available cash, cash generated from operating activities or other sources which may include borrowings. Such payments may adversely affect our liquidity and capital resources by reducing our available cash or impairing our ability to obtain additional financing in the future. Holders of Old Trust PIERS receive shares of our common stock upon conversion and, therefore, do not face these risks.

The New Trust PIERS

New Trust PIERS

The Series B 4.00% Trust Preferred Income Equity Redeemable Securities (PIERS), which we refer to in this prospectus as “New Trust PIERS,” in an aggregate stated liquidation amount of up to $345,000,000. Each New Trust PIERS has a stated liquidation amount of $50.

Each New Trust PIERS will represent an undivided beneficial ownership interest in the assets of the New Trust, which will consist solely of the Series B 4.00% junior subordinated convertible debentures due 2033, which we refer to in this prospectus as the “new convertible debentures,” issued by Omnicare. Each convertible debenture will have a principal amount at maturity of $50.

Maturity	June 15, 2033.

Distribution Dates

March 15, June 15, September 15 and December 15 of each year, in arrears, beginning on March 15, 2005. Distributions on the New Trust PIERS will be made only to the extent that Omnicare makes corresponding interest payments on the new convertible debentures. Distributions will accumulate from December 15, 2004, the most recent distribution date on the Old Trust PIERS.

Distribution Rate	4.00% per year of the stated liquidation amount of the New Trust PIERS. The distribution rate on the New Trust PIERS will correspond to the interest rate on the new convertible debentures.

Contingent Distributions

The New Trust will pay contingent distributions to the holders of the New Trust PIERS during any quarterly measuring period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14, commencing with the quarterly distribution period beginning June 15, 2009, if the average of the trading prices of the New Trust PIERS for the five trading days ending on the second trading day preceding the beginning of the quarterly period equals 115% or more of the stated liquidation amount of the New Trust PIERS. The rate of contingent payments payable for the quarterly measuring period will equal 0.125% of the average trading price of the New Trust PIERS over the measuring period. Omnicare will pay contingent interest on the new convertible debentures at the same rate under the same circumstances.

Deferral of Payments

So long as Omnicare is not in default in the payment of interest on the new convertible debentures, Omnicare will have the right, at any time, and from time to time during the term of the new convertible debentures, to defer payments of interest (other than contingent interest) by extending the interest payment period for a period not exceeding 20 consecutive quarters or extending beyond the stated maturity of the new convertible debentures, during which extension period no interest will be due and payable. During any such extension period, the New Trust will correspondingly defer distributions (other than contingent distributions) on the New Trust PIERS. Prior to the termination of any extension period, Omnicare may further extend the extension period. However, the extension period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the new convertible debentures. During any extension period, Omnicare will not and will not permit any subsidiary to make certain restricted payments.

Conversion Right	Holders of the New Trust PIERS may convert their New Trust PIERS prior to their stated maturity under the following circumstances:

•	if the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of any calendar quarter is more than 130% of the then-applicable conversion price;

•	during any five-business-day period following any 10-trading-day period in which the daily average of the trading prices for the New Trust PIERS is less than 105% of the average of the conversion values for the New Trust PIERS for each day during such a period before June 15, 2028 and 98% for any such period after that date;

•	if the New Trust PIERS are called for redemption; or

•	if specified corporate transactions have occurred.

As described in this prospectus, the conversion rate may be adjusted for certain events.

Conversion Settlement

The New Trust PIERS will be convertible into cash and, if applicable, shares of Omnicare common stock at an initial conversion ratio of 1.2248 shares of Omnicare common stock for each $50 in stated liquidation amount of New Trust PIERS (equivalent to an initial conversion price of approximately $40.82 per share of Omnicare common stock), subject to adjustment.

Upon conversion of New Trust PIERS, the holder will receive cash and, if applicable, shares of Omnicare common stock in an amount calculated as follows:

•	a cash amount equal to the lesser of (i) the aggregate stated liquidation amount of the New Trust PIERS to be converted or (ii) the applicable stock price (as defined below) multiplied by the conversion ratio then in effect (multiplied by the aggregate stated liquidation amount of the New Trust PIERS to be converted divided by 50); and

•

if the product of the applicable stock price and the conversion ratio then in effect (multiplied by the aggregate stated liquidation amount of the New Trust PIERS to be converted divided by 50) exceeds the aggregate stated liquidation amount of the New Trust PIERS to be converted, a number of shares of Omnicare common stock equal to (i) the aggregate stated liquidation amount of the

New Trust PIERS to be converted divided by $50 and multiplied by (ii)(a) the conversion ratio then in effect minus (b) $50 divided by the applicable stock price.

The “applicable stock price” means, in respect of a conversion date, the average closing sale price of Omnicare common stock over the 20 trading-day period (the “cash settlement averaging period”) beginning on the trading day following the property trustee’s receipt of a holder’s conversion notice (assuming the holder has satisfied all conversion requirements, including the valid delivery of the conversion notice); provided, however:

•	if a holder submits its conversion notice during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, then the cash settlement averaging period will be the 20 trading-day period ending on the second trading day preceding the maturity date; and

•	if the New Trust PIERS have been called for redemption as of the time the conversion requirements are satisfied, then the cash settlement averaging period will be the 20 trading-day period ending on the second trading day preceding the redemption date.

Optional Redemption of the New Convertible Debentures

Omnicare may, at its option, elect to redeem the new convertible debentures, in whole or in part, for cash equal to the redemption amount of 100% of the liquidation amount of the New Trust PIERS plus accrued and unpaid distributions, including contingent distributions, if any, on any date on or after June 15, 2009. Omnicare also may redeem the new convertible debentures at any time upon the occurrence of an “investment company event” or a “tax event,” each as described more fully in this prospectus.

Upon any redemption of the new convertible debentures, the New Trust will redeem a corresponding amount of the New Trust PIERS.

New Guarantee

The following payments or distributions with respect to the New Trust PIERS, to the extent not paid by or on behalf of the New Trust, will be guaranteed on a junior subordinated basis by Omnicare, which guarantee we refer to as the “new guarantee”:

•	any accrued and unpaid distributions, including contingent distributions, required to be paid on the New Trust PIERS, but only to the extent that the New Trust has funds legally and immediately available for those distributions;

•	the redemption price for any New Trust PIERS that the New Trust calls for redemption, including all accrued and unpaid distributions, including contingent distributions, to the redemption date, but only to the extent the New Trust has funds legally and immediately available for the payment; and

•	upon a dissolution, winding-up or termination of the New Trust, other than in connection with the distribution of the new convertible debentures to the holders of the New Trust PIERS or the redemption of all the New Trust PIERS, the lesser of:

•	the sum of the liquidation amount and all accrued and unpaid distributions, including contingent distributions, on the New Trust PIERS to the payment date, to the extent that the New Trust has funds legally and immediately available for the payment; and

•	the amount of assets of the New Trust remaining available for distribution to holders of the New Trust PIERS in liquidation of the New Trust.

Omnicare’s obligations under the new guarantee will rank subordinated and junior in right of payment to all of “senior indebtedness” as defined in this prospectus under the heading “Description of the New Convertible Debentures—Subordination.”

Each guarantee will be a guarantee of payment and not of collection.

Change of Control

If a “change of control,” as defined in this prospectus, occurs with respect to Omnicare, each holder of the New Trust PIERS will have the option to exchange any or all of such holder’s New Trust PIERS for new convertible debentures having a principal amount equal to the liquidation amount of such New Trust PIERS and to simultaneously require Omnicare to repurchase such new convertible debentures at a repurchase price in cash equal to 100% of the principal amount of the new convertible debentures that are exchanged, plus accrued and unpaid interest (including deferred interest and contingent interest) on such new convertible debentures to, but excluding, the repurchase date.

Ranking of the New Convertible Debentures

The new convertible debentures will be unsecured and will rank junior to all of Omnicare’s existing and future “senior indebtedness,” as defined in this prospectus under the heading “Description of the New Convertible Debentures—Subordination.” At September 30, 2004, Omnicare had approximately $1.17 billion of debt, including approximately $827 million of senior indebtedness. The new convertible debentures will rank pari passu with any old convertible debentures underlying the Old Trust PIERS.

In addition, the new convertible debentures are effectively subordinated to the creditors of Omnicare’s subsidiaries. As of September 30, 2004, the total liabilities of Omnicare’s subsidiaries were approximately $654 million.

The New Trust	The New Trust is a Delaware statutory trust. The sole assets of the New Trust will be the new convertible debentures. The New Trust will issue the New Trust PIERS.

Ranking of the New Trust PIERS

Payment of distributions on, and the redemption price of, the New Trust PIERS and the common securities of the New Trust, will generally be made pro rata based on their stated liquidation amounts. However, if on any payment date, an event of default under the subordinated debt securities indenture, as supplemented, which we refer to, collectively, as the “new subordinated debt securities indenture,” governing the new convertible debentures has occurred and is continuing, then no payment on the New Trust common securities will be made unless payment in full in cash of all accumulated and unpaid distributions, including contingent distributions, on all of the outstanding New Trust PIERS for all current and prior distribution periods (or in the case of payment of the redemption price, the full amount of such redemption price on all of the outstanding New Trust PIERS then called for redemption) has been made or provided for. The New Trust PIERS will rank pari passu with any Old Trust PIERS that are not exchanged and remain outstanding following the exchange offer.

Form and Denomination

The Depository Trust Company, which we refer to as “DTC,” will act as securities depositary for the New Trust PIERS. Each of the New Trust PIERS will be issued only as fully registered securities registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC. One or more fully registered certificates will be issued for each of the New Trust PIERS, and will be deposited with the property trustee as custodian for DTC. The New Trust PIERS will be issued in denominations of $50 stated liquidation amount and whole multiples of $50. See “Book-Entry Issuance” in this prospectus.

U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of the ownership and disposition of the New Trust PIERS are unclear. We intend to take the position that the exchange of Old Trust PIERS for New Trust PIERS does not constitute a significant modification of the Old Trust PIERS. Consistent with our position, the New Trust PIERS should be treated as a continuation of the Old Trust PIERS and should continue to be subject to the same rules governing the treatment of contingent payment debt instruments as were applicable to the Old Trust PIERS. Pursuant to those rules, a holder of the New Trust PIERS is required to accrue interest income on the New Trust PIERS for each year, in the amounts described in the registration statement relating to the Old Trust PIERS, regardless of whether the holder uses the cash or accrual method of tax accounting. As a result of such treatment, a holder may recognize taxable income in each year significantly in excess of the interest payments (whether fixed or contingent) actually received in that year. If, contrary to our position, the exchange constitutes a significant modification, the tax consequences to you could materially differ. For example, in such circumstance you may be required to recognize all or a portion of any gain that you realize in the exchange and to accrue interest on the New Trust PIERS at a different rate than on the Old Trust PIERS. See “Material United States Federal Income Tax Considerations” for more information.

Absence of a Public Market for the New Trust PIERS	The New Trust PIERS will be new securities. We cannot assure you that an active or liquid market will develop for the New Trust PIERS.

New York Stock Exchange Symbol for Omnicare Common Stock and Listing	Omnicare common stock is traded on the New York Stock Exchange under the symbol “OCR.” We intend to apply to list the New Trust PIERS on the NYSE under the symbol “OCR PrB.”

Summary Historical Consolidated Financial Information

(in thousands, except ratios and per share data)

The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from Omnicare’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

We derived the income statement data for the years ended December 31, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 from our audited financial statements, which are incorporated by reference in this prospectus from Omnicare’s Annual Report on Form 10-K for the year ended December 31, 2003. We derived the income statement data for the nine and three months ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 from our unaudited financial statements, which are incorporated by reference in this prospectus from Omnicare’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. We derived the balance sheet data as of September 30, 2003 from our unaudited financial statements, which are not incorporated by reference in this prospectus. In the opinion of management, the unaudited financial statements from which the information below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future. In addition, interim results may not be indicative of results for the remainder of the year.

	Years Ended December 31,				Nine Months Ended September 30,				Three Months Ended September 30,
	2002		2003		2003		2004		2003		2004
Income Statement Data:
Total net sales	$2,632,754		$3,499,174		$2,551,548		$3,046,809		$901,654		$1,053,933
Gross profit	691,053		897,560		656,193		768,858		227,255		258,570
Operating income	256,586		387,583		275,583		334,620		103,663		106,321
Net income	125,906		194,368		132,754		179,831		48,830		55,886
Earnings per share data:
Basic	$1.34		$1.97		$1.36		$1.73		$0.48		$0.54
Diluted	$1.33		$1.93		$1.34		$1.72		$0.47		$0.54
Balance Sheet Data (at end of period):
Current assets	$1,001,558		$1,383,088		$1,343,835		1,512,968
Noncurrent assets	1,426,027		2,011,933		1,986,559		2,203,574
Current liabilities	296,650		462,760		459,796		457,530
Noncurrent liabilities	855,873		1,256,237		1,265,287		1,386,400
Ratio of Earnings to Fixed Charges (a) (b)	4.0	x	4.3	x	3.9	x	5.6	x	3.7	x	5.2	x
Book Value (per share)							$17.98

(a)	Our ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges (excluding capitalized interest expense) to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.

(b)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

RISK FACTORS

You should carefully consider the risks described in this prospectus, in addition to the other information contained or incorporated by reference in this prospectus, before making an investment decision. These risks are not the only ones facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially and adversely affect our business operations. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such cases, you may lose all or part of your investment.

Because the New Trust will rely on the payments it receives on the new convertible debentures to fund all payments on the New Trust PIERS, and because the New Trust may, under certain circumstances described in this prospectus, distribute the new convertible debentures in exchange for the New Trust PIERS, you are making an investment regarding the new convertible debentures as well as the New Trust PIERS. You should carefully review the information in this prospectus about the New Trust PIERS, the new convertible debentures and the new guarantee. Additionally, because the New Trust PIERS are convertible into Omnicare common stock as described in this prospectus, you are making an investment decision with regard to Omnicare common stock. For this reason, you also should carefully review the information in this prospectus about Omnicare’s business and its common stock.

Risks Relating to New Trust PIERS

Omnicare’s obligations under the new guarantee and the new convertible debentures, which are substantially the same as its obligations under the old convertible debentures and old guarantee related to the Old Trust PIERS, are subordinated to its senior indebtedness.

Omnicare’s obligations under the new convertible debentures and the new guarantee are subordinated in right of payment to all of Omnicare’s current and future senior indebtedness as defined in the new subordinated debt securities indenture relating to the new convertible debentures. The New Trust PIERS, the new guarantee, the new convertible debentures and the new subordinated debt securities indenture governing the new convertible debentures will not limit the amount of additional indebtedness, including senior indebtedness, Omnicare or its subsidiaries can create, incur, assume or guarantee. By reason of the subordination of the new convertible debentures and the new guarantee, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of Omnicare’s business, its assets will be available to pay the amounts due on the new convertible debentures and the new guarantee only after all of its senior indebtedness has been paid in full. In addition, upon default in payment with respect to certain of Omnicare’s senior indebtedness or an event of default with respect to such senior indebtedness permitting the acceleration thereof, Omnicare may be blocked from making payments on the new convertible debentures pursuant to the new subordinated debt securities indenture and the new guarantee pursuant to the new guarantee agreement. If Omnicare does not make payments on the new convertible debentures, the New Trust will not have sufficient funds to make payments on the New Trust PIERS. At September 30, 2004, Omnicare had approximately $827 million of senior indebtedness on a consolidated basis.

Omnicare conducts most of its operations through, and depends on funds from, its subsidiaries. Creditors of Omnicare’s subsidiaries will have priority as to such subsidiaries’ assets.

Omnicare is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, Omnicare’s results of operations depend on the results of operations of its subsidiaries. Moreover, Omnicare is dependent on dividends or other intercompany transfers of funds from its subsidiaries to meet its debt service and other obligations, including its obligations under the new guarantee and the new convertible debentures. The ability of Omnicare’s subsidiaries to pay dividends or make other payments or advances to it will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing the debt of such subsidiaries.

The claims of creditors of Omnicare’s subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of Omnicare’s creditors. The new convertible debentures and the new guarantee will be structurally subordinated to indebtedness of Omnicare’s subsidiaries. At September 30, 2004, the aggregate amount of debt and other obligations of Omnicare’s subsidiaries, including trade payables, was approximately $654 million.

The New Trust PIERS guarantee agreement covers payments only if the New Trust has cash available to make payments to holders of New Trust PIERS, which the New Trust may not have.

The ability of the New Trust to pay scheduled distributions on the New Trust PIERS, the redemption price of the New Trust PIERS, the liquidation amount and cash payments upon conversion of the New Trust PIERS is solely dependent upon Omnicare making the related payments on the new convertible debentures to the New Trust when due. The new guarantee only applies when the New Trust has the cash to make a distribution but fails to do so. If Omnicare defaults in payments on the new convertible debentures, the New Trust will not have sufficient funds to pay distributions, the redemption price, the liquidation amount of each New Trust PIERS or cash payments upon conversion. In those circumstances, holders of New Trust PIERS will not be able to rely upon the New Trust PIERS guarantee agreement for payment of these amounts. Instead, holders of New Trust PIERS must rely solely on the property trustee to enforce the New Trust’s rights under the new convertible debentures or under certain circumstances may directly sue Omnicare to collect their pro rata share of principal and interest owed.

Our ability to make the required cash payments upon conversion of the New Trust PIERS may be limited.

Upon the occurrence of one or more events described under “Description of the New Trust PIERS—Conversion Rights”, the occurrence of which may not be within our control, you will have the right to convert some or all of your New Trust PIERS for cash in an amount up to the stated liquidation amount of such surrendered New Trust PIERS and, if applicable, shares of Omnicare common stock. We cannot assure you that we will have sufficient cash to make such required cash payments upon the conversion of the New Trust PIERS. The source of funds for such cash payment will be Omnicare’s related cash payments on the new convertible debentures to the New Trust, which, in turn, is dependent on our available cash, cash generated from operating activities or other sources which may include borrowings. Furthermore, the use of available cash to fund the required cash payments may impair our ability to obtain additional financing in the future. Holders of Old Trust PIERS receive shares of Omnicare common stock upon conversion and, therefore, do not face these risks.

We are subject to a new accounting rule that will result in lower earnings per share, on a diluted basis.

At its September 2004 meeting, the EITF reached a conclusion on EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” that will require the contingent shares issuable under our Old Trust PIERS to be included in our diluted earnings per share calculation (if dilutive) retroactive to the date of issuance of the Old Trust PIERS by applying the “if converted” method under FASB Statement No. 128, “Earnings per Share” (FAS 128). Under the new rule, shares of common stock issuable upon conversion of a security, such as the Old Trust PIERS, containing embedded conversion features that are contingent upon market price triggers must be included in diluted earnings per share computations (if dilutive) regardless of whether the contingency has been met. The new rule has been approved by the FASB and is effective for periods ending after December 15, 2004. Prior to the new rule’s adoption, we had followed the then current interpretation of FAS 128, which required inclusion of the impact of the conversion of our Old Trust PIERS only when and if the conversion thresholds are reached.

The new rule requires us to restate previously reported diluted earnings per share resulting in lower diluted earnings per share than previously reported for periods subsequent to the issuance of the Old Trust PIERS. If less than all of the Old Trust PIERS are tendered and accepted in the Exchange Offer, then the Old Trust PIERS not exchanged will continue to be accounted for under the “if converted” method.

In the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period, there is a risk that a holder’s claim could be subordinated to claims of our creditors.

Holders of New Trust PIERS should be aware that once they have elected to convert their New Trust PIERS into cash and, if applicable, shares of Omnicare common stock, then in the event of our bankruptcy, insolvency or certain similar proceedings during the cash settlement averaging period (as defined under “Description of the New Trust PIERS —Conversion Rights—Payment Upon Conversion”), there is a risk that a bankruptcy court may decide that a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

You should consider the U.S. federal income tax consequences of owning the New Trust PIERS or the new convertible debentures.

We will treat the new convertible debentures as indebtedness for U.S. federal income tax purposes under current law and intend to take the position that the new convertible debentures will be subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”). Each holder agrees in the new subordinated debt securities indenture to treat the new convertible debentures as indebtedness subject to the CPDI regulations for U.S. federal income tax purposes. As a result of such treatment, a holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the New Trust PIERS or new convertible debentures. The application of the CPDI regulations to instruments such as the new convertible debentures is uncertain in several significant respects, and, as a result, no assurance can be given that the Internal Revenue Service will agree with the treatment described herein, and no ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the new convertible debentures. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the New Trust PIERS or the new convertible debentures. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the New Trust PIERS or the new convertible debentures into shares of Omnicare common stock, might recognize capital gain or loss upon a taxable disposition of the New Trust PIERS or the new convertible debentures and might have an adjusted tax basis in the New Trust PIERS, new convertible debentures or Omnicare common stock acquired upon conversion of a New Trust PIERS materially different than discussed herein. Please read “Material United States Federal Income Tax Considerations” in this prospectus.

Omnicare can defer interest payments on the new convertible debentures, causing your distributions under the New Trust PIERS to be deferred, which may affect the market price of the New Trust PIERS.

Omnicare has the right to defer interest payments (other than contingent interest) on the new convertible debentures for up to 20 consecutive quarterly periods. If Omnicare defers interest payments, the New Trust will defer paying distributions to you on your New Trust PIERS during the deferral period. In addition, if Omnicare pays all interest then accrued and unpaid on the new convertible debentures, Omnicare may elect to begin a new deferral period. There is no limitation on the number of times that Omnicare may elect to begin a deferral period.

As a result of Omnicare’s right to defer interest payments (other than contingent interest), the market price of the New Trust PIERS may be more volatile than the market prices of other securities that are not subject to such deferral options. Omnicare does not currently intend to exercise its right to defer interest payments on the new convertible debentures. However, if Omnicare exercises this right in the future, the market price of the New Trust PIERS will probably decline and the New Trust PIERS may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying new convertible debentures. If you sell your New Trust PIERS during a deferral period, you may not receive the same return on your investment as someone who continues to hold the New Trust PIERS until the end of the deferral period.

Distribution of new convertible debentures by the New Trust may depress trading prices to a price below the price that you paid for the Old Trust PIERS.

Omnicare has the right to dissolve the New Trust at any time. If Omnicare dissolves the New Trust, the New Trust will be liquidated by distribution of the new convertible debentures to holders of the New Trust PIERS and the common securities after satisfaction of liabilities to creditors of the New Trust.

Your investment in New Trust PIERS may decrease in value if the new convertible debentures are distributed to you upon a liquidation of the New Trust. We cannot predict the liquidity of the market or market prices, if any, for the new convertible debentures that may be distributed. Accordingly, the new convertible debentures that you receive upon a distribution, or the New Trust PIERS you hold pending such distribution, may trade at a discount to the price that you paid to purchase the Old Trust PIERS.

The New Trust PIERS may be redeemed prior to their maturity date and you may not be able to reinvest the proceeds from the redemption at the same or a higher rate of return.

The new convertible debentures (and therefore the New Trust PIERS) may not be redeemed prior to June 15, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. Omnicare will have the right to redeem the new convertible debentures (and therefore the New Trust PIERS) in whole or in part at a price equal to 100% of their principal amount plus any accrued and unpaid interest at any time on or after June 15, 2009. However, if specified events occur relating to changes in tax or investment company laws that adversely affect the status of the New Trust, the New Trust PIERS or the new convertible debentures, then Omnicare will be able at any time following the change in law to redeem all of the new convertible debentures at a price equal to 100% of their principal amount plus any accrued and unpaid interest. If Omnicare redeems the new convertible debentures, the New Trust must use the redemption price it receives to redeem the New Trust PIERS.

You may not be able to reinvest the proceeds of the redemption at a rate that is equal to or higher than the rate of return on the New Trust PIERS.

Fluctuations in the stock market as well as general economic and market conditions may harm the market price of Omnicare common stock and you may lose all or part of your investment.

As discussed elsewhere in this prospectus, you may convert your New Trust PIERS into cash, and if applicable, shares of Omnicare common stock under certain circumstances. The market price of Omnicare common stock has been subject to significant fluctuation and may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	general economic, market and political conditions, including war or acts of terrorism, not related to our business;

•	actions of our competitors and changes in the market valuations, strategy and capability of such competitors;

•	our ability to successfully consummate and integrate acquisitions and consolidations; and

•	changes in healthcare regulations and the prospects of our industry.

In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may harm the market price of Omnicare common stock.

Omnicare will control the New Trust and you will have limited voting rights.

As a holder of New Trust PIERS, you will have limited voting rights. You can vote only to modify specified terms of the New Trust PIERS, or direct the exercise of the New Trust’s rights as holder of the new convertible debentures, or on the removal of the property and Delaware trustees of the New Trust upon a limited number of events.

As the sole holder of the New Trust common securities, Omnicare can replace or remove the property and the Delaware trustees, unless there is an indenture event of default. If an event of default exists, the property and the Delaware trustees may be removed only by the holders of a majority in liquidation amount of the outstanding New Trust PIERS. In no event will the holders of the New Trust PIERS have the right to vote to appoint, remove or replace the administrative trustees, because these voting rights are vested exclusively in Omnicare as the holder of all of the New Trust common securities.

Unless and until you exercise your right to convert your New Trust PIERS and receive shares of Omnicare common stock, you will not have any voting rights with respect to any matters submitted to a vote of Omnicare’s common stockholders.

Omnicare’s ability to repurchase the New Trust PIERS upon a change of control or in connection with an asset sale repurchase may be limited.

In the event of certain changes of control involving Omnicare, you will have the right, at your option, to require Omnicare to exchange any or all of your New Trust PIERS for new convertible debentures having a principal amount equal to the liquidation amount of such New Trust PIERS and to simultaneously require Omnicare to repurchase such new convertible debentures at a repurchase price in cash equal to 100% of the principal amount of the new convertible debentures that are exchanged, plus accrued and unpaid interest (including deferred interest) on such new convertible debentures to, but excluding, the repurchase date. Omnicare’s ability to repurchase the new convertible debentures upon a change of control or in connection with any asset sale repurchase may be limited by the terms of its senior indebtedness and the subordination provisions of the new subordinated debt securities indenture relating to the new convertible debentures. Further, Omnicare’s ability to repurchase the new convertible debentures upon a change of control or in connection with an asset sale repurchase will be dependent on the availability of sufficient funds and its ability to comply with applicable securities laws. Accordingly, there can be no assurance that Omnicare will be in a position to repurchase the new convertible debentures upon a change of control or in connection with an asset sale repurchase. The term “change of control” under the new subordinated debt securities indenture is limited to certain specified transactions and may not include other events that might adversely affect Omnicare’s financial condition or result in a downgrade of the credit rating (if any) of the new convertible debentures, nor would the requirement that Omnicare offer to repurchase the new convertible debentures upon a change of control necessarily afford holders of the new convertible debentures protection in the event of a highly leveraged reorganization.

You must rely on the enforcement rights of the property trustee.

If:

•	the New Trust fails to pay distributions in full on the New Trust PIERS, other than pursuant to a deferral of interest during an extension period, or

•	a trust event of default, which we defined under “Description of the New Trust PIERS—Trust Events of Default” in this prospectus, including a failure by us to make payments on the new convertible debentures, occurs and is continuing;

you must rely upon the enforcement rights of the property trustee, as a holder of the new convertible debentures. The holders of a majority in liquidation amount of the New Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the new declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the new convertible debentures.

If the property trustee fails to enforce its rights under the new convertible debentures in respect of an indenture event of default after a holder of record of New Trust PIERS has made a written request, a holder of New Trust PIERS may sue us directly to enforce the property trustee’s rights under the new convertible debentures without first suing the property trustee. If a trust event of default has occurred and is continuing and is attributable to Omnicare’s failure to pay the principal or interest, including contingent interest, if any, on the new convertible debentures when due, the registered holder of the New Trust PIERS may sue directly for enforcement of payment to the holder of the principal or interest, including contingent interest, if any, on the new convertible debentures having a principal amount equal to the aggregate liquidation amount of the New Trust PIERS of such holder. As the holder of the New Trust common securities, Omnicare will be subrogated to the rights of such holder of New Trust PIERS under the new declaration of trust to the extent of any payment made by Omnicare to such holder of New Trust PIERS in that suit. The holders of New Trust PIERS will not be able to exercise directly any other remedy available to the holders of new convertible debentures.

The limited covenants relating to the New Trust PIERS, the new convertible debentures and the new guarantee may not protect your investment in the event that Omnicare experiences financial difficulties or a change in control.

The covenants in the governing documents relating to the New Trust PIERS, the new convertible debentures and the new guarantee are extremely limited. In particular, these governing documents do not contain covenants that limit Omnicare’s ability to incur additional indebtedness or (except during a deferral period) to pay dividends on or repurchase its capital stock, nor do they contain provisions permitting holders of the New Trust PIERS or new convertible debentures to require the repurchase of their securities in the event of a decline in its credit rating. As a result, these governing documents do not fully protect you in the event of an adverse change in Omnicare’s financial condition or in the event of a highly leveraged transaction or similar transaction involving Omnicare that may adversely affect the holders of the New Trust PIERS.

There is no existing market for the New Trust PIERS; even if a market develops, you may not be able to sell your New Trust PIERS at the price you desire or sell them at all and the market price may be subject to extreme price fluctuations.

There is no existing trading market for the New Trust PIERS. Although we have applied to list the New Trust PIERS on the New York Stock Exchange, we cannot ensure that an active market will develop or, if any trading market does develop, that it will be liquid or that you will be able to sell any of the New Trust PIERS at a particular time, if at all, or that the prices you receive, if or when you sell the New Trust PIERS, will be above the initial offering price of the Old Trust PIERS. Future trading prices of the New Trust PIERS in any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Declines in the market for high-yield securities generally also may adversely affect the liquidity of, and trading market for, the New Trust PIERS.

Risks Relating to the Exchange Offer

The United States federal income tax consequences of the exchange of the Old Trust PIERS for the New Trust PIERS are unclear.

The U.S. federal income tax consequences of the exchange offer are unclear. We intend to take the position that the modifications to the Old Trust PIERS resulting from the exchange of Old Trust PIERS for New Trust

PIERS and payment of the exchange fee will not constitute a significant modification of the Old Trust PIERS for tax purposes. That position, however, is subject to uncertainty and could be challenged by the IRS. Consistent with our position, the New Trust PIERS should be treated as a continuation of the Old Trust PIERS and, apart from the receipt of the exchange fee, there should be no U.S. federal income tax consequences to a U.S. holder that exchanges Old Trust PIERS for New Trust PIERS pursuant to the exchange offer. If, contrary to our position, the exchange constitutes an exchange for tax purposes, the tax consequences to you could materially differ. For example, under one possible alternative characterization, a holder could be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the New Trust PIERS received in the exchange over the holder’s adjusted tax basis in the Old Trust PIERS. See “Material United States Federal Income Tax Considerations” for more information.

We intend to treat payment of the exchange fee as ordinary income to holders participating in the exchange offer and to report such payments to holders and the IRS for information purposes in accordance with such treatment. Therefore, the receipt of the exchange fee by a non-U.S. holder may be subject to U.S. federal withholding tax. See “Material United States Federal Income Tax Considerations” for more information.

If you do not exchange your Old Trust PIERS, the Old Trust PIERS you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Trust PIERS are exchanged in the exchange offer, the liquidity of the trading market for the Old Trust PIERS, if any, after the completion of the exchange offer may be substantially reduced. Any Old Trust PIERS exchanged will reduce the aggregate amount of Old Trust PIERS outstanding. As a result, the Old Trust PIERS may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. In addition, the New York Stock Exchange may delist the Old Trust PIERS if the continued listing requirements are not met, which may further reduce the liquidity of the trading market for the Old Trust PIERS, if any. We cannot assure you that an active market in the Old Trust PIERS will exist or be maintained and we cannot assure you as to the prices at which the Old Trust PIERS may be traded.

Omnicare’s board of directors has not made a recommendation with regard to whether or not you should tender your Old Trust PIERS in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Trust PIERS.

Neither we nor Omnicare’s board of directors are making a recommendation as to whether holders of the Old Trust PIERS should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Trust PIERS for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Trust PIERS that the value of the New Trust PIERS received in the exchange offer will in the future equal or exceed the value of the Old Trust PIERS tendered and we do not take a position as to whether you ought to participate in the exchange offer.

Risks Related to Our Business

Omnicare has substantial outstanding debt and could incur more debt in the future. Any failure to meet its debt obligations would adversely affect Omnicare’s business and financial condition.

At September 30, 2004, Omnicare’s total consolidated long-term debt (including current maturities) accounted for approximately 38.5% of its total capitalization. In addition, Omnicare and its subsidiaries may be able to incur substantial additional debt in the future. The New Trust PIERS, the new guarantee, the new convertible debentures and the new subordinated debt securities indenture contain restrictions on Omnicare’s incurrence of additional debt. These restrictions, however, are subject to a number of qualifications and exceptions, and under certain circumstances, Omnicare could incur substantial additional indebtedness in compliance with these restrictions, including in connection with potential acquisition transactions. Moreover, these restrictions do not prevent Omnicare from incurring obligations that do not constitute debt under the documents. As of September 30, 2004, Omnicare’s ratio of total indebtedness to EBITDA for the twelve months then ended was 2.3x and Omnicare had approximately $439 million of additional borrowing capacity under its credit facility, subject to specific requirements, including compliance with financial covenants.

The degree to which Omnicare is leveraged could have important consequences to you, including:

•	a substantial portion of Omnicare’s cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions, dividends or general corporate or other purposes;

•	Omnicare’s ability to obtain additional financing in the future may be impaired;

•	Omnicare may be more highly leveraged than its competitors, which may place it at a competitive disadvantage;

•	Omnicare’s flexibility in planning for, or reacting to, changes in its business and industry may be limited; and

•	Omnicare’s degree of leverage may make it more vulnerable in the event of a downturn in its business or in its industry or the economy in general.

Omnicare’s ability to make payments on and to refinance its debt will depend on its ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond Omnicare’s control.

We cannot assure you that Omnicare’s business will generate sufficient cash flow from operations or that future borrowings will be available under its credit facilities in an amount sufficient to enable Omnicare to pay its debt or to fund its other liquidity needs. Omnicare may need to refinance all or a portion of its debt on or before maturity. We cannot assure you that Omnicare would be able to refinance any of its debt, including any credit facilities on commercially reasonable terms or at all.

If we or our client institutions fail to comply with Medicaid and Medicare reimbursement regulations, our revenue could be reduced, we could be subject to penalties and we could lose our eligibility to participate in these programs.

Approximately one-half of our pharmacy services billings are directly reimbursed by government sponsored programs. These programs include Medicaid and, to a lesser extent, Medicare. The remainder of our billings are paid or reimbursed by individual residents, long-term care facilities and other third party payors, including private insurers. A portion of these revenues also are indirectly dependent on government programs. The table below represents our approximated payor mix for the last three years:

	2001	2002	2003
State Medicaid Programs	44%	46%	47%
Private pay and long-term care facilities(1)	44%	44%	45%
Federal Medicare Program(2)	3%	2%	2%
Other private sources(3)	9%	8%	6%

Totals	100%	100%	100%

(1)	Includes payments from skilled nursing facilities on behalf of their federal Medicare program-eligible residents.

(2)	Includes direct billing for medical supplies.

(3)	Includes our contract research organization revenues.

The Medicaid and Medicare programs are highly regulated. The failure, even if inadvertent, of us and/or our client institutions to comply with applicable reimbursement regulations could adversely affect our reimbursement under these programs and our ability to continue to participate in these programs. In addition, our failure to comply with these regulations could subject us to other penalties.

Continuing efforts to contain healthcare costs may reduce our future revenue.

Our sales and profitability are affected by the efforts of healthcare payors to contain or reduce the cost of healthcare by lowering reimbursement rates, limiting the scope of covered services, and negotiating reduced or capitated pricing arrangements. Any changes which lower reimbursement levels under Medicaid, Medicare or private pay programs, including managed care contracts, could reduce our future revenue. Furthermore, other changes in these reimbursement programs or in related regulations could reduce our future revenue. These changes may include modifications in the timing or processing of payments and other changes intended to limit or decrease the growth of Medicaid, Medicare or third party expenditures.

Federal and state healthcare legislation has significantly impacted our business, and future legislation and regulations are likely to affect us.

In recent years, Congress has passed a number of federal laws that have effected major changes in the healthcare system. Several of these changes have had a significant impact on us. The Balanced Budget Act of 1997 sought to achieve a balanced federal budget by, among other things, changing the reimbursement policies applicable to various healthcare providers. In a significant change for the skilled nursing facility industry, the Balanced Budget Act of 1997 provided for the introduction in 1998 of the prospective payment system (“PPS”) for Medicare-eligible residents of skilled nursing facilities. Prior to PPS, skilled nursing facilities under Medicare received cost-based reimbursements. Under PPS, Medicare pays skilled nursing facilities a fixed fee per patient per day based on the resident’s medical condition and required level of assistance with activities of daily living. This fixed fee covers substantially all items and services furnished during a Medicare-covered stay, including pharmacy services. PPS initially resulted in a significant reduction in reimbursement to skilled nursing facilities. Admissions of Medicare residents, particularly those requiring complex care, declined in many skilled nursing facilities due to concerns relating to the adequacy of reimbursement under PPS. This caused a weakness in Medicare census leading to a significant reduction of overall occupancy in the skilled nursing facilities we served. This decline in occupancy and acuity levels adversely impacted our results beginning in 1999, as we experienced lower utilization of our services, coupled with PPS-related pricing pressure from our skilled nursing facility clients.

In 1999 and 2000, Congress sought to restore some of the reimbursement reductions resulting from PPS. This legislation gave skilled nursing facilities a temporary rate increase for certain specific high-acuity patients beginning April 1, 2000, and ending when the Centers for Medicare & Medicaid Services (“CMS”) implements a refined patient classification system under PPS. CMS has not implemented such refinements and therefore, the additional rate increases for certain high-acuity patients continues in 2005. The legislation also increased certain other payments for skilled nursing facility residents. While certain of the increases in Medicare reimbursement for skilled nursing facilities expired in October 2002, the legislation helped to improve the financial condition of skilled nursing facilities, motivated them to increase admissions, particularly of higher acuity residents, and stabilized the unfavorable operating trends attributable to PPS. The impact of these expirations on our customers has not had a significant impact on us to date. Further, skilled nursing facility PPS rates for fiscal years 2004 and 2005 increased 3.0 percent and 2.8 percent, respectively. In addition, rates for fiscal year 2004 were increased by an additional 3.26% to reflect cumulative forecast errors since the start of the skilled nursing facilities PPS on July 1, 1998. CMS estimates that these adjustments resulted in an estimated $850 million increase in Medicare payments to skilled nursing facilities in fiscal year 2004, and the continuation of the high-acuity patient add-on will result in an estimated additional $1 billion in payments in fiscal year 2005. Nonetheless, the loss of revenues associated with future changes in skilled nursing facility payments could, in the future, have an adverse effect on the financial condition of our skilled nursing facility clients which could, in turn, adversely affect the timing or level of their payments to us.

In December 2003, Congress enacted the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the “MMA”), which includes a major expansion of the Medicare program through the introduction of a prescription drug benefit under a new Medicare Part D.

Until the Part D benefit goes into effect on January 1, 2006, Medicare beneficiaries can receive assistance with their outpatient prescription drug costs beginning in June 2004 through a new prescription drug discount card program, which gives enrollees access to negotiated discounted prices for prescription drugs. PBM-Plus, Inc., an Omnicare subsidiary, was selected by CMS as an endorsed sponsor to offer a Medicare prescription drug discount card. PBM-Plus also received a special endorsement for long-term care to administer a transitional assistance benefit of $600 per year to certain qualified low-income eligible seniors not currently receiving drug benefits from the Medicare and Medicaid programs. In addition, the Long Term Care Pharmacy Alliance, LLC (“LTCPA”) (of which we are a member, together with several other national institutional pharmacies) has also received the special long-term care endorsement from CMS to administer the transitional assistance benefit.

Under the new prescription drug benefit, effective as of January 1, 2006, Medicare beneficiaries will be able to enroll in prescription drug plans offered by private entities (or in a “fallback” plan offered on behalf of the government through a contractor, to the extent private entities fail to offer a plan in a given area), which will provide coverage for outpatient prescription drugs (collectively, “Part D Plans”). Part D Plans will consist of both plans providing the drug benefit on a standalone basis (“PDPs”), and “Medicare Advantage” plans providing drug coverage as a supplement to an existing medical benefit under that Medicare Advantage plan (an “MA-PD”), most commonly a health maintenance organization plan. Medicare beneficiaries generally will have to pay a premium to enroll in a Part D Plan, with the premium amount varying from plan to plan, although CMS will provide various federal subsidies to Part D plans to reduce the cost to beneficiaries.

On January 21, 2005, CMS issued the final implementing regulations for Medicare Part D in display copy format and CMS published the final rule on January 28, 2005. Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”) will have their outpatient prescription drug costs covered by the new Medicare drug benefit, subject to certain limitations. Most of the nursing home residents we serve whose drug costs are currently covered by state Medicaid programs are dual-eligibles who will be moved to the new Medicare drug benefit. Pursuant to the MMA, CMS will provide premium and cost-sharing subsidies to Part D Plans with respect to dual eligible residents of nursing homes. As a consequence, such dual eligibles will not be required to pay a premium for enrollment in a Part D Plan, so long as the premium for the Part D Plan in which they are enrolled is at or below the premium subsidy. Dual eligible residents of nursing homes will be entitled to have all of their prescription drug costs covered by a Part D Plan, provided that the prescription drugs which they are taking are either on the Part D Plan’s formulary, or an exception to the plan’s formulary is granted. CMS will review the formularies of Part D Plans and has indicated that it will require their formularies to include the types of drugs most commonly needed by Medicare beneficiaries, and that plans’ formulary exceptions criteria provide for coverage of drugs determined by the plan to be medically appropriate for the enrollee. The MMA also makes available partial premium and cost-sharing subsidies for certain other classes of low-income enrollees who do not qualify for Medicaid.

Pursuant to the final rule, we will obtain reimbursement for drugs we provide to enrollees of a given Part D Plan in accordance with the terms of agreements negotiated between us and that Part D Plan. We intend to negotiate such agreements with Part D Plans under which we would provide drugs and associated services to their enrollees. Until such agreements are negotiated, we will not be able to determine what changes, if any, there may be to the terms and conditions under which we provide drugs and services to Medicare beneficiaries who become enrollees of Part D Plans.

CMS will be issuing subregulatory guidance on many aspects of the final rule throughout 2005 as the new program is implemented. Additionally, the Secretary of the Department of Health and Human Services is required to conduct a study of current standards of practice for pharmacy services provided to patients in long-term care settings, and among other things, make recommendations regarding necessary actions and appropriate reimbursement to ensure the provision of prescription drugs to Medicare beneficiaries in nursing facilities consistent with existing patient safety and quality of care standards. The results of this study are due to be reported to Congress by June 2005. We are continuing to review the final Part D regulations and cannot predict the ultimate effect of the final rule or the outcome of other potential developments relating to its implementation on our business or results of operations.

The MMA does not alter the federal reimbursement scheme for residents of skilled nursing facilities whose stay at the facility is covered under Medicare Part A’s PPS. Accordingly, Medicare’s fixed per diem payments to skilled nursing facilities under PPS continue to include a portion attributable to the expected cost of drugs provided to such residents, and we will continue to receive reimbursement for drugs provided to such residents from the skilled nursing facilities, in accordance with the terms of the agreements we have negotiated with each skilled nursing facility.

The MMA also reforms the Medicare Part B prescription drug payment methodology. With certain exceptions, in 2004 most Part B drugs were reimbursed at 85 percent of the April 1, 2003 average wholesale price. In 2005, Medicare Part B payment generally equals 106 percent of the lesser of (i) the wholesale acquisition cost of the product, or (ii) the average sales price (“ASP”) of the product, with certain exceptions and adjustments. More significant reforms are planned for 2006, when most drugs will be reimbursed under either an ASP methodology or under a “competitive acquisition program.” Our revenues for drugs dispensed under Medicare Part B are not significant in comparison to total revenues. The MMA also includes provisions that will institute administrative reforms designed to improve Medicare program operations. It is uncertain at this time the impact that the MMA’s legislative reforms or future Medicare reform legislation ultimately will have on us.

With respect to Medicaid, the Balanced Budget Act of 1997 repealed the “Boren Amendment” federal payment standard for payments to Medicaid nursing facilities effective October 1, 1997. This repeal gave states greater latitude in setting payment rates for nursing facilities. The law also gave states greater flexibility to establish Medicaid managed care programs without the need to obtain a federal waiver. Although these waiver programs generally exempt institutional care, including nursing facility and institutional pharmacy services, these programs could ultimately change the Medicaid reimbursement system for long-term care. These changes could include moving reimbursement for pharmacy services from fee-for-service, or payment per procedure or service rendered, to a fixed amount per person utilizing managed care negotiated or capitated rates. In addition, some states continue to experience budget shortfalls, which may prompt them to consider implementing reductions in Medicaid reimbursement. Likewise, the federal government may consider changes to Medicaid designed to rein in program spending. While we have endeavored to adjust to these pricing pressures to date, these pressures are likely to continue or escalate, particularly if economic recovery does not emerge, and there can be no assurance that such occurrence will not have an adverse impact on our business.

Further, in order to rein in healthcare costs, we anticipate that federal and state governments will continue to review and assess alternate healthcare delivery systems, payment methodologies and operational requirements for healthcare providers, including long-term care facilities and pharmacies. Given the continuous debate regarding the cost of healthcare, managed care and other healthcare issues, we cannot predict with any degree of certainty what additional healthcare initiatives, if any, will be implemented or the effect any future legislation or regulation will have on our business. Longer term, funding for federal and state healthcare programs must consider the aging of the population and the growth in enrollees as eligibility is expanded; the escalation in drug costs owing to higher drug utilization among seniors and the introduction of new, more efficacious but also more expensive medications; the implementation of the Medicare drug benefit for seniors; and the long-term financing of the entire Medicare program. Given competing national priorities, it remains difficult to predict the outcome and impact on us of any changes in healthcare policy relating to the future funding of the Medicare and Medicaid programs. Further, Medicaid and/or Medicare payment rates for pharmaceutical supplies and services may not continue to be based on current methodologies or remain comparable to present levels. Any future healthcare legislation or regulation may adversely affect our business.

If we fail to comply with licensure requirements, fraud and abuse laws or other applicable laws, we may need to curtail operations, and could be subject to significant penalties.

Our pharmacy business is subject to extensive and often changing federal, state and local regulations, and our pharmacies are required to be licensed in the states in which they are located or do business. While we continuously monitor the effects of regulatory activity on our operations and we currently have pharmacy licenses for each pharmacy we operate, the failure to obtain or renew any required regulatory approvals or licenses could adversely affect the continued operation of our business. The long-term care facilities that contract for our services are also subject to federal, state and local regulations and are required to be licensed in the states in which they are located. The failure by these long-term care facilities to comply with these or future regulations or to obtain or renew any required licenses could result in our inability to provide pharmacy services to these facilities and their residents. We are also subject to federal and state laws that prohibit some types of direct and indirect payments between healthcare providers. These laws, commonly known as the fraud and abuse laws, prohibit payments intended to induce or encourage the referral of patients to, or the recommendation of, a particular provider of items or services. Violation of these laws can result in loss of licensure, civil and criminal penalties and exclusion from the Medicaid, Medicare and other federal healthcare programs.

We expend considerable resources in connection with our compliance efforts. We believe that we are in compliance in all material respects with state and federal regulations applicable to our business.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use that information.

Our company and the healthcare industry generally also are impacted by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which mandates, among other things, the adoption of standards to enhance the efficiency and simplify the administration of the healthcare system. HIPAA requires the Department of Health and Human Services to adopt standards for electronic transactions and code sets for basic healthcare transactions such as payment and remittance advice (“transaction standards”); privacy of individually identifiable healthcare information (“privacy standards”); security and electronic signatures (“security standards”), as well as unique identifiers for providers, employers, health plans and individuals; and enforcement. In many of our operations, we are a healthcare provider, required to comply in our operations with these standards and subject to significant civil and criminal penalties for failure to do so. In addition, we provide services to customers that also are healthcare providers and are required to provide satisfactory written assurances to those customers that we will provide those services subject to the requirements of the privacy standards. The transaction standards have gone into effect, although we and most other covered entities in the healthcare industry received an extension until October 2003 to comply. However, in September 2003, CMS acknowledged that not all healthcare providers were capable of submitting HIPAA-compliant claims transactions, and therefore adopted a contingency plan for Medicare that would permit the continued use of non-compliant electronic transactions in order to avoid disruption of providers’ cash flow due to rejection of non-HIPAA compliant claims. This contingency plan will continue in effect until terminated by CMS. On February 27, 2004, CMS instructed Medicare carriers and fiscal intermediaries that, as of July 6, 2004, HIPAA non-compliant claims may be paid no earlier than 27 days after receipt, while HIPAA-complaint claims are eligible for payment 14 days from receipt. Most health plans and healthcare providers such as us were required to comply with the privacy standards by April 2003. In February 2003, the Department of Health and Human Services published standards for the security of electronic health information. We must comply with the requirements of the security standards by April 2005. CMS published a rule in January 2004 announcing the adoption of the National Provider Identifier as the standard unique health identifier for healthcare providers to use in filing and processing healthcare claims and other transactions. This rule is effective May 23, 2005, with a compliance date of May 23, 2007. Based on current information, we believe we will be able to fully comply with HIPAA requirements, however, at this time we cannot estimate the cost of compliance or if implementation of the HIPAA standards will result in an adverse effect on our operations or profitability, or that of our customers.

We are subject to additional risks relating to our acquisition strategy.

One component of our strategy contemplates our making selected acquisitions. Acquisitions involve inherent uncertainties. These uncertainties include our ability to consummate proposed acquisitions on favorable terms or at all, the effect on acquired businesses of integration into a larger organization and the availability of management resources to oversee the operations of these businesses. The successful integration of acquired businesses will require, among other things:

•	consolidation of financial and managerial functions and elimination of operational redundancies;

•	achievement of purchasing efficiencies;

•	the addition and integration of key personnel; and

•	the maintenance of existing business.

Even though an acquired business may have experienced positive financial performance as an independent company prior to an acquisition, we cannot be sure that the business will continue to perform positively after an acquisition.

We also may acquire businesses with unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. We have policies and procedures to conduct reviews of potential acquisition candidates for compliance with healthcare laws and to conform the practices of acquired businesses to our standards and applicable laws. We also generally seek indemnification from sellers covering these matters. We may, however, incur material liabilities for past activities of acquired businesses.

We cannot be sure of the successful completion or integration of any acquisition or that an acquisition will not have an adverse impact on our results of operations or financial condition.

We operate in highly competitive businesses.

The long-term care pharmacy business is highly regionalized and, within a given geographic region of operations, highly competitive. Our largest competitors nationally are Pharmerica, Inc., a subsidiary of AmerisourceBergen Corporation, NeighborCare, Inc. and Kindred Pharmacy Services, a division of Kindred Healthcare, Inc. In the geographic regions we serve, we also compete with numerous local retail pharmacies, local and regional institutional pharmacies and pharmacies owned by long-term care facilities. While we compete on the basis of quality, cost-effectiveness and the increasingly comprehensive and specialized nature of our services, along with the clinical expertise, pharmaceutical technology and professional support we offer, competitive pricing pressures may affect our profitability.

Our contract research organization, or CRO business, competes against other full-service CROs and client internal resources. The CRO industry is highly fragmented with a number of full-service contract research organizations and many small, limited-service providers, some of which serve only local markets. Clients choose a CRO based upon, among other reasons, reputation, references from existing clients, the client’s relationship with the organization, the organization’s experience with the particular type of project and/or therapeutic area of clinical development, the organization’s ability to add value to the client’s development plan, the organization’s financial stability and the organization’s ability to provide the full range of services required by the client.

We are dependent on our senior management team and our pharmacy professionals.

We are highly dependent upon the members of our senior management and our pharmacists and other pharmacy professionals. Our business is managed by a small number of key management personnel who have been extensively involved in the success of our business, including Joel F. Gemunder, our President and Chief Executive Officer. If we were unable to retain these persons, we might be adversely affected. There is a limited pool of senior management personnel with significant experience in our industry. Accordingly, we believe we could experience significant difficulty in replacing key management personnel. Although we have employment contracts with our key management personnel, these contracts generally may be terminated without cause by either party.

In addition, our continued success depends on our ability to attract and retain pharmacists and other pharmacy professionals. Competition for qualified pharmacists and other pharmacy professionals is strong. The loss of pharmacy personnel or the inability to attract, retain or motivate sufficient numbers of qualified pharmacy professionals could adversely affect our business. Although we generally have been able to meet our staffing requirements for pharmacists and other pharmacy professionals in the past, our inability to do so in the future could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,										Nine Months Ended September 30,
	1999		2000		2001		2002		2003		2003		2004
Ratio of earnings to fixed charges (1)(2)	2.6	x	2.2	x	2.8	x	4.0	x	4.3	x	3.9	x	5.6	x

(1)	Our ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges (excluding capitalized interest expense) to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including amortization of debt expense and capitalized interest) and one-third (the proportion deemed representative of the interest proportion) of rent expense.

(2)	Our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above are the same as our ratios of earnings to fixed charges set forth above because we had no shares of preferred stock outstanding during the periods indicated and currently have no shares of preferred stock outstanding.

PRICE RANGE OF OMNICARE COMMON STOCK

Omnicare common stock is traded on the New York Stock Exchange under the symbol “OCR.” Set forth below for the periods indicated are the high and low closing sales prices for Omnicare common stock, as reported on the New York Stock Exchange.

	High	Low
2002
First Quarter	$25.89	$20.85
Second Quarter	$28.35	$23.84
Third Quarter	$25.44	$18.41
Fourth Quarter	$24.22	$19.52
2003
First Quarter	$27.21	$23.46
Second Quarter	$33.79	$25.03
Third Quarter	$36.62	$32.89
Fourth Quarter	$41.68	$35.73
2004
First Quarter	$47.07	$40.87
Second Quarter	$44.43	$38.42
Third Quarter	$41.63	$26.61
Fourth Quarter	$34.80	$27.10
2005
First Quarter (through February 24, 2005)	$34.39	$29.51

The closing sale price of Omnicare common stock on February 24, 2005 was $33.08 per share, as reported on the New York Stock Exchange. As of January 31, 2005, there were 2,410 holders of record of Omnicare common stock. This amount does not include stockholders with shares held under beneficial ownership in nominee name or within clearinghouse positions of brokerage firms and banks.

PRICE RANGE OF THE OLD TRUST PIERS

The Old Trust PIERS have traded on the New York Stock Exchange under the trading symbol “OCR PrA” since June 13, 2003. Set forth below for the periods indicated are the high and low closing sales prices for the Old Trust PIERS, as reported on the New York Stock Exchange.

	High	Low
2003
Second Quarter (commencing on June 13, 2003)	$54.80	$52.66
Third Quarter	$56.50	$51.55
Fourth Quarter	$63.75	$56.00
2004
First Quarter	$69.00	$62.75
Second Quarter	$66.17	$57.78
Third Quarter	$61.50	$46.25
Fourth Quarter	$55.14	$46.20
2005
First Quarter (through February 24, 2005)	$55.10	$48.99

DIVIDEND POLICY

On November 4, 2004, Omnicare’s board of directors declared a quarterly cash dividend of $0.0225 for an indicated annual rate of $0.09 per share for 2004, which is consistent with annual dividends paid per common share for the 2003 and 2002 years. On February 23, 2005, Omnicare’s board of directors declared a quarterly cash dividend of $0.0225 per share on its common stock. The dividend is payable March 21, 2005 to stockholders of record on March 9, 2005. It is presently intended that cash dividends on common shares will continue to be paid on a quarterly basis; however, future dividends are necessarily dependent upon our earnings and financial condition and other factors not currently determinable.

ACCOUNTING TREATMENT

For financial reporting purposes, the New Trust will be treated as an equity method investment of Omnicare. The new convertible debentures will be presented as a separate line item on Omnicare’s consolidated balance sheet, and appropriate disclosures concerning the New Trust PIERS, the new guarantee and the new convertible debentures will be included in Omnicare’s notes to consolidated financial statements. For financial reporting purposes, Omnicare will record interest payable to the New Trust as interest expense in its consolidated statement of income.

We will account for the New Trust PIERS under the treasury stock method pursuant to which the number of shares of Omnicare common stock deemed to be outstanding for the purpose of calculating diluted earnings per shares will not include shares of Omnicare common stock underlying the New Trust PIERS other than the shares, if any, that we would be required to deliver upon conversion to satisfy our conversion obligations as described herein. We will record the New Trust PIERS in our accounting records at the same carrying value as the Old Trust PIERS. This carrying value is the aggregate stated liquidation amount of the Old Trust PIERS, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection the exchange offer. The third-party costs of the exchange offer will be expensed as incurred while the exchange fee paid to current holders will be deferred and amortized as additional debt issue costs.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the exchange offer is to change the conversion settlement provisions of the Old Trust PIERS. We are making this change in response to the adoption of EITF No. 04-8 which, effective December 15, 2004, changed the accounting rules applicable to the Old Trust PIERS and requires Omnicare to include the common stock issuable upon conversion of the Old Trust PIERS in Omnicare’s diluted shares outstanding for purposes of calculating diluted earnings per share. By committing to pay up to the stated liquidation amount of the New Trust PIERS to be converted in cash upon conversion, Omnicare will be able to account for the New Trust PIERS under the treasury stock method, which is expected to be less dilutive to earnings per share than the “if-converted” method prescribed by EITF 04-8 and, therefore, is expected to result in Omnicare reporting higher earnings per share following consummation of the exchange offer than if the exchange offer did not occur. The effect of the adoption of EITF No. 04-8 was to reduce Omnicare’s diluted earnings per share for fiscal years 2003 and 2004 by $.04 and $.09, respectively, reflecting the retroactive restatement of periods following the issuance of the Old Trust PIERS using the “if-converted” accounting method. See “Summary—Recent Operating Results.”

Securities Subject to the Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange $50 liquidation amount of New Trust PIERS and an exchange fee of $0.125 for each $50 liquidation amount of validly tendered and accepted Old Trust PIERS. We are offering to exchange any and all of the Old Trust PIERS. However, the exchange offer is subject to the conditions described in this prospectus. As of February 3, 2005, there were 6,900,000 Old Trust PIERS outstanding.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange any Old Trust PIERS tendered, and we may terminate or amend the exchange offer if any of the following conditions precedent to the exchange offer is not satisfied, or is reasonably determined by us not to be satisfied, and, in our reasonable judgment and regardless of the circumstances giving rise to the failure of the condition, the failure of the condition makes it inadvisable to proceed with the exchange offer or with the acceptance of Old Trust PIERS and issuance of the New Trust PIERS:

(i) No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the making of the exchange offer or the exchange of Old Trust PIERS under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Trust PIERS under the exchange offer, or

•	in the reasonable judgment of Omnicare, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Omnicare and its subsidiaries, taken as a whole, or would be material to holders of Old Trust PIERS in deciding whether to accept the exchange offer.

(ii) (a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the NYSE or the NASDAQ National Market; (b) there shall not have been any suspension or limitation of trading of any securities of Omnicare on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by Federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

(iii) The Trustee with respect to the Old Trust PIERS shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Old Trust PIERS under the exchange offer, nor shall the Trustee or any holder of Old Trust PIERS have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Trust PIERS under the exchange offer.

(iv) The registration statement and any post-effective amendment to the registration statement covering the New Trust PIERS is effective under the Securities Act of 1933, as amended.

All of the foregoing conditions are for the sole benefit of us and may be waived by us, in whole or in part, in our sole discretion. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

(a) terminate the exchange offer and return all tendered Old Trust PIERS to the holders thereof;

(b) modify, extend or otherwise amend the exchange offer and retain all tendered Old Trust PIERS until the expiration date, as may be extended, subject, however, to the withdrawal rights of holders (see “— Expiration Date; Extensions; Amendments” and “— Proper Execution and Delivery of Letter of Transmittal — Withdrawal of Tenders” below); or

(c) waive the unsatisfied conditions and accept all Old Trust PIERS tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us or the exchange offer.

Expiration Date; Extensions; Amendments

For purposes of the exchange offer, the term “expiration date” shall mean 12:00 midnight, New York City time, on March 7, 2005, subject to our right to extend such date and time for the exchange offer in our sole discretion, in which case, the expiration date shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) extend the exchange offer, (2) terminate the exchange offer upon failure to satisfy any of the conditions listed above, (3) amend the exchange offer, by giving oral (promptly confirmed in writing) or written notice of such extension, termination or amendment to the exchange agent; or (4) provide for a subsequent offering period. Any such extension, termination, amendment or subsequent offering period will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of not less than five business days. Any change in the consideration offered to holders of Old Trust PIERS in the exchange offer shall be paid to all holders whose Old Trust PIERS have previously been tendered pursuant to the exchange offer.

As provided above, we also reserve the right, under Exchange Act Rule 14d–11 and subject to certain conditions, to provide a subsequent offering period of from three to 20 business days following the expiration date. A subsequent offering period would be an additional period of time, following the expiration of the exchange offer and the exchange of Old Trust PIERS in the exchange offer, during which holders may tender Old Trust PIERS not tendered in the exchange offer. A subsequent offering period, if one is included, is not an extension of the exchange offer, which already would have been completed.

We do not currently intend to include a subsequent offering period in the exchange offer, although we reserve the right to do so in our sole discretion. Under Exchange Act Rule 14d–7, we need not offer withdrawal rights during any subsequent offering periods. We will pay the same consideration to holders tendering Old Trust PIERS in the exchange offer or in a subsequent offering period, if it includes one.

Any extension, amendment or termination of the exchange offer or an inclusion of a subsequent offering period will be disclosed in a public announcement. Without limiting the manner in which we may choose to make such public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

Effect of Tender

Any valid tender by a holder of Old Trust PIERS that is not validly withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offer and the letter of transmittal. The acceptance of the exchange offer by a tendering holder of Old Trust PIERS will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Trust PIERS, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Old Trust PIERS do not have any appraisal or dissenters’ rights under applicable law in connection with the exchange offer.

Acceptance of Old Trust PIERS for Exchange

The New Trust PIERS will be delivered in book-entry form on the settlement date which we anticipate will be promptly following the expiration date of the exchange offer, after giving effect to any extensions.

We will be deemed to have accepted validly tendered Old Trust PIERS when, and if, we have given oral (promptly confirmed in writing) or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, the issuance of New Trust PIERS will be recorded in book-entry form by the exchange agent on the exchange date upon receipt of such notice. The exchange agent will act as agent for tendering holders of the Old Trust PIERS for the purpose of receiving book-entry transfers of Old Trust PIERS in the exchange agent’s account at DTC. If any validly tendered Old Trust PIERS are not accepted for any reason set forth in the terms and conditions of the exchange offer, including if Old Trust PIERS are validly withdrawn, such withdrawn Old Trust PIERS will be returned without expense to the tendering holder or such Old Trust PIERS will be credited to an account maintained at DTC designated by the DTC participant who so delivered such Old Trust PIERS, in either case, promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Old Trust PIERS

If you hold Old Trust PIERS that you wish to exchange for New Trust PIERS, you must validly tender, or cause the valid tender of, your Old Trust PIERS using the procedures described in this prospectus and in the accompanying letter of transmittal.

Only registered holders of Old Trust PIERS are authorized to tender the Old Trust PIERS. The procedures by which you may tender or cause to be tendered Old Trust PIERS will depend upon the manner in which the Old Trust PIERS are held, as described below.

Tender of Old Trust PIERS Held Through a Nominee

If you are a beneficial owner of Old Trust PIERS that are held through a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Old Trust PIERS in the exchange offer, you should contact your nominee promptly and instruct it to tender the Old Trust PIERS on your behalf using one of the procedures described below.

Tender of Old Trust PIERS Through DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Old Trust PIERS credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Old Trust PIERS as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Trust PIERS credited to their accounts. If you are not a DTC participant, you may tender your Old Trust PIERS by book-entry transfer by contacting your broker or opening an account with a DTC participant. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Old Trust PIERS at DTC for purposes of the exchange offer.

Any DTC participant may tender Old Trust PIERS by:

(a) effecting a book-entry transfer of the Old Trust PIERS to be tendered in the exchange offer into the account of the exchange agent at DTC by electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; if ATOP procedures are followed, DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC participant tendering Old Trust PIERS that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Omnicare may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer; or

(b) completing and signing the letter of transmittal according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus.

With respect to option (a) above, the exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP.

The letter of transmittal (or facsimile thereof), with any required signature guarantees and other required documents, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal

Subject to and effective upon the acceptance for exchange and exchange of New Trust PIERS for Old Trust PIERS tendered by a letter of transmittal, by executing and delivering a letter of transmittal (or agreeing to the terms of a letter of transmittal pursuant to an agent’s message), a tendering holder of Old Trust PIERS:

•	irrevocably sells, assigns and transfers to or upon the order of Omnicare all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Old Trust PIERS tendered thereby;

•	waives any and all rights with respect to the Old Trust PIERS;

•	releases and discharges us and the Trustee with respect to the Old Trust PIERS from any and all claims such holder may have, now or in the future, arising out of or related to the Old Trust PIERS, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Trust PIERS, but excluding any claims arising now or in the future under federal securities laws;

•	represents and warrants that the Old Trust PIERS tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	designates an account number of a DTC participant to which the New Trust PIERS are to be credited; and

•	irrevocably appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Trust PIERS (with the full knowledge that the exchange agent also acts as our agent), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Trust PIERS tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal

If you wish to participate in the exchange offer, delivery of your Old Trust PIERS, signature guarantees and other required documents is your responsibility. Delivery is not complete until the required items are actually received or confirmed by the exchange agent. If you mail these items, we recommend that you (1) use registered mail with return receipt requested, properly insured, and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, the Stock Exchange Medallion Program, a commercial bank or trust company having an office or correspondent in the United States or other “eligible guarantor institution” within the meaning of Exchange Act Rule 17Ad-15, which we refer to as an “Eligible Guarantor Institution,” unless:

•	the letter of transmittal is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Old Trust PIERS and the holder(s) has not completed the portion entitled “Special Issuance and Payment Instructions” on the letter of transmittal; or

•	the Old Trust PIERS are tendered for the account of an Eligible Guarantor Institution.

Withdrawal of Tenders

Tenders of Old Trust PIERS in connection with the exchange offer may be withdrawn in writing at any time prior to the expiration date, as such date may be extended. If you change your mind, you may retender your Old Trust PIERS by again following the exchange offer procedure before the expiration date. Tenders of Old Trust PIERS in connection with the exchange offer also may be withdrawn if not yet accepted for exchange after the expiration of 40 business days from the commencement of the exchange offer. Tenders of Old Trust PIERS may not be withdrawn at any time after the expiration date, as such date may be extended, except as noted above.

Beneficial owners desiring to withdraw Old Trust PIERS previously tendered should contact the DTC participant through which such beneficial owners hold their Old Trust PIERS. In order to withdraw Old Trust PIERS previously tendered, a DTC participant may, prior to the expiration date of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. The method of notification is at the risk and election of the holder and must be timely received by the exchange agent. Withdrawal of a prior instruction will be effective upon receipt of the notice of withdrawal by the exchange agent. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

A written or facsimile transmission notice of withdrawal also may be received by the exchange agent at its address set forth on the back cover of this document. The withdrawal notice must:

•	specify the name of the person who tendered the Old Trust PIERS to be withdrawn;

•	contain a description of the Old Trust PIERS to be withdrawn, the certificate numbers shown on the particular certificates evidencing such Old Trust PIERS (unless such Old Trust PIERS were tendered by book-entry delivery), and the aggregate stated liquidation amount represented by such Old Trust PIERS; and

•	be signed by the holder of such Old Trust PIERS in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Trust PIERS.

Withdrawals of tenders of Old Trust PIERS may not be rescinded and any Old Trust PIERS withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Old Trust PIERS, however, may be retendered by following the procedures described above at any time prior to the expiration date of the exchange offer.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither we, the exchange agent, the dealer manager, the information agent, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we provide a subsequent offering period following the exchange offer, no withdrawal rights will apply to Old Trust PIERS tendered during that subsequent offering period or to Old Trust PIERS tendered in the exchange offer and accepted for exchange.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Trust PIERS in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Old Trust PIERS in the exchange offer, and the interpretation by us of the terms and conditions of the exchange offer

(including the instructions in the letter of transmittal) will be final and binding on all parties, provided that we will not waive any condition to the offer with respect to an individual holder of Old Trust PIERS unless we waive that condition for all such holders. None of Omnicare, the Old Trust, the New Trust, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Old Trust PIERS involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Trust PIERS received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Old Trust PIERS by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Trust PIERS to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if New Trust PIERS in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal; or

•	if tendered Old Trust PIERS are registered in the name of any person other than the person signing the letter of transmittal.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Old Trust PIERS tendered by such holder.

Cancellation of Old Trust PIERS

The Old Trust PIERS that have been exchanged for New Trust PIERS will be held by us until the next quarterly distribution date applicable to such Old Trust PIERS. Pursuant to the old declaration of trust under which the Old Trust PIERS were issued, on such distribution date we will present such Old Trust PIERS and a corresponding percentage of Old Trust common securities to the property trustee for cancellation and will receive from the property trustee the old convertible debentures underlying such Old Trust PIERS. Upon receipt from the property trustee, such old convertible debentures will be cancelled.

Dealer Manager

We have retained Lehman Brothers Inc. to act as dealer manager in connection with the exchange offer.

We will pay the dealer manager a fee of $100,000 for its services in connection with the exchange offer, which services will include assisting in the solicitation of tenders of the Old Trust PIERS pursuant to the exchange offer and communicating with brokers, dealers, banks, trust companies, nominees and other persons with respect to the exchange offer. We will also reimburse the dealer manager for certain out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with the exchange offer, but we will not compensate the dealer manager based on the number of securities tendered in the exchange offer. The obligations of the dealer manager are subject to certain conditions, including the truth of representations and warranties made by us to the dealer manager, the performance by us of our obligations in connection with the exchange offer and the receipt of legal opinions and certificates by the dealer manager. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the dealer manager may be required to make in respect thereof. Questions regarding the terms of the exchange offer may be directed to the dealer manager at the address set forth on the back cover page of this prospectus.

From time to time, the dealer manager and its affiliates have provided investment banking, commercial banking and financial advisory services to us for customary compensation. The dealer manager, in the ordinary course of business, also makes markets in our securities, including the Old Trust PIERS. As a result, from time to time, the dealer manager may own certain of our securities, including the Old Trust PIERS.

Exchange Agent

JPMorgan Chase Bank, N.A. has been appointed the exchange agent for the exchange offer. Letters of transmittal and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Old Trust PIERS, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address set forth below. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

JPMorgan Chase Bank, N.A. and its affiliates maintain banking relationships with us.

By Mail, Hand Delivery or Overnight Courier:	By Facsimile:
(For Eligible Institutions Only)
JPMorgan Chase Bank, N.A.	(214) 468-6494
Institutional Trust Services
2001 Bryan Street, 9th Floor
Dallas, Texas 75201
Attention: Frank Ivins

For Confirmation by Telephone:
(214) 468-6464

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone numbers set forth below. Holders of Old Trust PIERS may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others, Please Call: (800) 758-5378

Other Fees and Expenses

Tendering holders of Old Trust PIERS will not be required to pay any expenses of soliciting tenders in the exchange offer, including any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

The principal offer to exchange is being made by mail. However, additional offers to exchange may be made by telegraph, facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of Omnicare and its affiliates.

DESCRIPTION OF OMNICARE CAPITAL TRUST II

The New Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State in February 2003. The New Trust’s business is defined in the trust agreement, executed by Omnicare, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety on the issue date substantially in the form filed as an exhibit to the registration statement which includes this prospectus. Such amended and restated trust agreement is referred to herein as the new declaration of trust. The new declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. The New Trust exists for the exclusive purposes of (i) issuing the New Trust PIERS representing undivided beneficial interests in the assets of the New Trust consisting entirely of the new convertible debentures and (ii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

JPMorgan Chase Bank, N.A. will act as property trustee of the New Trust and will act as trustee under the new guarantee. Two of our officers also will act as trustees, referred to as the administrative trustees. Chase Manhattan Bank USA, National Association will be an additional trustee of the New Trust, referred to as the Delaware trustee. SunTrust Bank will act as trustee under the new subordinated debt securities indenture, as supplemented, pursuant to which the new convertible debentures will be issued. Subject to the right of the holders of the New Trust PIERS to appoint a substitute property trustee in certain instances, Omnicare, as holder of all of the New Trust common securities, will have the right to appoint, remove or replace all of the trustees under the New Trust.

Upon issuance of the New Trust PIERS, the holders thereof will own all of the New Trust PIERS. Omnicare will acquire all of the New Trust common securities, which will have an aggregate liquidation amount equal to approximately 3% of the total capital of the New Trust. The New Trust common securities will rank on a parity, and payments will be made thereon pro rata, with the New Trust PIERS, except that upon the occurrence and continuance of an event of default under the new subordinated debt securities indenture, the rights of the holder of New Trust common securities to payment in respect of distribution and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the New Trust PIERS.

The property trustee will hold legal title to the new convertible debentures for the benefit of the New Trust and the holders of the New Trust PIERS and will have the power to exercise all rights, powers and privileges under the new subordinated debt securities indenture as the holder of the new convertible debentures. The property trustee will make payments of the distributions and payments on liquidation, redemption and otherwise to the holders of the New Trust PIERS. The guarantee trustee will hold the new guarantee for the benefit of the holders of the New Trust PIERS and common securities.

The new convertible debentures will constitute substantially all of the assets of the New Trust. Other assets that may constitute property of the New Trust include any cash on deposit in, or owing to, the payment account as established under the new declaration of trust, as well as any other property or assets held by the property trustee pursuant to the new declaration of trust. In addition, the New Trust may, from time to time, receive cash pursuant to the agreement as to expenses and liabilities.

The rights of the holders of New Trust PIERS, including economic rights, rights to information and voting rights, are set forth in the new declaration of trust, the Delaware Statutory Trust Act and the Trust Indenture Act. See “Description of the New Trust PIERS” in this prospectus.

The Delaware trustee’s address is 500 Stanton Christiana Road, Building 4 (3rd Floor), Newark, Delaware 19713. The New Trust’s principal place of business is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, telephone number (859) 392-3300.

DESCRIPTION OF THE NEW TRUST PIERS

The New Trust PIERS will be issued under the new declaration of trust. The terms of the New Trust PIERS will include those stated in the new declaration of trust and those made part of the new declaration of trust by the Trust Indenture Act of 1939. This description is only a summary and does not purport to be complete. We urge you to read the new declaration of trust in its entirety, the Delaware Statutory Trust Act and the Trust Indenture Act of 1939 because they, and not this description, will define your rights as a holder of the New Trust PIERS. A form of the new declaration of trust has been filed as an exhibit to the registration statement which includes this prospectus. You also may request copies of the new declaration of trust from us at our address set forth in this prospectus under “Documents Incorporated by Reference into this Prospectus.”

Distributions

Cash distributions on the New Trust PIERS will be fixed at a rate per annum of 4.00% of the stated liquidation amount of $50 per New Trust PIERS, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2005, when, as and if available for payment, by the property trustee. Distributions will accumulate from December 15, 2004, the most recent distribution date on the Old Trust PIERS.

The ability of the New Trust to pay the quarterly distributions on the New Trust PIERS will depend solely upon its receipt of corresponding interest payments from Omnicare on the new convertible debentures. Interest on the new convertible debentures not paid on the scheduled payment date will accrue and compound quarterly, to the extent permitted by law, at the applicable interest rate, and, as a result, distributions on the New Trust PIERS will accumulate and compound quarterly, to the extent permitted by law, at the applicable distribution rate.

The term “distribution” as used in this prospectus includes any regular quarterly distributions, together with any compounded distribution and any contingent distributions, unless otherwise stated. The amount of distributions payable for any period will be computed as follows:

•	for any full 90-day quarterly distribution period, on the basis of a 360-day year of twelve 30-day months;

•	for any period shorter than a full 90-day distribution period, on the basis of a 30-day month; and

•	for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month.

As used in prospectus, a “business day” means a day other than a Saturday or Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or a day on which the corporate trust office or principal corporate trust office of the trustee under the new subordinated debt securities indenture is closed for business.

Distributions payable on any New Trust PIERS that are not punctually paid on any distribution date will cease to be payable to the person in whose name such New Trust PIERS are registered on the original record date, and such defaulted distribution will instead be payable to the person in whose name such New Trust PIERS are registered on the special record date or other specified date determined in accordance with the new declaration of trust.

At all times, the distribution rate, the distribution dates and other payment dates for the New Trust PIERS will correspond to the interest rate, interest payment dates and other payment dates on the new convertible debentures, which will be the sole assets of the New Trust. Holders of New Trust PIERS will also be entitled to receive a pro rata distribution of payments of principal on the new convertible debentures, except that payments of principal following an exchange of New Trust PIERS for new convertible debentures will be paid to holders of the new convertible debentures.

Distributions on the New Trust PIERS will be paid on the dates payable only to the extent that payments are made in respect of the new convertible debentures held by the property trustee and to the extent that the New

Trust has funds available for the payment of such distributions. If Omnicare does not make payments on the new convertible debentures, the property trustee will not have funds available to make payments (including distributions) on the New Trust PIERS.

Contingent Distributions

In addition to the distributions described above, the New Trust will pay contingent distributions to the holders of the New Trust PIERS during any quarterly measuring period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly period beginning on June 15, 2009, if the average of the trading prices (as described below under “—Conversion Rights—Events Triggering Conversion Rights—Conversion Rights Based on New Trust PIERS Trading Price”) of the New Trust PIERS for the five consecutive trading days ending on the second trading day preceding such quarterly measuring period equals 115% or more of the stated liquidation amount of the New Trust PIERS.

The rate of contingent distribution payable in respect of any quarterly period will equal 0.125% of the average trading price of the New Trust PIERS over the measuring period triggering the contingent distribution payment. Contingent distributions will be computed on the same basis as regular distributions.

Omnicare will pay contingent interest on the new convertible debentures at the same rate as the contingent distributions on the New Trust PIERS during any quarterly measuring period during which contingent distributions are payable. Contingent distributions on the New Trust PIERS will be paid on the dates payable only to the extent that payments are made in respect of the new convertible debentures held by the property trustee and to the extent that the New Trust has funds available for the payment of such contingent distributions. If Omnicare does not make payments on the new convertible debentures, the property trustee will not have funds available to make the contingent distributions on the New Trust PIERS.

Upon determination that holders of New Trust PIERS will be entitled to receive contingent distributions during any relevant quarterly measuring period, on or prior to the start of the relevant period, Omnicare will issue a press release with respect to the amount of the contingent distribution.

The Trust will pay contingent distributions, if any, in the same manner as it will pay distributions described above under “—Distributions,” and your rights and obligations in respect of the payment of contingent distributions in connection with the conversion of any New Trust PIERS will also be the same as described below under “—Conversion Rights—General.”

Option to Extend Interest Payment Period

So long as Omnicare is not in default in the payment of interest on the new convertible debentures, Omnicare will have the right under the new subordinated debt securities indenture to defer payments of interest, other than contingent interest, on the new convertible debentures by extending the interest payment period at any time, and from time to time, on the new convertible debentures. As a consequence of each such extension, distributions, other than contingent distributions, on the New Trust PIERS would be also deferred by the New Trust for a corresponding period. Despite any such deferral, interest on the new convertible debentures would continue to accrue at the then-applicable annual interest rate compounded quarterly, and, as a result, distributions on the New Trust PIERS would continue to accumulate at the then-applicable distribution rate compounded quarterly, in each case to the extent permitted by law. Omnicare may not extend the interest payment period for the new convertible debentures for more than 20 consecutive quarters and no extension may extend beyond the stated maturity of the new convertible debentures. If Omnicare exercises its right to defer payments of interest, then under the terms of the new convertible debentures, Omnicare may not, and may not permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Omnicare, other than:

(1) purchases of Omnicare capital stock in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

(2) in connection with the reclassifications of any class or series of Omnicare capital stock, or the exchange or conversion of one class or series of Omnicare capital stock for or into another class or series of its capital stock;

(3) the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date, the payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with Omnicare’s dividend policy in effect immediately prior to its declaration of the dividend;

(4) the purchase of fractional interests in shares of Omnicare capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(5) dividends or distributions payable in Omnicare capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

(6) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders’ rights plan;

(7) the purchase of Omnicare common stock, or securities convertible or exercisable for Omnicare common stock, in satisfaction of Omnicare’s obligations under an acquisition transaction that Omnicare has entered into prior to the beginning of the period during which Omnicare elects to defer interest payments, in an amount not greater than $10 million in the aggregate in any extension period; or

(8) repurchases of Omnicare common stock in connection with acquisitions of businesses made by Omnicare or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated debentures) issued by Omnicare that rank equally with or junior to the new convertible debentures (which will not include the 6 1/8% senior subordinated notes due 2013, the 8 1/8% senior subordinated notes due 2011, or Omnicare’s credit facility), in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the new convertible debentures; or

•	make any guarantee payments with respect to any guarantee by Omnicare of the debt securities (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the new convertible debentures, other than payments under Omnicare’s guarantee of the New Trust PIERS or any other similar guarantee in respect of future issuances of New Trust PIERS or any other trust preferred securities.

Prior to the termination of any extension period, Omnicare may further defer payments of interest (other than contingent interest) by extending the interest payment period, subject to the limitations described above. If any extension period ends on a day that is not an interest payment date, then by the last day of the extension period, Omnicare must deposit with the indenture trustee the full amount of unpaid interest (other than contingent interest) that has accrued on the new convertible debentures through the last interest payment date that falls prior to the last day of the extension period, and on the interest payment date following the last day of the extension period, all unpaid interest (other than contingent interest) accrued on the new convertible debentures through that following interest payment date will be due and payable unless Omnicare further extends the interest payment period to a later date, in which case the amounts deposited with the indenture trustee will be returned to it. Upon the termination of any extension period and the payment of all amounts then due, Omnicare may commence a new extension period, subject to the above requirements. Omnicare has no current intention of exercising its right to defer payments of interest on the new convertible debentures.

Conversion Rights

General

At the option of the holders of the New Trust PIERS, the New Trust PIERS will be convertible into cash and, if applicable, shares of Omnicare common stock if one or more of the events described below occurs. The New Trust PIERS will be convertible at an initial conversion ratio of 1.2248 shares of Omnicare common stock for each $50 in stated liquidation amount of New Trust PIERS (equivalent to an initial conversion price of approximately $40.82 per share of Omnicare common stock), subject to adjustment as described below.

Events Triggering Conversion Rights

A holder’s right to convert its New Trust PIERS will arise only upon the occurrence of one or more of the events described below.

Conversion Rights Based on Omnicare Common Stock Price

If, as of the last day of any calendar quarter beginning with the quarter ending March 31, 2005, the closing sale price of Omnicare common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such quarter is more than 130% of the New Trust PIERS’ conversion price in effect on the last day of such quarter, then on and after the first day of the following quarter (and only during such following quarter), holders may surrender their New Trust PIERS for conversion into cash and, if applicable, shares of Omnicare common stock at any time at their option until 5:00 p.m., New York time, on the business day immediately preceding the stated maturity date or earlier redemption date of the New Trust PIERS.

The “closing sale price” of Omnicare common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which Omnicare common stock is traded or, if Omnicare common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If Omnicare common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “closing sale price” will be the last quoted bid price for Omnicare common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If Omnicare common stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for Omnicare common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Omnicare for this purpose.

Conversion Rights Based on Notice of Redemption

A holder may surrender for conversion a New Trust PIERS that has been called for redemption at any time prior to 5:00 p.m., New York time, on the day that is two business days immediately preceding the date of redemption, even if such New Trust PIERS is not otherwise convertible at that time.

Conversion Rights Based on New Trust PIERS Trading Price

Holders may also surrender a New Trust PIERS for conversion during the five-business-day period following any 10-consecutive-trading-day period in which the daily average of the trading prices for the New Trust PIERS for that 10-trading-day period was less than a specified trigger percentage of the average of the conversion values for the New Trust PIERS for each day during that period. The specified trigger percentage will be 105% for any 10-trading-day period that ends before June 15, 2028, and 98% for any 10-trading-day period ending after that date.

The “trading price” of the New Trust PIERS on any date means the closing sale price per New Trust PIERS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by the principal U.S. securities exchange on which the New Trust PIERS are traded or, if the New Trust PIERS are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

If the New Trust PIERS are not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “trading price” will be the last quoted bid price for New Trust PIERS in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If the New Trust PIERS are not so quoted, the “trading price” will be the average of the mid-point of the last bid and ask prices for New Trust PIERS on the relevant date from each of at least three nationally recognized independent investment banking firms selected by Omnicare for this purpose.

“Conversion value” is equal to the product of the sale price for Omnicare common stock on a given day multiplied by the then-current conversion ratio.

Conversion Rights Based on Occurrence of Certain Corporate Transactions

If:

•	Omnicare distributes to all holders of its common stock rights entitling them to purchase, for a period expiring within 60 days of the date of distribution, common stock at less than the trading price of the common stock at the time of the announcement of such distribution;

•	Omnicare elects to distribute to all holders of its common stock cash or other assets, debt securities or rights to purchase its securities, which distribution has a per share value (as determined by Omnicare’s board of directors) exceeding 10% of the trading price of Omnicare common stock on the business day preceding the declaration date for the distribution; or

•	a change of control, as described below under “—Change of Control,” occurs but holders of New Trust PIERS do not have the right to require Omnicare to repurchase their New Trust PIERS as a result of such change of control because either (1) the trading price of Omnicare common stock during the period described under “—Change of Control” equals or exceeds the level specified in that section or (2) the consideration received in such change of control consists of common stock that is freely tradable and the New Trust PIERS become convertible into cash, and if applicable, that common stock (each as more fully described under “—Change of Control”), then Omnicare will be required to notify the holders of the New Trust PIERS at least 20 days prior to the ex-dividend date for the distribution or within 30 days of the occurrence of the change of control, as the case may be. Once Omnicare has given that notice, holders may surrender their New Trust PIERS for conversion at any time until either (i) the earlier of the close of business on the business day immediately prior to the ex-dividend date and the date on which Omnicare announces that the distribution will not take place, in the case of a distribution or (ii) 30 days after the date of the change of control notice, in the case of a change of control. A holder will not have the right to convert New Trust PIERS as a result of a distribution if the holder participates or will participate in the distribution without conversion.

In addition, if Omnicare is party to a consolidation, merger or binding share exchange pursuant to which Omnicare common stock will be converted into cash, securities or other property or if Omnicare sells, transfers or leases all or substantially all of its assets, each of which we refer to as a “business consolidation transaction,” a holder may convert New Trust PIERS at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the effective date of the transaction. At and after the effective time of a business consolidation transaction, the right to convert a New Trust PIERS into cash, and if applicable, shares of Omnicare common stock will be changed into a right to convert the New Trust PIERS into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such New Trust PIERS into cash, and if applicable, shares of Omnicare common stock immediately prior to the transaction. Such adjustment would be made assuming the holders did not exercise any rights of election as to the kind or amount of consideration receivable. Omnicare will agree not to become a party to any such transaction unless its terms are consistent with the conversion rights described in this paragraph.

The changes resulting from a business consolidation transaction could substantially lessen or eliminate the value of the conversion privilege associated with the New Trust PIERS in the future.

Payment Upon Conversion

Upon conversion of New Trust PIERS, the holder will receive cash and, if applicable, shares of Omnicare common stock in an amount calculated as follows:

•	a cash amount equal to the lesser of (i) the aggregate stated liquidation amount of the New Trust PIERS to be converted or (ii) the applicable stock price (as defined below) multiplied by the conversion ratio then in effect (multiplied by the aggregate stated liquidation amount of the New Trust PIERS to be converted divided by 50); and

•	if the product of the applicable stock price and the conversion ratio then in effect (multiplied by the aggregate stated liquidation amount of the New Trust PIERS to be converted divided by 50) exceeds the aggregate stated liquidation amount of the New Trust PIERS to be converted, a number of shares of Omnicare common stock equal to (i) the aggregate stated liquidation amount of the New Trust PIERS to be converted divided by $50 and multiplied by (ii)(a) the conversion ratio then in effect minus (b) $50 divided by the applicable stock price.

Settlement in cash and, if applicable, shares of Omnicare common stock will occur on the second trading day following the final trading day of the cash settlement averaging period (as defined below). Such day will be the 22nd trading day following the property trustee’s receipt of a holder’s conversion notice (assuming the holder has satisfied all conversion requirements, including the valid delivery of the conversion notice), unless:

•	the conversion is in connection with a redemption, in which case the settlement day will be the redemption date; or

•	a holder submits a conversion notice during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, in which case the settlement date will be the maturity date.

The “applicable stock price” means, in respect of a conversion date, the average closing sale price of Omnicare common stock over the 20 trading-day period (the “cash settlement averaging period”) beginning on the trading day following the property trustee’s receipt of a holder’s conversion notice (assuming the holder has satisfied all other conversion requirements); provided, however:

•	if a holder submits its conversion notice during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, then the cash settlement averaging period will be the 20 trading-day period ending on the second trading day preceding the maturity date; and

•	if the New Trust PIERS have been called for redemption as of the time that the conversion requirements are satisfied, then the cash settlement averaging period will be the 20 trading-day period ending on the second trading day preceding the redemption date.

No fractional shares of Omnicare common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by Omnicare in cash based on the applicable stock price (as defined above). Shares of Omnicare common stock issued upon conversion of New Trust PIERS will be validly issued, fully paid and nonassessable.

Conversion Ratio Adjustments

The conversion ratio is subject to adjustment if Omnicare takes certain actions after the New Trust PIERS are issued, including:

•	issuances of Omnicare common stock as a dividend or distribution on Omnicare common stock;

•	certain subdivisions and combinations of Omnicare common stock;

•	issuances to all holders of Omnicare common stock of certain rights or warrants to purchase Omnicare common stock or securities convertible into Omnicare common stock at less than, or having a conversion price per share less than, the then-current market price of Omnicare common stock;

•	distributions to all holders of Omnicare common stock of shares of Omnicare capital stock (other than Omnicare common stock), evidences of Omnicare indebtedness or assets including securities, but excluding:

—	the rights and warrants referred to in the preceding bullet point;

—	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance that results in a change in the conversion consideration as described above in the penultimate paragraph under “—Events Triggering Conversion Rights—Conversion Rights Based on Occurrence of Certain Corporate Transactions;” or

—	any dividends or distributions paid exclusively in cash;

•	distributions consisting of cash, excluding

—	any quarterly cash dividend to the extent that the aggregate cash dividend per share in any fiscal quarter does not exceed the greater of

(a)	the amount per share of the most recent quarterly cash dividend to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this provision (as adjusted to reflect subdivisions or combinations of Omnicare common stock); and

(b)	3.75% of the average of the last reported sales price of Omnicare common stock during the ten trading days immediately prior to the date of declaration of such dividend; and

—	any dividend or distribution in connection with the liquidation, dissolution or winding up of Omnicare.

If an adjustment is required to be made under this bullet point as a result of a cash distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this bullet point. If an adjustment is required to be made under this bullet point as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

•	payment in respect of a tender offer or exchange offer by Omnicare or any of its subsidiaries for Omnicare common stock to the extent that the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	payment in respect of a tender offer or exchange offer by a person other than Omnicare or any of its subsidiaries in which, as of the closing date of the offer, Omnicare’s board of directors is not recommending rejection of the offer. The adjustment referred to in this provision will only be made if

(a)	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of Omnicare common stock to more than 50% of the total shares of common stock outstanding; and

(b)	if the cash and value of any other consideration included in such payment per share exceeds the current market price per share on the business day immediately following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The adjustment referred to in this bullet point will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause Omnicare to engage in a business consolidation transaction described above under “—Events Triggering Conversion Rights—Conversion Rights Based on Occurrence of Certain Corporate Transactions.”

If Omnicare distributes shares of capital stock of any of its subsidiaries, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of Omnicare common stock, in each case over a measurement period following the distribution.

The applicable conversion price will not be adjusted:

•	if holders of the New Trust PIERS are entitled to participate in the transaction;

•	upon the issuance of any shares of Omnicare common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Omnicare securities and the investment of additional optional amounts in shares of Omnicare common stock under any plan;

•	upon the issuance of any shares of Omnicare common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Omnicare or any of its subsidiaries;

•	upon the issuance of any shares of Omnicare common stock pursuant to any option, warrant, right or exercisable or exchangeable or convertible security outstanding as of the date the New Trust PIERS were first issued;

•	for a change in the par value of Omnicare common stock;

•	for accrued and unpaid interest; or

•	for the issuance of rights under any shareholder rights plan.

The conversion ratio will not be adjusted unless such adjustment would require a change of at least 1% in the conversion ratio then in effect at such time. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Except as described above, the conversion ratio will not be adjusted for the issuance of Omnicare common stock or any securities convertible into or exchangeable for Omnicare common stock or carrying the right to purchase any of the foregoing.

If Omnicare elects to make a distribution described in the third or fourth bullet points of the first paragraph of this subsection, then, if the distribution would also trigger a conversion right as described above under “—Conversion Rights Based on Occurrence of Certain Corporate Transactions,” or if the New Trust PIERS are otherwise convertible, Omnicare will be required to give notice to the holders of New Trust PIERS at least 20 days prior to the ex-dividend date for the distribution and, upon the giving of notice, the New Trust PIERS may be surrendered for conversion at any time until the close of business on the business day immediately prior to the ex-dividend date or until Omnicare announces that the distribution will not take place. No adjustment to the conversion price or the ability of a holder of New Trust PIERS to convert will be made if the holder participates or will participate in the distribution without conversion or in certain other cases.

If a taxable distribution to holders of Omnicare common stock or other transaction occurs which results in any adjustment of the conversion price, holders of New Trust PIERS may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Omnicare common stock. See “Material United States Federal Income Tax Considerations” below.

We may from time to time, to the extent permitted by law, reduce the conversion price by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of Omnicare common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Conversion Procedures

A holder of a New Trust PIERS wishing to exercise its conversion right must deliver an irrevocable notice of conversion and surrender their New Trust PIERS to the property trustee, as conversion agent, and pay any transfer or similar tax, if required. If the New Trust PIERS is in certificated form, the holder also must include the certificate representing such New Trust PIERS, along with appropriate endorsements and transfer documents if required. A holder of the New Trust PIERS will not be required to pay any taxes or duties relating to the issuance or delivery of Omnicare common stock but will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance and delivery of the common stock in a name other than that of such holder. The conversion agent will exchange such New Trust PIERS for a portion of the new convertible debentures held by the New Trust and, promptly following the cash settlement averaging period, convert such new convertible debentures into cash and, if applicable, Omnicare common stock. The New Trust will covenant in the new subordinated debt securities indenture not to convert new convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of the New Trust PIERS. You may obtain copies of the required form of the conversion notice from the conversion agent.

Except as described in this paragraph, no distribution will be payable on converted New Trust PIERS with respect to any distribution date subsequent to the conversion date, and neither the New Trust nor Omnicare will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions or contingent distributions, if any, whether or not in arrears, on New Trust PIERS surrendered for conversion. If any New Trust PIERS are surrendered for conversion and the conversion requirements have been met during the period from 5:00 p.m., New York time, on any record date through and including the related distribution date, the New Trust PIERS surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution, including any contingent distribution, which the registered holder on such record date is to receive. However, the previous sentence will not apply in the case of New Trust PIERS called for redemption on a redemption date between a record date and the related distribution date or in the case of New Trust PIERS surrendered for conversion after such New Trust PIERS have been called for redemption during a deferral period. Each conversion will be deemed to have been effected immediately prior to 5:00 p.m., New York time, on the day on which the related conversion notice and any other required deliveries were received by the conversion agent.

Redemption

Upon the repayment of the new convertible debentures held by the New Trust, whether at stated maturity or otherwise, the proceeds from such repayment will be applied by the property trustee to redeem a like aggregate liquidation amount of the New Trust PIERS and New Trust common securities. Omnicare may redeem the new convertible debentures prior to maturity:

•	in whole or in part, on one or more occasions at any time on or after June 15, 2009; or

•	in whole, but not in part, at any time following an investment company event or a tax event, each as described below.

The New Trust PIERS and, unless there is a debenture event of default, the New Trust common securities will be redeemed at a redemption price equal to the sum of:

•	the liquidation amount of $50 per security; plus

•	accrued and unpaid distributions, including contingent distributions, if any, on the redeemed securities to the date of redemption.

Accordingly, the redemption price of the New Trust PIERS will correspond to the redemption price of the new convertible debentures. If less than all of the debentures held by the New Trust are to be repaid, then, except as described under “— Subordination of Common Securities of the Trust,” and in the next paragraph, the proceeds from such repayment will be allocated pro rata (based on liquidation amounts) to the redemption of the New Trust PIERS and New Trust common securities.

Under certain circumstances, a holder of New Trust PIERS may elect to exchange its New Trust PIERS for an equivalent amount of new convertible debentures. See “— Conversion Rights” and “— Change of Control.” Also, in connection with a liquidation of the New Trust, the new convertible debentures will be distributed to holders of New Trust PIERS. See “—Distribution of Convertible Debentures” and “—Liquidation Distribution Upon Dissolution.” In any such event, payments made by Omnicare on account of the new convertible debentures will be paid to holders of the new convertible debentures.

Subject to applicable law, Omnicare or its affiliates may at any time and from time to time purchase outstanding New Trust PIERS by tender, in the open market or by private agreement.

Special Event Redemption

Upon the occurrence of an investment company event or a tax event at any time, Omnicare will have the option to redeem the new convertible debentures in whole, but not in part (and thus cause the redemption of the New Trust PIERS in whole).

An “investment company event” means Omnicare and the New Trust shall have received an opinion of independent securities counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, or change (including any announced prospective change) in, any laws or regulations of the United States or any rules, guidelines or policies of any applicable regulatory agency or authority; or

•	any official administrative written pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the New Trust PIERS are first issued, the New Trust is, or within 90 days of the date of the opinion will be, considered an investment company that is required to be registered under the Investment Company Act of 1940.

A “tax event” means Omnicare and the New Trust shall have received an opinion of independent tax counsel experienced in such matters to the effect that, as a result of:

•	any amendment to, change in or announced prospective change in, the laws (or regulations thereunder) of the United States or any political subdivision or taxing authority of or in the United States; or

•	any official administrative written pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the date the New Trust PIERS are initially issued and sold, there is more than an insubstantial risk that:

•	the New Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to any interest received or accrued on the new convertible debentures;

•	interest payable by Omnicare on the new convertible debentures is not, or within 90 days of the date of such opinion will not be, deductible by Omnicare, in whole or in part, for federal income tax purposes; or

•	the New Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Redemption Procedures

The New Trust PIERS will be redeemed at the redemption price with the applicable proceeds from the contemporaneous payment of the new convertible debentures. Redemptions of the New Trust PIERS will be made and the redemption price will be payable on the redemption date only to the extent that the New Trust has sufficient funds available for the payment of the redemption price.

Notice of any redemption will be mailed between 30 and 60 days before the redemption date to each holder of New Trust PIERS at its registered address, provided that the holders of at least a majority in aggregate stated liquidation amount of New Trust PIERS may agree to reduce the notice period to not less than five days. Any notice of redemption will be irrevocable.

On the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price for all securities held at DTC and will give DTC irrevocable instructions and authority to pay the redemption price to holders of the New Trust PIERS. See “Book-Entry Issuance” in this prospectus. If any New Trust PIERS are not represented by one or more global certificates, the New Trust, to the extent funds are available, will irrevocably deposit with the paying agent for the New Trust PIERS funds sufficient to pay the applicable redemption price and will give the paying agent for the New Trust PIERS irrevocable instructions and authority to pay the redemption price to holders of the New Trust PIERS upon surrender of their certificates evidencing the New Trust PIERS. Notwithstanding the foregoing, distributions and contingent distributions, if any, payable on or prior to the redemption date for any New Trust PIERS will be payable to holders of record of such New Trust PIERS as they appear on the securities register who are holders on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and consideration deposited as required, then upon the date of such deposit, all rights of holders of New Trust PIERS called for redemption will cease, except (i) the right of holders of New Trust PIERS to receive the redemption price, but without interest on such redemption price, (ii) the right of holders to cause the conversion agent to convert the New Trust PIERS and (iii) the New Trust PIERS which are called for redemption will cease to be outstanding. If any date set for redemption of New Trust PIERS is not a business day, then payment of the redemption price payable on such date will be made on the next day which is a business day (and without any interest or other payment in respect of any such delay), except that if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the date such payment was originally payable.

If payment of the redemption price in respect of New Trust PIERS called for redemption is improperly withheld or refused and not paid either by the New Trust or by Omnicare pursuant to the new guarantee as described under “Description of the New Guarantee” in this prospectus, distributions and contingent distributions, if any, on such New Trust PIERS will continue to accumulate at the then-applicable rate per annum, from the redemption date originally established by the New Trust for the New Trust PIERS to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Change of Control

If a change of control (as defined below) occurs, each holder of a New Trust PIERS will have the right to exchange any or all of that holder’s New Trust PIERS for new convertible debentures having a principal amount equal to the liquidation amount of such New Trust PIERS and to simultaneously require Omnicare to repurchase such new convertible debentures on the repurchase date at a repurchase price in cash equal to 100% of the principal amount of the new convertible debentures that are exchanged for such holder’s New Trust PIERS, plus accrued and unpaid interest (including deferred interest and contingent interest, if any) on such new convertible debentures to, but excluding, the repurchase date.

A “change of control” will be deemed to have occurred when any of the following has occurred:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Omnicare and its subsidiaries taken as a whole to any person, other than any transaction:

—	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Omnicare capital stock; and

—	pursuant to which holders of Omnicare capital stock entitled to vote generally in elections of directors immediately prior to such transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Omnicare capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than one or more Principals and their Related Parties, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of Omnicare entitled at the time to vote in elections of directors of Omnicare, measured by voting power rather than number of shares; or

•	the first day on which a majority of the members of the board of directors of Omnicare are not “continuing directors,” which means, as of any date of determination, any member of the board of directors of Omnicare who:

—	was a member of the board of directors on June 13, 2003; or

—	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of a new director’s nomination or election.

Beneficial ownership will be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934.

“Principal” means Joel Gemunder, an entity controlled by Joel Gemunder and/or a trust for his benefit or any employee benefit plan of Omnicare (including plans for the benefit of employees of its subsidiaries).

“Related Party” means:

•	any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any Principal; or

•	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other persons referred to in the immediately preceding bullet point.

However, a change of control will not be deemed to have occurred if:

•	the closing sale price per share of Omnicare common stock for any five full trading days within the period of ten consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first bullet point above, or the period of ten consecutive full trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above, equals or exceeds 110% of the conversion price per share of common stock in effect on each of those trading days (as adjusted); or

•	at least 90% of the consideration (excluding cash payments or fractional shares and dissenters’ appraisal rights) in the transaction or transactions constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the New Trust PIERS become convertible into such common stock (and any rights attached thereto).

Except as described above with respect to a change of control, none of the New Trust PIERS, the new convertible debentures or the agreements governing them will contain provisions that permit holders of New Trust PIERS to require that Omnicare redeem the New Trust PIERS or repurchase the new convertible debentures in the event of, or otherwise prohibit Omnicare from undertaking, a merger, takeover, recapitalization or similar business combination or restructuring transaction. In addition, Omnicare could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect Omnicare’s capital structure or the value of Omnicare common stock, but that would not constitute a change of control.

Within 30 days after the occurrence of a change of control, Omnicare must give notice to each holder of a New Trust PIERS and the property trustee of the transaction that constitutes the change of control and of the resulting repurchase right. To exercise the repurchase right, a New Trust PIERS holder must deliver, within a 30-day period specified in Omnicare’s notice, irrevocable written notice to Omnicare, the New Trust and the property trustee and exchange agent of the holder’s exercise of its repurchase right. The New Trust PIERS will be exchanged for new convertible debentures no less than three business days prior to the repurchase date, which will not be later than 60 days after the date of the change of control notice.

Omnicare will comply with the requirements of the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the redemption of the New Trust PIERS or the repurchase of the new convertible debentures as a result of a change of control.

Omnicare’s ability to repurchase new convertible debentures upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of Omnicare’s senior or senior subordinated debt. As a result, any repurchase of the new convertible debentures would, absent a waiver, be prohibited under the indentures until the senior debt is paid in full. Further, there can be no assurance that Omnicare would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the new convertible debentures that might be delivered by holders of new convertible debentures seeking to exercise their repurchase right. Any failure by Omnicare to repurchase the new convertible debentures when required following a change of control would result in an event of default under the new subordinated debt securities indenture and the new declaration of trust. Any such default may, in turn, cause a default under other Omnicare indebtedness.

Distribution of Convertible Debentures

The administrative trustees may, with the consent of Omnicare except in certain limited circumstances, at any time dissolve the New Trust and, after satisfaction of liabilities to creditors, cause the new convertible debentures held by the property trustee to be distributed to holders of the New Trust PIERS and the New Trust common securities in liquidation of such holders’ interests in the New Trust on a pro rata basis. Such dissolution and distribution shall be conditioned, however, on the administrative trustees’ receipt of an opinion of independent counsel to the effect that holders of the New Trust PIERS will not recognize any gain or loss for United States federal income tax purposes as a result of the dissolution of the New Trust and the distribution of new convertible debentures.

Under current United States federal income tax law and interpretations thereof and assuming that, as expected, the New Trust is treated as a grantor trust, a distribution of the new convertible debentures will not be a taxable event to the New Trust and/or to holders of the New Trust PIERS. Should there be a change in law, a change in legal interpretation, certain tax events or other circumstances, however, the distribution of new convertible debentures could be a taxable event to holders of the New Trust PIERS in which event Omnicare would not be permitted to distribute the new convertible debentures at such time.

If new convertible debentures are distributed in exchange for New Trust PIERS and New Trust common securities, the holders of such new convertible debentures will have the same right of repurchase and change of control right of repurchase. If the new convertible debentures are distributed to the holders of the New Trust PIERS, Omnicare will use its reasonable efforts to cause the new convertible debentures to be listed on the market or exchange on which the New Trust PIERS are then listed, if any.

We cannot assure you of the market price for new convertible debentures that may be distributed to you in exchange for New Trust PIERS if dissolution and liquidation of the New Trust were to occur. Accordingly, the new convertible debentures that you may receive upon a dissolution and liquidation of the New Trust may trade at a discount to the price of the New Trust PIERS prior to the dissolution and liquidation of the New Trust.

Liquidation Distribution Upon Dissolution

The New Trust will be dissolved:

•	upon Omnicare’s bankruptcy or the filing of a certificate of dissolution or its equivalent with respect to Omnicare;

•	upon the delivery of written direction to the property trustee by Omnicare at any time (which direction is optional and wholly within the discretion of Omnicare) to terminate the New Trust and distribute the new convertible debentures to holders of New Trust PIERS;

•	90 days after the revocation of Omnicare’s charter, but only if the charter is not reinstated during that 90-day period;

•	upon entry of a court order for the dissolution of the New Trust;

•	upon the payment at maturity or redemption of all of the new convertible debentures, and the consequent payment of the New Trust PIERS;

•	upon the distribution of the new convertible debentures directly to the holders of the New Trust PIERS;

•	if prior to the issuance of the New Trust PIERS, when we and the administrative trustees have consented to dissolution of the New Trust; or

•	when cash and, if applicable, shares of Omnicare common stock are distributed upon conversion of all outstanding New Trust PIERS.

In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the New Trust, which we refer to as a “liquidation,” holders of the New Trust PIERS on the date of the liquidation will be entitled to receive, out of the assets of the New Trust available for distribution to holders of New Trust PIERS and the New Trust common securities after satisfaction of the New Trust’s liabilities to creditors, if any, distributions in cash or other immediately available funds in an amount equal to the liquidation amount of the New Trust PIERS plus accumulated and unpaid distributions, including contingent distributions, if any, thereon to the date of payment, which we refer to as the “liquidation distribution,” unless, in connection with such liquidation, new convertible debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of such New Trust PIERS and New Trust common securities are distributed on a pro rata basis to holders of the New Trust PIERS and New Trust common securities in exchange for the New Trust PIERS and New Trust common securities. If liquidation distributions can be paid only in part because the New Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the New Trust on the New Trust PIERS and New Trust common securities shall be paid on a pro rata basis so that holders of the New Trust common securities will be entitled to receive distributions upon any such liquidation pro rata with holders of the New Trust PIERS. If an indenture event of default has occurred and is continuing, however, the New Trust PIERS will have a preference over the New Trust common securities of the New Trust with regard to liquidation distributions.

After the liquidation date is fixed for any distribution of new convertible debentures to holders of the New Trust PIERS:

•	the New Trust PIERS will no longer be deemed to be outstanding;

•	if the New Trust PIERS are represented by one or more global certificates, DTC or its nominee, as a record holder of New Trust PIERS, will receive a registered global certificate or certificates representing the new convertible debentures to be delivered upon such distribution; and

•	any certificates representing New Trust PIERS not held by DTC or its nominee will be deemed to represent new convertible debentures having a principal amount equal to the liquidation amount of such New Trust PIERS, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such New Trust PIERS, until such certificates are presented for cancellation, whereupon Omnicare will issue to such holder, and the indenture trustee will authenticate, a certificate representing such new convertible debentures.

Subordination

Payment of distributions and contingent distributions, if any, on, and the redemption price of, the New Trust PIERS and New Trust common securities, as applicable, will be made pro rata based on the liquidation amount of such New Trust PIERS and New Trust common securities so long as no indenture event of default has occurred and is continuing on the distribution date. If an indenture event of default has occurred and is continuing, no payment of any distribution or contingent distribution on, or redemption price of, any of the New Trust common securities, and no other payment on account of the redemption or liquidation of, or otherwise with respect to, the New Trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions, including contingent distributions, if any, on all of the outstanding New Trust PIERS for all distribution periods ending on or prior to the distribution date, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding New Trust PIERS then called for redemption, shall have been made or provided for. In this event, all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions and contingent distributions, if any, on, or redemption price of, the New Trust PIERS then due and payable.

The New Trust PIERS will rank pari passu with any Old Trust PIERS that are not exchanged and remain outstanding following the exchange offer.

Trust Events of Default

An event of default under the new subordinated debt securities indenture, which we refer to as an “indenture event of default,” constitutes an event of default under the new declaration of trust with respect to the New Trust PIERS and New Trust common securities, which we refer to as a “trust event of default.” See “Description of the New Convertible Debentures—Indenture Events of Default” in this prospectus.

Upon the occurrence and continuance of a trust event of default, the property trustee as the sole holder of the new convertible debentures will have the right under the new subordinated debt securities indenture to declare the principal amount of the new convertible debentures due and payable. Omnicare and the New Trust are each required to file annually with the property trustee an officer’s certificate as to its compliance with all conditions and covenants under the new declaration of trust.

If the property trustee fails to enforce its rights under the new convertible debentures after a registered holder of New Trust PIERS has made a written request, such holder may institute a legal proceeding against Omnicare to enforce the property trustee’s rights under the new convertible debentures. Notwithstanding the foregoing, if a trust event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest, including contingent interest, if any, or principal on the new convertible debentures on the date such interest, including contingent interest, if any, or principal is otherwise payable (or in connection with a repurchase of New Trust PIERS, the repurchase date), then a registered holder of New Trust PIERS may institute a direct action against Omnicare for payment after the respective due date specified in the new convertible debentures. Except as provided in this paragraph, holders of New Trust PIERS will not be able to exercise directly any other remedy available to holders of the new convertible debentures.

Pursuant to the new declaration of trust, the holder of the New Trust common securities will be deemed to have waived any trust event of default with respect to the New Trust common securities until all trust events of default with respect to the New Trust PIERS have been cured, waived or otherwise eliminated. Until all trust events of default with respect to the New Trust PIERS have been so cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of holders of the New Trust PIERS and only holders of the New Trust PIERS will have the right to direct the property trustee in accordance with the terms of the New Trust PIERS.

Voting Rights and Amendment of the Declaration

Except as provided below and other than as required by law and the new declaration of trust, holders of the New Trust PIERS will have no voting rights.

Subject to the property trustee receiving a tax opinion, as described below, so long as any new convertible debentures are held by the property trustee, holders of a majority in liquidation amount of the New Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the new declaration of trust, including the right to direct the property trustee, as holder of the new convertible debentures, to:

•	exercise the remedies available to it under the new subordinated debt securities indenture as a holder of the new convertible debentures;

•	consent to any amendment, modification or termination of the new subordinated debt securities indenture or the new convertible debentures where such consent is required; or

•	waive any past default and its consequences that is waivable under the new subordinated debt securities indenture;

provided, however, that if an indenture event of default has occurred and is continuing, then holders of at least 25% of the aggregate liquidation amount of the New Trust PIERS may direct the property trustee to declare the principal of and interest, including any contingent interest, on the new convertible debentures due and payable. In addition, where a consent or action under the new subordinated debt securities indenture would require the consent or act of holders of more than a majority of the aggregate principal amount of new convertible debentures affected thereby, only holders of the percentage of the aggregate stated liquidation amount of the New Trust PIERS which is at least equal to the percentage required under the new subordinated debt securities indenture may direct the property trustee to give such consent or to take such action.

The property trustee shall notify each holder of the New Trust PIERS of any notice of any indenture event of default which it receives with respect to the new convertible debentures. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy, the property trustee will be under no obligation to take any of the actions described above unless the property trustee has received an opinion of tax counsel to the effect that the New Trust will not fail to be classified as a grantor trust for United States federal income tax purposes as a result of such action, and each holder will be treated as owning an undivided beneficial ownership interest in the new convertible debentures.

The new declaration of trust may be amended from time to time by Omnicare and the property trustee with the consent of the holders of at least a majority of the aggregate liquidation amount of the New Trust PIERS and upon receipt by the property trustee of an opinion of counsel to the effect that such amendment will not affect the New Trust’s status as a grantor trust or the New Trust’s exemption under the Investment Company Act of 1940.

The new declaration of trust may be amended from time to time by Omnicare and the property trustee, without the consent of the holders of the New Trust PIERS, to:

•	cure any ambiguity, defect or inconsistency or to add to our covenants, restrictions or other obligations, so long as the amendment does not adversely affect in any material respect the interests of any holder of New Trust PIERS;

•	ensure the New Trust’s classification as a grantor trust for United States federal income tax purposes and conform to any change in the Investment Company Act of 1940, the Trust Indenture Act of 1939 or the rules and regulations under either law; and

•	modify, eliminate or add to any provisions of the new declaration of trust to the extent necessary to ensure that the New Trust will not be required to register as an investment company under the Investment Company Act of 1940.

Notwithstanding the foregoing, without the consent of each affected holder of New Trust PIERS, the new declaration of trust may not be amended to:

•	reduce the principal amount or the distribution rate or change the payment date or maturity of the New Trust PIERS;

•	restrict the right of a holder of New Trust PIERS to institute suit for the enforcement of any such payment on or after such date;

•	change the amount or timing of any distribution of the New Trust PIERS or otherwise adversely affect the amount of any distribution required to be made in respect of the New Trust PIERS on a specified date;

•	change the holder’s rights to have its New Trust PIERS exchanged for convertible debentures and simultaneously have such convertible debentures repurchased upon a change of control, as described under “—Change of Control”;

•	change the right of any holder of New Trust PIERS to convert its New Trust PIERS upon the occurrence of the trigger events and at the conversion ratio, as adjusted, described under “—Conversion Rights”; or

•	change the consent required to amend the new declaration of trust.

Any amendments of the new declaration of trust will become effective when notice of the amendment is given to holders of New Trust PIERS and New Trust common securities. Notwithstanding the foregoing, the new declaration of trust may be amended with the consent of the holders of at least a majority in aggregate stated liquidation amount of New Trust PIERS to reduce the redemption notice period to not less than five days.

Any required approval or direction of holders of New Trust PIERS may be given at a meeting of holders of New Trust PIERS convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of New Trust PIERS are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of New Trust PIERS in the manner set forth in the new declaration of trust.

No vote or consent of holders of New Trust PIERS will be required for the New Trust to redeem and cancel the New Trust PIERS or to distribute the convertible debentures in accordance with the new declaration of trust.

Notwithstanding that holders of New Trust PIERS are entitled to vote or consent under any of the circumstances described above, any of the New Trust PIERS that are owned by Omnicare, the administrative trustees or any affiliate of Omnicare or any other trustees of the New Trust, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Registrar and Transfer Agent

JPMorgan Chase Bank, N.A., as property trustee, will also act as registrar and transfer agent for the New Trust PIERS.

Registration of transfers or exchanges of New Trust PIERS will be effected without charge by or on behalf of the New Trust, but upon payment of any tax or any other governmental charges that may be imposed in connection with any transfer or exchange, the New Trust may charge a sum sufficient to cover any such payment. If the New Trust PIERS are to be redeemed in part, the New Trust will not be required to:

•	issue, register the transfer of or exchange any New Trust PIERS during a period beginning at the opening of business 15 days before the day of the mailing of the relevant notice of redemption and ending at the close of business on the day of such mailing; or

•	register the transfer or exchange of any New Trust PIERS so selected for redemption, except, in the case of any New Trust PIERS being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agency

Payments in respect of the global certificates will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the New Trust PIERS are not represented by one or more global certificates, such payments shall be made by check mailed to the address of the holder entitled to the payment as such address appears on the register in respect of the registrar. The paying agent for the New Trust PIERS initially will be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Omnicare. The paying agent for the New Trust PIERS will be permitted to resign as paying agent for the New Trust PIERS upon 30 days’ written notice to Omnicare and the administrative trustees. In the event that the property trustee is no longer the paying agent for the New Trust PIERS, the administrative trustees will appoint a successor, which must be a bank or trust company acceptable to Omnicare, to act as paying agent for the New Trust PIERS.

Merger, Consolidation and Sale of Assets of the Trust

The New Trust may not consolidate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity (each, a “merger event”), except as described above under “—Liquidation Distribution Upon Dissolution” or as described below. The New Trust may, at Omnicare’s request and with the consent of a majority of its administrative trustees (but without the consent of the holders of the New Trust PIERS, the Delaware trustee or the property trustee), consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, another trust, provided that:

•	the successor entity either (a) assumes all of the obligations of the New Trust relating to the New Trust PIERS or (b) substitutes other securities for the New Trust PIERS that are substantially similar to the New Trust PIERS, so long as the successor securities rank the same as the New Trust PIERS for distributions and payments;

•	Omnicare appoints a trustee of the successor entity who has the same powers and duties as the property trustee of the New Trust, as the holder of the new convertible debentures;

•	the New Trust PIERS are listed, or any successor securities will be listed upon notice of issuance, on the same securities exchange or other organization that the New Trust PIERS are then listed;

•	the merger event does not cause the New Trust PIERS or successor securities to be downgraded by any nationally recognized rating agency;

•	the merger event does not adversely affect the rights, preferences and privileges of the holders of the New Trust PIERS or successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity;

•	the successor entity has a purpose substantially identical to that of the New Trust;

•	prior to the merger event, Omnicare has received any opinion of counsel stating that (a) the merger event does not adversely affect the rights, preferences and privileges of the holders of the New Trust PIERS or any successor securities in any material way, other than with respect to any dilution of the holders’ interest in the new entity and (b) following the merger event, neither the New Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

•	Omnicare guarantees the obligations of the successor entity under the successor securities in the same manner as in the new guarantee.

In addition, unless all of the holders of New Trust PIERS and New Trust common securities approve otherwise, the New Trust will not consolidate, merge with or into, or be replaced by, or convey, transfer or lease its properties or assets substantially as an entirety to, any other entity or permit any other entity to consolidate, merge with or into, or replace it, if, in the opinion of tax counsel, the transaction would cause the New Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Merger or Consolidation of Trustees

Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which such trustee may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the new declaration of trust, provided such corporation is otherwise qualified and eligible.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the New Trust in such a way that the New Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940 or classified as other than a grantor trust for United States federal income tax purposes and so that the new convertible debentures will be treated as indebtedness of Omnicare for United States federal income tax purposes. Omnicare and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the new declaration of trust, that Omnicare and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the New Trust PIERS. Omnicare will furnish to the property trustee on an annual basis a certificate evidencing its compliance with the conditions and covenants under the new declaration of trust.

The New Trust may not make any loans or incur any indebtedness, vary the investment of the New Trust, or take or consent to any action that would result in a lien on any of its assets. In addition, the New Trust may not take any action inconsistent with the status of the New Trust as a grantor trust for United States federal income tax purposes.

Holders of the New Trust PIERS have no preemptive or similar rights.

DESCRIPTION OF THE NEW CONVERTIBLE DEBENTURES

Omnicare will issue the new convertible debentures under the subordinated debt securities indenture dated June 13, 2003 and supplemented by a third supplemental indenture to be entered into between Omnicare and SunTrust Bank, as indenture trustee, which we refer to as the new subordinated debt securities indenture. This description of certain terms of the new convertible debentures and certain provisions of the new subordinated debt securities indenture is only a summary of the material terms and does not purport to be complete. We urge you to read the new subordinated debt securities indenture in its entirety because it, and not this description, will define your rights as a beneficial holder of the new convertible debentures. Forms of the new subordinated debt securities indenture and the new convertible debentures have been filed as exhibits to the registration statement which includes this prospectus. You may request copies of these documents from us at our address set forth in this prospectus under “Documents Incorporated by Reference into this Prospectus.”

General

The new convertible debentures will be limited in aggregate principal amount to the aggregate liquidation amount of all New Trust PIERS and New Trust common securities as set forth in the new declaration of trust.

The new convertible debentures will not be subject to a sinking fund provision. The entire principal amount of the new convertible debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined below under “—Option to Extend Interest Payment Period”) and contingent interest, if any, on June 15, 2033.

If the new convertible debentures are distributed to holders of the New Trust PIERS, the new convertible debentures will be issued as a global certificate. See “Book-Entry Issuance” in this prospectus. As described in this prospectus, under certain limited circumstances, new convertible debentures may be issued in certificated form in exchange for a global certificate. See “Book-Entry Issuance—Exchange of Global Securities for Certificated Securities” in this prospectus. Payments on new convertible debentures issued as a global certificate will be made through the debenture paying agent for the debentures to DTC. If new convertible debentures are issued in certificated form, principal and interest, including contingent interest, if any, will be payable, the transfer of the new convertible debentures will be registrable and new convertible debentures will be exchangeable for new convertible debentures of other denominations of a like aggregate principal amount at the corporate trust office or agency used by the indenture trustee in New York, New York as its office or agency receiving securities, as may be designated from time to time by the indenture trustee, provided that payment of interest may be made, at the option of Omnicare, by check mailed to the address of the holder entitled to it at the address held by the registrar. Notwithstanding the foregoing, so long as the beneficial holder of some or all of the new convertible debentures is the property trustee, the payment of principal, premium, if any, and interest, including contingent interest, if any, on the new convertible debentures held by the property trustee will be made through DTC to such account as may be designated by the property trustee.

Under certain circumstances involving the dissolution of the New Trust, including following the occurrence of a tax event or an investment company event, the new convertible debentures may be distributed to holders of the New Trust PIERS and New Trust common securities in liquidation of the New Trust, unless the New Trust PIERS are otherwise redeemed in connection with that event. See “Description of the New Trust PIERS—Distribution of Convertible Debentures” in this prospectus.

Subordination

The payment of principal of and interest, including contingent interest, if any, on the new convertible debentures will be, to the extent provided in the new subordinated debt securities indenture, subordinated to the prior payment in full of all present and future senior indebtedness (as defined below).

Subject to the qualifications described below, the term “senior indebtedness” includes principal and premium, if any, of and interest on the following:

•	all indebtedness of Omnicare, whether outstanding on the date of the issuance of the debentures or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note, security, debenture, bond or similar instrument;

•	all obligations of Omnicare under leases required or permitted to be capitalized under generally accepted accounting principles;

•	any indebtedness of others of the kinds described in the first bullet point above for the payment of which Omnicare is responsible or liable as guarantor or otherwise;

•	all of Omnicare’s obligations issued or assumed as the deferred purchase price of property, all of Omnicare’s conditional sale obligations and all of Omnicare’s obligations under any title retention agreement;

•	all of Omnicare’s obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	any indebtedness of others described in the first bullet point above secured by a lien on any property or asset of Omnicare, whether or not such obligation is assumed by Omnicare; and

•	amendments, renewals, extensions and refundings of any of the above types of indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the new convertible debentures and (3) obligations by Omnicare owed to its subsidiaries. Senior indebtedness will include, without limitation, the 6 1/8% senior subordinated notes due 2013, the 8 1/8% senior subordinated notes due 2011, and indebtedness incurred under Omnicare’s credit facility.

In the event that, notwithstanding any of the foregoing prohibitions, the indenture trustee or the holders of the new convertible debentures receive any payment or distribution on account of or in respect of the new convertible debentures at a time when a responsible officer of the indenture trustee or such holder has actual knowledge that such payment or distribution should not have been made to it, the trustee or such holder shall hold such payment or distribution in trust for the benefit of, and, upon written request, shall pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of the all principal, premium, if any, and interest then payable with respect to any senior indebtedness.

Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities (including the new convertible debentures) will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of the new convertible debentures and any other type of Omnicare’s creditors, any payments or distributions that would otherwise be paid to holders of senior indebtedness and that are made to holders of the new convertible debentures because of this subrogation will be deemed a payment by Omnicare on account of senior indebtedness and not on account of the new convertible debentures.

Due to the subordination provisions in the indenture under which the new convertible debentures will be issued, in the event of Omnicare’s insolvency, funds which we would otherwise use to pay the holders of the new convertible debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, Omnicare’s general creditors may recover less, ratably, than the holders of our senior indebtedness. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the new convertible debentures or distributions on the New Trust PIERS. As of September 30, 2004, Omnicare had approximately $1.17 billion of debt, including approximately $827 million of senior indebtedness.

In addition, because Omnicare conducts most of its operations through its subsidiaries, its principal assets consist of the stock of its subsidiaries and absent any additional capital raising or borrowing, its principal cash flow would be derived from dividends and other distributions or loans from its subsidiaries. Therefore, Omnicare’s ability to service its debt, including the new guarantee and the new convertible debentures, will be dependent upon the earnings of these subsidiaries and their ability to distribute those earnings as dividends or make loans or other payments to Omnicare. See “Risk Factors — Risks Relating to New Trust PIERS — Omnicare conducts most of its operations through, and depends on funds from, its subsidiaries” in this prospectus.

In addition to the contractual subordination provisions described above, both the new guarantee and the new convertible debentures will be structurally subordinated to all existing and future obligations of Omnicare’s subsidiaries. Omnicare only has a stockholder’s claim in the assets of its subsidiaries. This stockholder’s claim is junior to claims that creditors of Omnicare’s subsidiaries have against those subsidiaries. Holders of the new convertible debentures and beneficiaries of the guarantee of the New Trust PIERS will only be creditors of

Omnicare, and such holders will not be creditors of Omnicare’s subsidiaries, where most of Omnicare’s consolidated assets are located. All of Omnicare’s subsidiaries’ existing and future liabilities, including any claims of trade creditors, debt obligations and other liabilities and third-party preferred shareholders, will be effectively senior to the guarantee of the New Trust PIERS and the new convertible debentures. As of September 30, 2004, the total liabilities of Omnicare’s subsidiaries were approximately $654 million.

The new convertible debentures will rank pari passu with any old convertible debentures underlying the Old Trust PIERS.

Covenants of Omnicare

Except as otherwise provided in the new subordinated debt securities indenture, for so long as the new convertible debentures are held by the property trustee, Omnicare will covenant:

•	to maintain directly or indirectly ownership of all of the New Trust common securities; provided, however, that any permitted successor of Omnicare under the new subordinated debt securities indenture may succeed to Omnicare’s ownership of the New Trust common securities;

•	to use its commercially reasonable efforts to cause the New Trust to remain a statutory trust, except in connection with the distribution of the new convertible debentures to holders of New Trust PIERS and New Trust common securities, the redemption of all New Trust PIERS and New Trust common securities, or certain mergers, consolidations or amalgamations, each as permitted by the new declaration of trust, and not to voluntarily dissolve, wind-up, liquidate or terminate the New Trust except as permitted by the new declaration of trust and otherwise to cause the Trust to continue to be classified as a grantor trust for U.S. federal income tax purposes;

•	to take no action that would be reasonably likely to cause the New Trust to be classified as other than a grantor trust for United States federal income tax purposes;

•	to use its commercially reasonable efforts to ensure that the New Trust will not be an “investment company” under the Investment Company Act of 1940; and

•	to deliver to the trustee on an annual basis a certificate evidencing its compliance with the conditions and covenants under the new subordinated debt securities indenture.

Redemption

Omnicare may redeem the new convertible debentures, and thus cause the redemption of the New Trust PIERS, prior to maturity:

•	in whole or in part, on one or more occasions at any time on or after June 15, 2009; or

•	in whole, but not in part, at any time following an investment company event or a tax event, each as described above under “Description of the New Trust PIERS—Redemption—Special Event Redemption.”

The redemption price will be equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, including contingent interest, if any, and other amounts to the date of redemption.

The property trustee will mail any notice of redemption at least 30 and no more than 60 days before the redemption date to each holder of new convertible debentures to be redeemed at its registered address provided that the holders of at least a majority in aggregate principal amount of new convertible debentures may agree to reduce the notice period to not less than five days. Unless Omnicare defaults in payment of the redemption price, on the redemption date interest and contingent interest, if any, shall cease to accrue on the new convertible debentures called for redemption.

Restrictions on Certain Payments

Omnicare has agreed that if:

•	at the time an event has occurred that with the giving of notice or the lapse of time, or both, would constitute a debenture event of default and Omnicare has not taken reasonable steps to cure the event;

•	Omnicare is in default with respect to payment of any obligations under the guarantee relating to the New Trust PIERS; or

•	Omnicare has given notice of its intention to begin an interest deferral period, as described below under “—Option to Extend Interest Payment Period” and has not rescinded the notice, or any deferral period is continuing;

then Omnicare will not and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of Omnicare, other than:

(1) purchases of the capital stock of Omnicare in connection with employee, director or agent benefit plans or under any dividend reinvestment or stock purchase plan;

(2) in connection with the reclassifications of any class or series of Omnicare capital stock, or the exchange or conversion of one class or series of Omnicare capital stock for or into another class or series of its capital stock;

(3) the payment of any dividend within 60 days after the date of declaration of the dividend if, at the date of declaration, (a) if paid on that date the payment of the dividend would not have been prohibited by an election to defer interest payments and (b) the declaration was in accordance with Omnicare’s dividend policy in effect immediately prior to its declaration of the dividend;

(4) the purchase of fractional interests in shares of Omnicare capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(5) dividends or distributions payable in Omnicare capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock;

(6) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant to any such shareholders’ rights plan;

(7) the purchase of Omnicare common stock, or securities convertible or exercisable for Omnicare common stock, in satisfaction of Omnicare’s obligations under an acquisition transaction that Omnicare has entered into prior to the beginning of the period during which Omnicare elects to defer interest payments, in an amount not greater than $10 million in the aggregate in any extension period; or

(8) repurchases of Omnicare common stock in connection with acquisitions of businesses made by Omnicare or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated debentures) issued by Omnicare that rank equally with or junior to the new convertible debentures (which will not include the 6 1/8% senior subordinated notes due 2013, the 8 1/8% senior subordinated notes due 2011, or Omnicare’s credit facility), in each case other than through the issuance or exchange of debt securities that rank equally with or junior to the new convertible debentures; or

•	make any guarantee payments with respect to any guarantee by Omnicare of the debt securities (including other guarantees) of any of its subsidiaries, if such guarantee ranks equally with or junior in interest to the new convertible debentures, other than payments under Omnicare’s guarantee of the New Trust PIERS or any other similar guarantee in respect of future issuances of New Trust PIERS or any other trust preferred securities.

Conversion of New Convertible Debentures

The new convertible debentures will be convertible into cash and, if applicable, Omnicare common stock at the option of the holders of the new convertible debentures as described under “Description of the New Trust PIERS—Conversion Rights—Events Triggering Conversion Rights.” If the new convertible debentures have been distributed to holders of the New Trust PIERS, then the events triggering the right to convert debentures based upon the redemption of the New Trust PIERS and the trading price of the New Trust PIERS shall refer instead to the redemption of the new convertible debentures and the trading price of the new convertible debentures. The New Trust will covenant not to convert new convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of New Trust PIERS in the manner described under “Description of the New Trust PIERS—Conversion Rights—Conversion Procedures.” Upon surrender of a New Trust PIERS to the conversion agent for conversion, the New Trust will distribute $50 principal amount of the new convertible debentures per New Trust PIERS to the conversion agent on behalf of the holder electing to convert the New Trust PIERS. The conversion agent will then convert the new convertible debentures into cash and, if applicable, shares of Omnicare common stock on behalf of such holder. The conversion agent’s delivery to the holders of the new convertible debentures of the cash and, if applicable, shares of Omnicare common stock into which the new convertible debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy Omnicare’s obligation to pay the principal amount of the new convertible debentures so converted. You will not receive any payment representing accrued and unpaid interest, including contingent interest, if any, upon conversion of a convertible debenture and we will not adjust the conversion rate to account for the accrued and unpaid interest or contingent interest.

If any new convertible debentures are converted after a record date for an interest payment and on or before the related interest payment date, the interest payment with respect to such new convertible debentures will be paid on the related interest payment date to the trust (which will distribute an equivalent amount to the holder of such New Trust PIERS on the related record date) or other holder of new convertible debentures, as the case may be. Except in the case of new convertible debentures called for redemption on a redemption date between a record date and a related payment date (and except as set forth in the following paragraph), the holder of the new convertible debentures must deliver an amount equal to the interest, including contingent interest, if any, payable on the related interest payment date prior to receiving the cash, and if applicable, shares of Omnicare common stock into which the new convertible debentures are convertible.

If any new convertible debentures are delivered for conversion during a deferral period by a holder after receiving a notice of redemption from the property trustee, Omnicare will be required to pay to the New Trust or other holder of the debentures so converted all accrued and unpaid interest and contingent interest, if any, on such new convertible debentures through the date of conversion. This amount will then be simultaneously distributed to the holders of the New Trust PIERS delivered for conversion. Except as provided above, neither the New Trust nor Omnicare will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid interest or contingent interest, whether or not in arrears, on the new convertible debentures surrendered for conversion.

Distribution and Liquidation

As described in this prospectus under “Description of the New Trust PIERS—Distribution of Convertible Debentures,” under certain circumstances new convertible debentures may be distributed to the holders of the New Trust PIERS and New Trust common securities in liquidation of the New Trust after satisfaction of liabilities to creditors of the New Trust. If this occurs, Omnicare will use its reasonable efforts to list the new convertible debentures on the market or exchange on which the New Trust PIERS are then listed, if any. There can be no assurance as to the market price of any new convertible debentures that may be distributed to the holders of New Trust PIERS.

Interest and Contingent Interest

Each new convertible debenture will bear interest at the rate of 4.00% per annum from and including December 15, 2004. Interest is payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, each of which we refer to as an “interest payment date,” commencing on March 15, 2005 to the person in whose name the new convertible debenture is registered at the close of business on the day next preceding the interest payment date. If the New Trust PIERS do not remain in book-entry only form and the new convertible debentures are not in the form of a global certificate, Omnicare will have the right to select record dates, which must be at least one business day before an interest payment date.

The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full 90-day quarterly interest period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the new convertible debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay), except that if such business day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

In addition, Omnicare will pay contingent interest during any quarterly measuring period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly measuring period beginning on June 15, 2009, if the average of the trading prices of the New Trust PIERS for the five consecutive trading days ending on the second trading day preceding such quarterly measuring period equals 115% or more of the stated liquidation amount of the New Trust PIERS. If the new convertible debentures have been distributed to the holders of the New Trust PIERS, then Omnicare will pay contingent interest during any quarterly measuring period from March 15 to June 14, June 15 to September 14, September 15 to December 14 or December 15 to March 14 commencing with the quarterly measuring period beginning on June 15, 2009, if the average of the trading prices of the new convertible debentures for the five consecutive trading days ending on the second trading day preceding such quarterly measuring period equals 115% or more of the principal amount of the new convertible debentures.

The rate of contingent interest payable in respect of any quarterly measuring period will equal 0.125% of the average trading price of the New Trust PIERS, or of the new convertible debentures following any distribution of the new convertible debentures to the holders of the New Trust PIERS, over the measuring period triggering the contingent interest payment. Contingent interest will be computed on the same basis as regular interest.

Option to Extend Interest Payment Period

So long as Omnicare is not in default in the payment of interest or contingent interest on the new convertible debentures, Omnicare will have the right to defer payments of interest (other than contingent interest) on the new convertible debentures as described in this prospectus under “Description of the New Trust PIERS—Option to Extend Interest Payment Period.”

If the property trustee is the only holder of the new convertible debentures, Omnicare will be required to give the administrative trustees, the property trustee and the indenture trustee notice of its election of such extension period at least one business day before the earlier of (1) the next date on which distributions on the New Trust PIERS are payable or (2) the date the administrative trustees are required to give notice of the record date or the date such distributions are payable for the first quarter of such extension period to any national stock exchange or other organization on which the New Trust PIERS are listed or quoted, if any, or to holders of the New Trust PIERS as of the record date or the distribution date. The administrative trustees will give notice of Omnicare’s election of the extension period to the holders of the New Trust PIERS. If the property trustee is not the only holder of the new convertible debentures, Omnicare will be required to give the holders of the new convertible debentures notice of its election of such extension period at least ten business days before the earlier of (1) the interest payment date for the first quarter of such extension period or (2) the date upon which Omnicare is required to give notice of the record or payment date of such related interest payment for the first quarter to any national stock exchange or other organization on which the new convertible debentures are listed or quoted, if any, or to holders of the new convertible debentures.

Payment of Expenses of the New Trust

Omnicare, as borrower, has agreed to pay all fees and expenses related to the organization, maintenance and operations, and any dissolution of the New Trust (including any taxes, other than U.S. withholding taxes, duties, assessments or governmental charges of whatever nature imposed on the New Trust by the United States, or any other taxing authority) and the offering of the New Trust PIERS, New Trust common securities and the new convertible debentures and the retention of the indenture trustee, the property trustee and the guarantee trustee, and be responsible for all debts and obligations of the New Trust (other than U.S. withholding taxes with respect to the New Trust PIERS and New Trust common securities), so that the net amounts received, retained or paid by the New Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the New Trust would have received or paid had no such fees, expenses, debts and obligations been incurred by or imposed on the New Trust. In addition, Omnicare will be primarily liable for any indemnification obligations with respect to the new declaration of trust. The foregoing obligations of Omnicare are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed, whom we refer to as a “creditor,” whether or not such creditor has received notice thereof. Any such creditor may enforce such obligations of Omnicare directly against Omnicare, and Omnicare irrevocably waives any right or remedy to require that any such creditor take any action against the New Trust or any other person before proceeding against Omnicare. Omnicare shall execute such additional agreements as may be necessary to give full effect to the foregoing.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

Under the provisions of the new subordinated debt securities indenture, Omnicare may not, directly or indirectly, (i) consolidate or merge with or into any other person (whether or not Omnicare is the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of Omnicare’s properties and assets, unless either (a) Omnicare is the continuing corporation, or (b) the person formed by or surviving any such consolidation or merger (if other than Omnicare) or to which such sale, assignment, transfer, conveyance or disposition will have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and that person assumes all of Omnicare’s obligations under the debt securities of such series and the indenture relating thereto pursuant to agreements reasonably satisfactory to the indenture trustee.

In addition, Omnicare may not, directly or indirectly, lease all or substantially all of its properties or assets in one or more related transactions to any other person.

Indenture Events of Default

An event of default with respect to the new convertible debentures will occur upon:

•	Omnicare’s failure for 30 days to pay any interest, including contingent interest, if any, on the new convertible debentures when due, whether or not such payment is prohibited by the subordination provisions of the new subordinated debt securities indenture, provided that a valid deferral of the interest payment period does not constitute a default in the payment of interest;

•	Omnicare’s failure to pay any principal on the new convertible debentures when due, whether at maturity, upon redemption or otherwise, whether or not such payment is prohibited by the subordination provisions of the new subordinated debt securities indenture;

•	Omnicare’s breach of a covenant contained in the new subordinated debt securities indenture for 90 days after written notice to Omnicare from the indenture trustee or to Omnicare and the indenture trustee from the holders of at least 25% in aggregate principal amount of the new convertible debentures; or

•	certain events related to Omnicare’s bankruptcy, insolvency or reorganization.

If any indenture event of default has occurred and is continuing, the indenture trustee, or the holders of at least 25% in principal amount of the new convertible debentures, will have the right under the new subordinated debt securities indenture to declare the principal of the new convertible debentures (including any compounded interest, if any) and any other amounts payable under the new subordinated debt securities indenture to be due and payable and to enforce its other rights as a creditor with respect to the new convertible debentures. An indenture event of default will also constitute a trust event of default. The holders of New Trust PIERS in certain circumstances have the right to direct the property trustee to exercise its rights as the holder of the new convertible debentures. See “Description of the New Trust PIERS—Trust Events of Default” and “Description of the New Trust PIERS—Voting Rights and Amendment of the Declaration” in this prospectus. Notwithstanding the foregoing, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest or principal on the new convertible debentures on the date such interest or principal is otherwise payable, a holder of New Trust PIERS may institute a direct action against Omnicare for payment after the respective due date specified in the new convertible debentures. Omnicare shall have the right under the new subordinated debt securities indenture to set-off any payment made by Omnicare to such holder of New Trust PIERS in connection with a direct action. The holders of New Trust PIERS will not be able to exercise directly any other remedy available to the holders of the new convertible debentures.

Defeasance; Satisfaction and Discharge

The new subordinated debt securities indenture will provide that Omnicare may satisfy and discharge its obligations thereunder with respect to the new convertible debentures, when either:

•	all new convertible debentures that have been authenticated, except lost, stolen or destroyed new convertible debentures that have been replaced or paid and new convertible debentures for whose payment money has been deposited in trust and thereafter repaid to Omnicare, have been delivered to the indenture trustee for cancellation; or

•

all new convertible debentures that have not been delivered to the indenture trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption, receipt of a notice of conversion, or otherwise or will become due and payable within one year and Omnicare has irrevocably deposited or caused to be deposited with the indenture trustee as trust funds in trust solely for the benefit of the holders of new convertible debentures, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the new convertible debentures not delivered to the indenture trustee for cancellation for principal, premium, if any, contingent interest, if any, and accrued interest to the date of maturity or redemption.

In addition, the new subordinated debt securities indenture will provide that Omnicare may, at its option and at any time, elect to have all of its obligations discharged with respect to the new convertible debentures (“legal defeasance”) except for:

•	the rights of holders of the outstanding new convertible debentures to receive payments in respect of the principal of, or premium or interest (including contingent interest), if any, on the new convertible debentures when such payments are due;

•	Omnicare’s obligations with respect to the new convertible debentures concerning issuing temporary securities, registration of securities, mutilated, destroyed, lost or stolen securities and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the indenture trustee and Omnicare’s obligations in connection therewith; and

•	the legal defeasance provisions of the new subordinated debt securities indenture.

In addition, Omnicare may, at its option and at any time, elect to have its obligations released with respect to certain covenants in respect of the new convertible debentures that are described in the new subordinated debt securities indenture (“covenant defeasance”) and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to new convertible debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Indenture Events of Default” will no longer constitute an event of default with respect to new convertible debentures.

In order to exercise either legal defeasance or covenant defeasance, Omnicare is required to meet specified conditions, including:

•	irrevocably depositing with the indenture trustee, in trust, for the benefit of the holders of the new convertible debentures, cash, non-callable U.S. government securities, or a combination thereof, in amounts as will be sufficient to pay the principal of, or premium and interest (including contingent interest), if any, on the outstanding new convertible debentures on the stated maturity or on the applicable redemption date, as the case may be;

•	in the case of legal defeasance, delivering to the indenture trustee an opinion of counsel reasonably acceptable to the indenture trustee confirming that (i) Omnicare has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the new subordinated debt securities indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding new convertible debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred; and

•	in the case of covenant defeasance, delivering to the indenture trustee an opinion of counsel reasonably acceptable to the indenture trustee confirming that the holders of the outstanding new convertible debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

Modification and Waiver

Modification of Indenture

The modification provisions of the new subordinated debt securities indenture will apply to the new convertible debentures. In addition, the new subordinated debt securities indenture will provide that any supplemental indenture will not be effective until the holders of a majority in aggregate stated liquidation amount of New Trust PIERS and New Trust common securities shall have consented to such supplemental indenture; provided, that if the consent of the holder of each outstanding convertible debenture is required, any supplemental indenture will not be effective until each holder of the New Trust PIERS and New Trust common securities shall have consented to that supplemental indenture.

Waiver of Default

The holders of not less than a majority of aggregate principal amount of the new convertible debentures then outstanding may, on behalf of the holders of all new convertible debentures, waive any past default under the new subordinated debt securities indenture with respect to the new convertible debentures except a default in the payment of principal, premium, if any, or any interest on the new convertible debentures and a default in respect of a covenant or provision of the new subordinated debt securities indenture which cannot be modified or amended without the consent of each holder of the new convertible debentures then outstanding. Such waiver will not be effective until the holders of a majority in aggregate stated liquidation amount of New Trust PIERS and New Trust common securities have consented to such waiver. In addition, where a consent under the new subordinated debt securities indenture would require the consent of the holders of more than a majority in principal amount of the new convertible debentures, such waiver will not be effective until the holders of at least the same proportion in aggregate stated liquidation amount of the New Trust PIERS and New Trust common securities have consented to such waiver.

DESCRIPTION OF THE NEW GUARANTEE

Omnicare will issue the new guarantee under the new Guarantee Agreement between Omnicare and JPMorgan Chase Bank, N.A., as new guarantee trustee. This description of certain provisions of the new guarantee agreement is only a summary of the material terms and does not purport to be complete. We urge you to read the new guarantee agreement in its entirety because it and the Trust Indenture Act of 1939 and not this summary will define your rights as a holder of the new guarantee. A form of the new guarantee agreement has been filed as an exhibit to the registration statement which includes this prospectus. You may also request copies of the new guarantee agreement at our address set forth in this prospectus under “Documents Incorporated by Reference into this Prospectus.”

General

Certain payments and distributions, including contingent distributions, if any, with respect to the New Trust PIERS, to the extent not paid by or on behalf of the New Trust, are guaranteed by Omnicare on a junior subordinated basis.

The holders of a majority in aggregate stated liquidation amount of the New Trust PIERS, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the new guarantee or to direct the exercise of any Trust or other power conferred upon the guarantee trustee under the new guarantee. If the guarantee trustee fails to enforce the new guarantee, then any holder of the New Trust PIERS, subject to the subordination provisions of the new guarantee for that payment, may institute a legal proceeding directly against Omnicare to enforce the holder’s rights under the new guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. If Omnicare were to default on its obligation to pay amounts payable under the new convertible debentures, the New Trust would lack sufficient funds for the payment of distributions or amounts payable on redemption of the New Trust PIERS or otherwise, and, in such event, holders of the New Trust PIERS would not be able to rely upon the new guarantee for payment of such amounts. Instead, if an indenture event of default has occurred and is continuing and such event is attributable to the failure of Omnicare to pay interest, including contingent interest, if any, on or principal of the new convertible debentures on the applicable payment date, then a holder of New Trust PIERS may institute a legal proceeding directly against Omnicare pursuant to the terms of the new subordinated debt securities indenture for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on such new convertible debentures having a principal amount equal to the aggregate liquidation amount of the New Trust PIERS of such holder. Except as described in this prospectus, holders of New Trust PIERS will not be able to exercise directly any other remedy available to the holders of new convertible debentures or assert directly any other rights in respect of the new convertible debentures. Omnicare’s obligations under the new guarantee will rank subordinated and junior in right of payment to all “senior indebtedness” of Omnicare as defined in this prospectus under the heading “Description of the New Convertible Debentures—Subordination.”

The new declaration of trust will provide that each holder of New Trust PIERS will agree to the provisions of the new guarantee, including the subordination provisions, and the new subordinated debt securities indenture.

Omnicare will furnish to the guarantee trustee on an annual basis a certificate evidencing its compliance with the conditions and covenants under the new guarantee agreement.

Termination

The new guarantee will terminate and be of no further effect when:

•	the redemption price of the New Trust PIERS is fully paid;

•	cash and, if applicable, shares of Omnicare common stock are distributed to holders of the New Trust PIERS in respect of the conversion of the New Trust PIERS;

•	Omnicare distributes the new convertible debentures to the holders of the New Trust PIERS; or

•	the amounts payable upon liquidation of the New Trust are fully paid.

The new guarantee will remain in effect or will be reinstated if at any time any holder of the New Trust PIERS must restore payment of any sums paid to that holder with respect to those New Trust PIERS or under the new guarantee.

RELATIONSHIP AMONG THE NEW TRUST PIERS,

THE NEW CONVERTIBLE DEBENTURES AND THE NEW GUARANTEE

Full and Unconditional Guarantee

Payments of distributions, including contingent distributions, if any, and other amounts due on the New Trust PIERS (to the extent the New Trust has funds available for the payment of such distributions and contingent distributions) are irrevocably guaranteed by Omnicare as and to the extent set forth under “Description of the New Guarantee” in this prospectus. If and to the extent that Omnicare does not make payments under the new convertible debentures, the New Trust will not have sufficient funds to pay distributions, cash payments upon conversion or other amounts due on the New Trust PIERS. The new guarantee does not cover payment of distributions, contingent distributions or other amounts due on the New Trust PIERS when the New Trust does not have sufficient funds to make such payments. In such event, a holder of New Trust PIERS, as described below, may under certain circumstances institute a legal proceeding directly against Omnicare to enforce payment of certain amounts due and payable on the New Trust PIERS to such holder after the respective due dates. We and the New Trust believe that, taken together, Omnicare’s obligations under the new declaration of trust, the new convertible debentures, the new subordinated debt securities indenture and the new guarantee provide, in the aggregate, a full and unconditional guarantee of payments of distributions, including contingent distributions, if any, and other amounts due on the New Trust PIERS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee to the extent provided in this prospectus of the New Trust’s obligations under the New Trust PIERS. The obligations of Omnicare under the new guarantee will be subordinated and junior in right of payment to all senior indebtedness of Omnicare as defined in the instruments governing the New Trust PIERS.

Sufficiency of Payments

As long as payments of interest, including contingent interest, if any, principal and other payments are made when due on the new convertible debentures, such payments will be sufficient to cover distributions and other payments due on the New Trust PIERS, because of the following factors: (1) the aggregate principal amount of the new convertible debentures will be equal to the sum of the aggregate stated liquidation amount of the New Trust PIERS and New Trust common securities, (2) the interest rate and interest and other payment dates on the new convertible debentures will match the distribution rate and distribution and other payment dates for the New Trust PIERS, (3) Omnicare will pay contingent interest at the same rate and under the same circumstances as the New Trust is obligated to make contingent distributions, (4) the new convertible debentures are convertible under the same circumstances and at the same rate as the New Trust PIERS, (5) pursuant to the new subordinated debt securities indenture, Omnicare, as borrower, will pay, and the New Trust will not be obligated to pay, all costs, expenses and liabilities of the New Trust except the New Trust’s obligations under the New Trust PIERS and New Trust common securities and (6) the new declaration of trust further provides that the New Trust will not engage in any activity that is not consistent with the limited purposes of the New Trust.

Notwithstanding anything to the contrary in the new subordinated debt securities indenture, Omnicare has the right to set-off any payment it is otherwise required to make under the new subordinated debt securities indenture with and to the extent Omnicare has already made, or is concurrently on the date of such payment making, a related payment under the new guarantee.

Enforcement Rights of Holders of New Trust PIERS

If a trust event of default occurs and is continuing, the holders of New Trust PIERS would rely on the enforcement by the property trustee of its rights as holder of the new convertible debentures against Omnicare. In addition, the holders of a majority in liquidation amount of the New Trust PIERS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the new declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as the holder of the new convertible debentures. The new subordinated debt securities indenture provides that the indenture trustee shall give holders of new convertible debentures notice of all defaults or events of default within 30 days after occurrence.

If the property trustee fails to enforce its rights under the new convertible debentures in respect of an indenture event of default after a holder of record of New Trust PIERS has made a written request, such holder of record of New Trust PIERS may, to the extent permitted by applicable law, institute a legal proceeding against Omnicare to enforce the property trustee’s rights in respect of new convertible debentures having a principal amount equal to the aggregate stated liquidation amount of the New Trust PIERS of such holder. In addition, if Omnicare fails to pay interest, including contingent interest, if any, or principal on the new convertible debentures on the date such interest or principal is otherwise payable, and such failure to pay is continuing, a holder of New Trust PIERS may institute a direct action against Omnicare for enforcement of payment to such holder of the principal of or interest, including contingent interest, if any, on the new convertible debentures having a principal amount equal to the aggregate stated liquidation amount of the New Trust PIERS of such holder after the respective due date specified in the new convertible debentures. In connection with such a direct action, any payment made by Omnicare directly to a holder of a New Trust PIERS will reduce the amount that Omnicare must pay the New Trust under the new convertible debentures held by the New Trust. As the holder of the trust common securities of the New Trust, Omnicare will be subrogated to the rights of such holder of New Trust PIERS under the declaration to the extent of any payment made by us to such holder of New Trust PIERS in that suit. The holders of New Trust PIERS will not be able to exercise directly any other remedy available to the holders of the new convertible debentures.

Limited Purpose of Trust

The New Trust PIERS and New Trust common securities will evidence beneficial ownership interests in the New Trust, and the New Trust exists for the sole purpose of issuing the New Trust PIERS and New Trust common securities in consideration for the receipt of the new convertible debentures. A principal difference between the rights of a holder of New Trust PIERS and a holder of new convertible debentures is that a holder of new convertible debentures is entitled to receive from Omnicare the principal amount of and interest accrued on new convertible debentures held, while a holder of New Trust PIERS is entitled to receive distributions from the New Trust (or from Omnicare under the new guarantee) if and to the extent the New Trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the New Trust involving the liquidation of the new convertible debentures, the holders of the New Trust PIERS and New Trust common securities will be entitled to receive, out of assets held by the New Trust, subject to the rights of creditors of the New Trust, if any, the liquidation distribution in cash. See “Description of the New Trust PIERS—Liquidation Distribution Upon Dissolution” in this prospectus. Upon any voluntary or involuntary liquidation or bankruptcy of Omnicare, the property trustee, as holder of the new convertible debentures, would be a subordinated creditor of Omnicare, subordinated in right of payment to all senior indebtedness as set forth in the new subordinated debt securities indenture, but entitled to receive payment in full of principal and interest, including contingent interest, if any, before any shareholders of Omnicare receive payments or distributions. The positions of a holder of New Trust PIERS and a holder of the new convertible debentures relative to other creditors and to shareholders of Omnicare in the event of liquidation or bankruptcy of Omnicare should be substantially the same.

BOOK-ENTRY ISSUANCE

Book-Entry, Delivery, and Form

The New Trust PIERS will be issued in registered, global form and will be issued at the closing of this offering only against payment in immediately available funds.

The New Trust PIERS will only be represented by one or more securities in registered, global form, which we refer to as the “global securities.” Upon issuance, the New Trust PIERS will be deposited with the property trustee, and the new convertible debentures will be deposited with the indenture trustee, in each case as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of Cede & Co., as nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below. We refer to this nominee in this section as the “Global Security Holder.” DTC may also act as securities depositary for the new convertible debentures in the event of the distribution of the new convertible debentures to the holders of the New Trust PIERS.

Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for New Trust PIERS or new convertible debentures, as the case may be, in certificated form except in the limited circumstances described below. See “—Exchange of Global Securities for Certificated Securities.”

Except in the limited circumstances described below, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of New Trust PIERS or new convertible debentures, as the case may be, in certificated form.

In addition, transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised Omnicare and the New Trust that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to collectively as the “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly, which we refer to collectively as the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Omnicare and the New Trust that, pursuant to procedures established by it:

(1) upon deposit of the global securities, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global securities; and

(2) ownership of these interests in the global securities will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global securities).

Investors in the global securities who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the global securities who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants in such system. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global security to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global securities will not have the New Trust PIERS or the new convertible debentures, as the case may be, registered in their names, will not receive physical delivery of the New Trust PIERS or the new convertible debentures, as the case may be, in certificated form and will not be considered the registered owners or “holders” thereof under the new declaration of trust for any purpose.

Payments in respect of the principal of, and interest on, a global security registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder of the New Trust PIERS under the new declaration of trust or of the new convertible debentures under the new subordinated debt securities indenture, as the case may be. Under the terms of the new declaration of trust and the new subordinated debt securities indenture, the property trustee and the indenture trustee, respectively, will treat the persons in whose names the global securities are registered as the owners of the New Trust PIERS or the new convertible debentures, as the case may be, for the purpose of receiving payments and for all other purposes. Consequently, none of the property trustee, the indenture trustee nor any of their respective agents has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global securities; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Omnicare and the New Trust that its current practice, upon receipt of any payment in respect of securities such as the New Trust PIERS and the new convertible debentures, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the global securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, us, the property trustee or the indenture trustee. None of us, the property trustee or the indenture trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the global securities, and we, the property trustee and the indenture trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. Such cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Omnicare and the New Trust that it will take any action permitted to be taken by a holder of global securities only at the direction of one or more Participants to whose account DTC has credited the interests in the global securities and only in respect of such portion of the aggregate amount of the global securities as to which such Participant or Participants has or have given such direction. However, if there is an indenture event of default (or, in the case of New Trust PIERS, any event which after notice or lapse of time or both would be a trust event of default), DTC reserves the right to exchange the global securities for legended securities in certificated form, and to distribute such securities to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the property trustee nor the indenture trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

Exchange of Global Securities for Certificated Securities

A global security is exchangeable for definitive New Trust PIERS or new convertible debentures, as the case may be, in registered certificated form, or “certificated securities,” if:

(1) DTC (a) notifies the New Trust that it is unwilling or unable to continue as depositary for the global securities and Omnicare and the New Trust fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act; or

(2) there has occurred and is continuing an indenture event of default or, in the case of New Trust PIERS, any event which after notice or lapse of time or both would be a trust event of default.

In addition, beneficial interests in a global security may be exchanged for certificated securities upon prior written notice given to the trustee by or on behalf of DTC in accordance with the new declaration of trust or the new subordinated debt securities indenture, as the case may be. In all cases, certificated securities delivered in exchange for any global security or beneficial interests in global securities will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary in accordance with its customary procedures.

Same Day Settlement and Payment

Omnicare will make payments in respect of the securities represented by the global securities by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. Omnicare will make all payments with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities or, if no such account is specified, by mailing a check to each such holder’s registered address. The securities represented by the global securities are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such securities will, therefore, be required by DTC to be settled in immediately available funds. Omnicare expects that secondary trading in any certificated securities will also be settled in immediately available funds. Transfers between Participants in DTC will be effected in accordance with DTC procedures, and will be settled in same-day funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Omnicare that cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DESCRIPTION OF CAPITAL STOCK

Omnicare’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock, no par value per share. We describe the preferred stock under the heading “Preferred Stock.”

This section summarizes the general terms of Omnicare capital stock. The summaries in this section and the prospectus do not describe every aspect of the capital stock. When evaluating the capital stock, you should also refer to all of the provisions of Omnicare’s charter and by-laws and the Delaware General Corporation Law (“DGCL”). Omnicare’s charter and by-laws are incorporated by reference in the registration statement.

Common Stock

At September 30, 2004, approximately 104,174,237 shares of Omnicare common stock were outstanding. Omnicare common stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares of Omnicare common stock have one vote on any matter submitted to the vote of stockholders. Omnicare common stock does not have cumulative voting rights. Upon Omnicare’s liquidation, the holders of Omnicare common stock are entitled to receive, on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on preferred stock, if any. Holders of Omnicare common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor (subject to the prior rights of preferred stock, if any). All outstanding shares of Omnicare common stock are fully paid and nonassessable.

Rights Agreement

On June 2, 1999, Omnicare paid a dividend of one preferred share purchase right for each outstanding share of Omnicare common stock to the stockholders of record on that date. Each right entitles the registered holder to purchase one ten-thousandth of a share of Omnicare Series A Junior Participating Preferred Stock, at a price of $135.00 per one ten-thousandth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The description and terms of the rights are set forth in the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent.

Initially, the rights will be attached to all certificates of common stock and no separate rights certificates will be issued. Separate rights certificates evidencing the rights will be distributed to holders of record of Omnicare common stock as of the close of business on the earlier to occur of the tenth day (or such other day as Omnicare’s board of directors may determine) following (i) a public announcement that a person or group of affiliated or associated persons, referred to as an “Acquiring Person,” has acquired beneficial ownership of 15% or more of the outstanding common shares or (ii) the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding common shares. The rights will expire on June 2, 2009, unless extended or unless the rights are earlier redeemed or exchanged by Omnicare. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours, including, without limitation, the right to vote or to receive dividends.

If a person or group becomes an Acquiring Person, each holder of a right will thereafter have the right to receive, upon exercise, shares of Omnicare common stock (or, in certain circumstances, shares of Series A Junior Participating Preferred Stock or other similar securities of Omnicare) having a value equal to two times the exercise price of the right and all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

In the event that Omnicare is acquired in a merger or other business combination transaction or 50% or more of Omnicare’s consolidated assets or earning power are sold after a person or group has become an

Acquiring Person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an Acquiring Person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Omnicare common stock having a market value of two times the exercise price of the right.

At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Omnicare common stock, Omnicare’s board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Omnicare common stock, or one ten-thousandth of a share of Series A Junior Participating Preferred Stock (or of a share of a class or series of Omnicare preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

At any time prior to the distribution date, Omnicare’s board of directors may redeem the rights, in whole but not in part, at a price of $.01 per right. Immediately upon any such redemption, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Preferred Stock

Omnicare has authorized under its restated certificate of incorporation 1,000,000 shares of preferred stock, no par value per share. Omnicare’s board of directors is authorized to provide for the issuance of preferred stock in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, Omnicare’s board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

At this time, Omnicare’s board of directors has authorized only the Series A Junior Participating Preferred Stock for issuance. The Series A Junior Participating Preferred Stock is issuable upon the exercise of Omnicare’s preferred stock purchase rights. See “— Rights Agreement” above. Omnicare’s board of directors could, without stockholder approval, cause Omnicare to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of Omnicare common stock or make it more difficult to cause a change in control of Omnicare. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of Omnicare and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to Omnicare’s stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of Omnicare common stock.

Provisions with Possible Anti-takeover Effects

Certain provisions of Omnicare’s charter, by-laws and the DGCL may delay or prevent any transaction involving us that might result in a change of control.

Fair Price Provision.  With certain exceptions, in the event a person, corporation or other entity owns 10% or more of Omnicare’s stock entitled to vote, a majority of the outstanding shares of Omnicare capital stock not so owned is required to authorize (i) any merger or consolidation of Omnicare with or into such corporation, (ii) any sale, lease, exchange or other disposition of all or a substantial part of Omnicare’s assets to or with such person, corporation or other entity or (iii) issuances and transfers of Omnicare’s securities to such person, corporation or other entity for assets and/or securities with a value of at least $5 million or for cash.

Board of Directors.  Omnicare’s board of directors, when evaluating any offer of another party to make a tender or exchange offer for Omnicare’s equity securities, merge or consolidate with Omnicare, purchase or otherwise acquire all or substantially all of Omnicare’s assets, shall, in connection with the exercise of its judgment in determining what is in the best interests of Omnicare and its stockholders, give due consideration to all relevant factors, including the social and economic effects on Omnicare’s employees, customers, suppliers and other constituents and on the communities in which Omnicare operates or is located.

Omnicare’s charter also provides that directors may be removed without cause only by the holders of two-thirds of the shares of Omnicare capital stock then entitled to vote on the election of directors.

Amendments to the Charter.  The sections of Omnicare’s charter relating to the fair price and director removal provisions described above, as well as those relating to elimination of director liability, indemnification of directors and the ability of Omnicare’s board of directors to amend the by-laws, may only be repealed or amended with the approval of the holders of two-thirds of the outstanding shares of each class of Omnicare capital stock entitled to vote thereon as a class.

Business Combinations.  Omnicare is subject to Section 203 of the DGCL which restricts a wide range of transactions (“business combinations”) between a corporation and an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 15% or more of the corporation’s outstanding voting stock. Business combinations are broadly defined to include (i) mergers or consolidations with, (ii) sales or other dispositions of more than 10% of the corporation’s assets to, (iii) certain transactions resulting in the issuance or transfer of any stock of the corporation or any subsidiary to, (iv) certain transactions resulting in an increase in the proportionate share of stock of the corporation or any subsidiary owned by, or (v) receipt of the benefit (other than proportionately as a stockholder) of any loans, advances or other financial benefits by an interested stockholder. Section 203 provides that an interested stockholder may not engage in a business combination with the corporation for a period of three years from the time of becoming an interested stockholder unless (a) the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder prior to the time that person became an interested stockholder; (b) upon consummation of the transaction which resulted in the person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock (excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans); or (c) the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Future Issuances of Preferred Stock.  Omnicare is not required to seek stockholder approval prior to designating any future series of preferred stock. Omnicare’s board of directors could issue preferred stock in one or more transactions with terms which might make the acquisition of control of Omnicare more difficult or costly.

Transfer Agent

The transfer agent for Omnicare common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations to a holder with respect to the exchange of Old Trust PIERS for New Trust PIERS pursuant to the exchange offer. Subject to the limitations, qualifications and assumptions set forth in this discussion and the accuracy of statements, facts and information regarding the exchange offer on which counsel has relied, this discussion constitutes the opinion of Dewey Ballantine LLP as to the material U.S. federal income tax consequences of the exchange offer insofar as the discussion sets forth statements of U.S. federal income tax law or legal conclusions with respect thereto. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address estate or gift tax consequences or tax consequences arising under any state, local or foreign law.

This discussion applies only to beneficial owners that hold Old Trust PIERS as capital assets (generally, property held for investment). This discussion does not address all of the tax consequences that may be important to particular beneficial owners in light of their individual circumstances, or to certain types of beneficial owners. Such beneficial owners may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, holders subject to the alternative minimum tax, certain former citizens or former long-term residents of the United States, partnerships or other entities classified as partnerships or flow-through entities for U.S. federal income tax purposes, certain trusts, hybrid entities, holders who mark to market their investment in the Old Trust PIERS, persons holding the Old Trust PIERS as part of a hedging or conversion transaction or as part of a straddle or other risk reduction transaction for U.S. federal income tax purposes, or “U.S. holders” that have a functional currency other than the U.S. dollar.

As used herein, the term “U.S. holder” means a beneficial owner of Old Trust PIERS or New Trust PIERS that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or an estate or trust that is a United States person as defined in the Code. The term “non-U.S. holder” means a beneficial owner of Old Trust PIERS or New Trust PIERS that is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership is the beneficial owner of Old Trust PIERS or New Trust PIERS, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of Old Trust PIERS or New Trust PIERS, that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the federal, state, local, foreign, and other tax consequences of the exchange of Old Trust PIERS for New Trust PIERS.

No statutory or judicial authority directly addresses the tax treatment of Trust PIERS or instruments similar to Trust PIERS and no ruling has been or is expected to be sought from the Internal Revenue Service (the “IRS”) with respect to the exchange of Old Trust PIERS for New Trust PIERS. Accordingly, no assurance can be given that the IRS will agree with the statements set forth below.

Tax Consequences for Holders Participating in the Exchange.

The formal exchange of an old debt instrument for a new debt instrument will generally be treated as an exchange for U.S. federal income tax purposes if the exchange results in a significant modification of the terms of the old debt instrument. The exchange of Old Trust PIERS for New Trust PIERS pursuant to the exchange offer generally will constitute a significant modification if, based on all of the facts and circumstances, the legal rights and obligations under the New Trust PIERS differ from those under the Old Trust PIERS to a degree that is economically significant. Although there is no authority directly on point with respect to the circumstances of the exchange of Old Trust PIERS for New Trust PIERS pursuant to the exchange offer and the matter is not free from doubt, the exchange should not constitute an exchange for U.S. federal income tax purposes because the legal rights and obligations created by the New Trust PIERS should not be found to differ from the legal rights and obligations created by the Old Trust PIERS to a degree that is economically significant. Accordingly, the Company intends to treat the exchange, and, each holder, by participating in the exchange, will be deemed to have agreed pursuant to the indenture governing the New Trust PIERS to treat the exchange, as not constituting an exchange for U.S. federal income tax purposes. Consistent with this position, there should be no U.S. federal income tax consequences to U.S. holders that participate in the exchange, other than as described below with respect to the receipt of the exchange fee. The U.S. federal income tax consequences of holding New Trust PIERS to a U.S. holder generally should be the same as if such holder continued to hold the Old Trust PIERS. Thus, an exchanging U.S. holder of Old Trust PIERS should have the same tax basis and holding period in the New Trust PIERS as in the Old Trust PIERS immediately prior to the exchange. Although the tax treatment is unclear under current law, the Company intends to treat the payment of the exchange fee as ordinary income to U.S. holders participating in the exchange and to report the payment as such to U.S. holders and to the IRS.

There can be no assurance that the IRS will agree with the foregoing treatment of the exchange. If, contrary to the Company’s position, the exchange constitutes an exchange for U.S. federal income tax purposes, then interest accruals under the New Trust PIERS will likely differ from those under the Old Trust PIERS. Pursuant to the indentures governing the Old Trust PIERS and the New Trust PIERS, holders have agreed to treat the Old Trust PIERS and the New Trust PIERS as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments, and this discussion assumes that the Old Trust PIERS and the New Trust PIERS will be treated as such. If the exchange is treated as an exchange for U.S. federal income tax purposes, then the Company would need to determine the issue price, comparable yield and projected payment schedule for the New Trust PIERS and U.S. holders would be required to accrue interest income under the contingent payment debt instrument regulations based on the revised comparable yield. The issue price of the New Trust PIERS would be their fair market value if they are considered for tax purposes to be traded on an established securities market, or the fair market value of the Old Trust PIERS if the New Trust PIERS are not so traded. The determination of the comparable yield and subsequent adjustments to the issue price are described in the registration statement relating to the Old Trust PIERS.

If the exchange were treated as an exchange for U.S. federal income tax purposes, it should constitute a “recapitalization” within the meaning of the Code. In that event, a U.S. holder generally would not recognize any loss realized in the exchange, the U.S. holder’s adjusted tax basis in the New Trust PIERS would generally equal the U.S. holder’s adjusted tax basis in the Old Trust PIERS reduced by the amount of the exchange fee and increased by any gain recognized by the U.S. holder, and the U.S. holder’s holding period in the New Trust PIERS would include the U.S. holder’s holding period for the Old Trust PIERS. Any gain realized in the recapitalization would be recognized to the extent of the sum of the exchange fee and the excess of the “principal amount” of the New Trust PIERS over the “principal amount” of the Old Trust PIERS within the meaning of the Code. It is not clear whether for this purpose “principal amount” means the face amount or the issue price of the Old Trust PIERS and the New Trust PIERS. If it refers to the face amount, holders will recognize gain realized on the exchange only to the extent of the exchange fee. If it refers to issue price, then holders will recognize realized gain, if any, up to the sum of the exchange fee and the excess of the issue price of the New Trust PIERS (determined as described above) over the adjusted issue price of the Old Trust PIERS (determined as described in the registration statement relating to the Old Trust PIERS). Any gain recognized in the exchange would be treated as ordinary income. The foregoing discussion assumes that the exchange fee would be taxable as part of the consideration received for the Old Trust PIERS if the exchange were treated as a recapitalization. If instead the exchange fee were treated as a fee separate from the recapitalization, the exchange fee would be disregarded in determining gain or loss in the recapitalization and the U.S. holder’s basis in the New Trust PIERS and the holder generally would recognize ordinary income with respect to the exchange fee regardless of whether gain or loss were realized in the recapitalization.

If, consistent with the Company’s position, the exchange of Old Trust PIERS for New Trust PIERS is not treated as an exchange for U.S. federal income tax purposes, then, except for the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a non-U.S. holder that participates in the exchange. If, contrary to the Company’s position, the exchange of Old Trust PIERS for New Trust PIERS were to constitute an exchange for tax purposes, any gain realized by a non-U.S. holder would be exempt from U.S. federal income or withholding tax to the same extent as described in the registration statement relating to the Old Trust PIERS for any sale or exchange of the Old Trust PIERS. In either case, the U.S. federal income tax consequences of holding New Trust PIERS to a non-U.S. holder generally should be the same as if such holder continued to hold the Old Trust PIERS, including withholding and other consequences described in the registration statement relating to the Old Trust PIERS (except for any non-U.S. holder that, as a result of its particular circumstances, is taxable in the same manner as a U.S. holder as described in the registration statement relating to the Old Trust PIERS).

Because the Company intends to treat payment of the exchange fee as ordinary income to holders participating in the exchange, U.S. federal income tax may be withheld at a rate of 30% from the exchange fee paid to non-U.S. holders unless an exemption from, or reduction of, withholding is applicable because such amounts are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder or because of an applicable income tax treaty. In order to claim an exemption from, or reduction of, such withholding, the non-U.S. holder must deliver a properly executed IRS Form W-8ECI with respect to amounts effectively connected with the conduct of a trade or business within the United States or IRS Form W-8BEN with respect to an exemption or reduction under a treaty. Non-U.S. holders are advised to consult their own tax advisors regarding the application of the withholding rules to their particular circumstances, including the possibility of filing a claim for a refund of withholding tax.

Tax Consequences for Holders Not Participating in the Exchange.

A U.S. holder or non-U.S. holder that does not participate in the exchange should have no U.S. federal income tax consequences as a result of the exchange.

This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of the Trust PIERS, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

DIRECTORS, EXECUTIVE OFFICERS AND ADMINISTRATIVE TRUSTEES

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Omnicare and the administrative trustees of the New Trust are set forth below. Unless otherwise indicated below, the business address of each director and officer is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky 41011, telephone number (859) 392-3300. The business address for the Old Trust and the New Trust is c/o Omnicare, Inc., 100 East RiverCenter Boulevard, Covington, Kentucky, 41011, and the telephone number is (859) 392-3300. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Omnicare. Except as described herein, neither Omnicare nor the New Trust, and none of the administrative trustees of the New Trust or the directors and officers of Omnicare listed below, has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States. Neither Omnicare nor the New Trust is aware of any transactions in the Old Trust PIERS during the last 60 days by Omnicare, the New Trust or the Old Trust or any of their respective directors, executive officers, associates or majority-owned subsidiaries. As of the date of this prospectus, no Old Trust PIERS are held by the Company, the New Trust, the Old Trust or any of their respective directors, executive officers, associates or majority-owned subsidiaries.

Directors and Executive Officers of Omnicare

Name	Title	Present Principal Occupation And Five Year Employment History
Edward L. Hutton	Chairman of the Board	Mr. Hutton has been Chairman of the Board of Omnicare since May 2003. In May 2003, Omnicare amended its By-Laws to create the non-executive position of Chairman of the Board. Prior to May 2003, Mr. Hutton served in an executive position, as Chairman of Omnicare, from 1981. He is also Chairman and a Director of Chemed Corporation (“Chemed”) (previously Roto-Rooter, Inc.), 2600 Chemed Center, 255 East 5th Street, Cincinnati, Ohio 45202 (a diversified public corporation with interests in plumbing and drain cleaning; appliance, heating, ventilation and air conditioning repair; and hospice services) and has held these positions since November 1993 and April 1970, respectively. Previously, he was Chairman and Chief Executive Officer of Chemed from November 1993 until May 2001.

Joel F. Gemunder	Director, President and Chief Executive Officer	Mr. Gemunder is President and Chief Executive Officer of Omnicare and has held these positions since May 1981 and May 2001, respectively. Mr. Gemunder is a director of Chemed and Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134 (a manufacturer of photo-lithography equipment for the computer industry).

Timothy E. Bien	Senior Vice President- Professional Services and Purchasing	Mr. Bien is Senior Vice President-Professional Services and Purchasing of Omnicare, a position he has held since May 1996.

Name	Title	Present Principal Occupation And Five Year Employment History
Charles H. Erhart, Jr.	Director	Mr. Erhart retired as President of W.R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044 (an international specialty chemicals, construction and packaging company) in August 1990. He had held this position since July 1989. Mr. Erhart is a director of Chemed.

David W. Froesel, Jr.	Director, Senior Vice President and Chief Financial Officer	Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare and has held these positions since March 1996. Mr. Froesel is also Administrative Trustee of the New Trust.

Cheryl D. Hodges	Senior Vice President and Secretary	Ms. Hodges is Senior Vice President and Secretary of Omnicare and has held these positions since February 1994.

Patrick E. Keefe	Executive Vice President- Operations	Mr. Keefe is Executive Vice President-Operations of Omnicare and has held this position since February 1997.

Sandra E. Laney	Director	Ms. Laney is Chairman and Chief Executive Officer of Cadre Computer Resources Co., 255 East 5th Street, Suite 1200 Cincinnati, Ohio 45202 (a network security services company), positions she has held since September 2001. Previously she served as Executive Vice President and Chief Administrative Officer of Chemed from May 2001 and May 1991, respectively, until March 2003. From November 1993 until May 2001, she held the position of Senior Vice President of Chemed. Ms. Laney is a Director of Chemed.

Andrea R. Lindell DNSc, RN	Director	Dr. Lindell is Dean and Professor in the College of Nursing at the University of Cincinnati, a position she has held since September 1990. Dr. Lindell is also Associate Senior Vice President for the Medical Center at the University of Cincinnati, a position she has held since July 1998.

Kirk M. Pompeo	Senior Vice President-Sales and Marketing	Mr. Pompeo is Senior Vice President-Sales and Marketing of Omnicare, a position he has held since April 2004. From April 2003 until April 2004, he served as Senior Vice President-Sales and Marketing of NeighborCare, Inc. (an institutional pharmacy provider). Prior to that time, Mr. Pompeo served as Senior Vice President-Sales and Marketing of Integrated Health Services, Inc. (a diversified health services provider of post-acute medical and rehabilitative services) from 1997 until April 2003.

Name	Title	Present Principal Occupation And Five Year Employment History
John H. Timoney	Director	Mr. Timoney is a retired executive of Applied Bioscience International Inc., 3151 17th Street Extension, Wilmington, North Carolina 28401 (a research organization serving the pharmaceutical and biotechnology industries), at which he held a number of positions from 1986 through 1996.

John T. Crotty	Director	Mr. Crotty is managing partner of CroBern Management Partnership LLP (“CMP”), a healthcare investment firm, and chief executive officer of CroBern Inc. (“CroBern”), a healthcare consulting and advisory firm. Mr. Crotty co-founded CMP and CroBern in 1986 and currently serves as a director of Owens and Minor, Inc., a medical and surgical supply distributor, as well as several privately-owned healthcare companies.

Amy Wallman	Director	Ms. Wallman is a retired audit partner with Ernst & Young International (a public accounting and professional services firm), a position she held from 1984 to July 2001. From 1995 to 2001, she also served as Health Care Industry Leader in Ernst & Young’s healthcare practice based in New York, New York.

Administrative Trustees of the New Trust

Name	Title	Present Principal Occupation And Five Year Employment History
David W. Froesel, Jr.	Administrative Trustee	Mr. Froesel is Senior Vice President and Chief Financial Officer of Omnicare and has held these positions since March 1996. Mr. Froesel also is Administrative Trustee of the New Trust.

Thomas R. Marsh	Administrative Trustee	Mr. Marsh is Vice President-Financial Services and Treasurer of Omnicare and has held this position since May 1996. Mr. Marsh also is Administrative Trustee of the New Trust.

LEGAL MATTERS

Certain legal matters with respect to the validity of the new convertible debentures and the guarantee will be passed upon for Omnicare by Dewey Ballantine LLP, New York, New York. Certain matters of Delaware law relating to the validity of the New Trust PIERS, the enforceability of the new declaration of trust and the creation of the New Trust will be passed upon for the New Trust and Omnicare by Richards, Layton & Finger, P.A., special Delaware counsel to the New Trust and Omnicare.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The exchange agent for the exchange offer is:

JPMorgan Chase Bank, N.A.

By Facsimile:

(For Eligible Institutions Only):

(214) 468-6494

For Confirmation by Telephone:

(214) 468-6464

By Mail, Hand Delivery or Overnight Courier:

JPMorgan Chase Bank, N.A. Institutional Trust Services 2001 Bryan Street, 9th Floor Dallas, Texas 75201 Attention: Frank Ivins

Questions, requests for assistance and requests for additional copies of this prospectus and related letter of transmittal may be directed to the information agent or the dealer manager at each of their addresses set forth below:

The information agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others, Please Call: (800) 758-5378

The dealer manager for the exchange offer is:

LEHMAN BROTHERS

745 Seventh Avenue, 3rd Floor

New York, NY 10019

Attention: Convertible Origination Group

(800) 438-3242 (U.S. toll-free)

(212) 528-7343 (collect)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Restated Certificate of Incorporation of Omnicare, Inc. provides that a director of Omnicare, Inc. will not be liable to Omnicare, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, to the full extent permitted by the Delaware General Corporation Law (the “DGCL”), as amended or interpreted from time to time.

In addition, the Restated Certificate of Incorporation of Omnicare, Inc. states that Omnicare, Inc. shall, to the full extent permitted by the DGCL, as amended or interpreted from time to time, indemnify all directors, officers and employees whom it may indemnify pursuant thereto and, in addition, Omnicare, Inc. may, to the extent permitted by the DGCL, indemnify agents of Omnicare, Inc. or other persons.

Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceeding, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, or employee of the company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, Omnicare, Inc. maintains a directors’ and officers’ liability insurance policy.

Under the new declaration of trust, (a) Omnicare, Inc. shall, to the full extent permitted by applicable law, indemnify each trustee and their respective affiliates, officers, directors, shareholders, employees, representatives and agents and any employee and agent of the trust or its affiliates (collectively, the “Indemnified Persons”) and (b) no Indemnified Persons shall be liable to the applicable trust or its respective affiliates, employees or agents; except if, in either (a) or (b) above, such Indemnified Person breached its standard of care as provided in the applicable amended trust agreement.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
*1.1	Form of Dealer-Manager Agreement.

3.1	Restated Certificate of Incorporation of Omnicare, Inc. (incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.2	Second Amended and Restated By-Laws of Omnicare, Inc. (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003).

4.1	Rights Agreement, and related Exhibits, dated as of May 17, 1999 between Omnicare, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to our Current Report on Form 8-K filed on May 18, 1999).

4.2	Certificate of Trust of Omnicare Capital Trust I (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

4.3	Amended and Restated Trust Agreement of Omnicare Capital Trust I (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

4.4	Certificate of Trust of Omnicare Capital Trust II (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

4.5	Trust Agreement of Omnicare Capital Trust II (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

Exhibit No.	Description
†4.6	Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II.

4.7	Subordinated Debt Securities Indenture, dated as of June 13, 2003 between Omnicare, Inc. and SunTrust Bank, as Trustee (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

4.8	Second Supplemental Indenture, dated as of June 13, 2003 between Omnicare, Inc. and SunTrust Bank, as Trustee (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

†4.9	Form of Third Supplemental Indenture between Omnicare, Inc. and SunTrust Bank, as Trustee.

4.10	Guarantee Agreement of Omnicare, Inc. relating to the 4.00% Trust Preferred Income Equity Redeemable Securities, dated as of June 13, 2003 (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

†4.11	Form of Guarantee Agreement of Omnicare, Inc. relating to the Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

4.12	Form of Series B 4.00% Trust Preferred Income Equity Redeemable Security (included as an exhibit to the Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II filed as Exhibit 4.6 hereto).

4.13	Form of Series B 4.00% Junior Subordinated Convertible Debenture due 2033 (included as an exhibit to the Form of Third Supplemental Indenture between Omnicare, Inc. and SunTrust Bank, as Trustee filed as Exhibit 4.9 hereto).

4.14	Form of Agreement as to Expenses and Liabilities relating to Trust Preferred Income Equity Redeemable Securities (included as an exhibit to the Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II filed as Exhibit 4.6 hereto).

5.1	Opinion of Dewey Ballantine LLP.

5.2	Opinion of Richards, Layton & Finger, P.A., Delaware counsel.

†8.1	Tax Opinion of Dewey Ballantine LLP.

*12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dewey Ballantine LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Richards, Layton & Finger, P.A. (included in its opinion filed as Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

*24	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under Third Supplemental Indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Guarantee Agreement of Omnicare, Inc. relating to Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Amended and Restated Trust Agreement of Omnicare Capital Trust II relating to the Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

*99.3	Form of Letter to Clients.

*	Previously filed.
†	To be filed by amendment.

Item 22. Undertakings.

(a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Omnicare, Inc.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934), as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended and will be governed by the final adjudication of such issue.

(c) The undersigned registrants each hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants each hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Covington, commonwealth of Kentucky, on February 25, 2005.

OMNICARE, INC.

By:	/s/ CHERYL D. HODGES
Name:	Cheryl D. Hodges
Title:	Senior Vice President and Secretary

February 25, 2005

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Edward L. Hutton	Chairman of the Board	February 25, 2005

* Joel F. Gemunder	Director, President and Chief Executive Officer (Principal Executive Officer)	February 25, 2005

* Charles H. Erhart, Jr.	Director	February 25, 2005

* David W. Froesel, Jr.	Director, Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2005

* Sandra E. Laney	Director	February 25, 2005

* Andrea R. Lindell DNSC, RN	Director	February 25, 2005

* John H. Timoney	Director	February 25, 2005

* John T. Crotty	Director	February 25, 2005

* Amy Wallman	Director	February 25, 2005

*By:	/s/ CHERYL D. HODGES
Cheryl D. Hodges Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the city of Covington, commonwealth of Kentucky, on February 25, 2005.

OMNICARE CAPITAL TRUST II

BY: OMNICARE, INC., AS SPONSOR

By:	/s/ CHERYL D. HODGES
Name: Title:	Cheryl D. Hodges Senior Vice President and Secretary

February 25, 2005

EXHIBIT INDEX

Exhibit No.	Description
*1.1	Form of Dealer-Manager Agreement.

3.1	Restated Certificate of Incorporation of Omnicare, Inc. (incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002).

3.2	Second Amended and Restated By-Laws of Omnicare, Inc. (incorporated herein by reference to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003).

4.1	Rights Agreement, and related Exhibits, dated as of May 17, 1999 between Omnicare, Inc. and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to our Current Report on Form 8-K filed on May 18, 1999).

4.2	Certificate of Trust of Omnicare Capital Trust I (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

4.3	Amended and Restated Trust Agreement of Omnicare Capital Trust I (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

4.4	Certificate of Trust of Omnicare Capital Trust II (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

4.5	Trust Agreement of Omnicare Capital Trust II (incorporated herein by reference to our registration statement on Form S-3/A filed on February 19, 2003).

†4.6	Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II.

4.7	Subordinated Debt Securities Indenture, dated as of June 13, 2003 between Omnicare, Inc. and SunTrust Bank, as Trustee (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

4.8	Second Supplemental Indenture, dated as of June 13, 2003 between Omnicare, Inc. and SunTrust Bank, as Trustee (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

†4.9	Form of Third Supplemental Indenture between Omnicare, Inc. and SunTrust Bank, as Trustee.

4.10	Guarantee Agreement of Omnicare, Inc. relating to the 4.00% Trust Preferred Income Equity Redeemable Securities, dated as of June 13, 2003 (incorporated herein by reference to our Current Report on Form 8-K filed on June 16, 2003).

†4.11	Form of Guarantee Agreement of Omnicare, Inc. relating to the Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

4.12	Form of Series B 4.00% Trust Preferred Income Equity Redeemable Security (included as an exhibit to the Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II filed as Exhibit 4.6 hereto).

4.13	Form of Series B 4.00% Junior Subordinated Convertible Debenture due 2033 (included as an exhibit to the Form of Third Supplemental Indenture between Omnicare, Inc. and SunTrust Bank, as Trustee filed as Exhibit 4.9 hereto).

4.14	Form of Agreement as to Expenses and Liabilities relating to Trust Preferred Income Equity Redeemable Securities (included as an exhibit to the Form of Amended and Restated Trust Agreement of Omnicare Capital Trust II filed as Exhibit 4.6 hereto).

5.1	Opinion of Dewey Ballantine LLP.

5.2	Opinion of Richards, Layton & Finger, P.A., Delaware counsel.

†8.1	Tax Opinion of Dewey Ballantine LLP.

Exhibit No.	Description
*12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dewey Ballantine LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of Richards, Layton & Finger, P.A. (included in its opinion filed as Exhibit 5.2).

23.3	Consent of PricewaterhouseCoopers LLP.

*24	Powers of Attorney.

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under Third Supplemental Indenture.

25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Guarantee Agreement of Omnicare, Inc. relating to Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

25.3	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Trustee under the Amended and Restated Trust Agreement of Omnicare Capital Trust II relating to the Series B 4.00% Trust Preferred Income Equity Redeemable Securities.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

*99.3	Form of Letter to Clients.

*	Previously filed.
†	To be filed by amendment.